As filed with the Securities and Exchange Commission on February 25, 2009

Registration No. 333-154311

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SOUTHPEAK INTERACTIVE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	7372	20-3290391
(State or other jurisdiction of	Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number	Identification Number)

2900 Polo Parkway
Midlothian, Virginia 23113
(804) 378-5100

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrants Principal
Executive Offices)

Melanie Mroz
President and Chief Executive Officer
SouthPeak Interactive Corporation
2900 Polo Parkway
Midlothian, Virginia 23113
(804) 378-5100

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Mark J. Wishner, Esq.
Greenberg Traurig, LLP
1750 Tysons Boulevard
Suite 1200
McLean, Virginia 22102
(703) 749-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of large accelerated filer, accelerated filer and smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED FEBRUARY 25 , 2009

SOUTHPEAK INTERACTIVE CORPORATION

14,556,333  Shares of Common Stock
6,151,399  Class Y Warrants

This prospectus relates to the offer and sale of 14,556,333 shares of common stock, 6,151,399 Class Y warrants and 6,151,399 shares of common stock underlying the Class Y warrants, that may be sold from time to time by the selling stockholders identified in this prospectus, or with repect to the shares of common stock underlying the Class Y warrants, by persons who purchase Class Y warrants from the selling stockholders .

We will not receive any proceeds from the sale of common stock or warrants covered by this prospectus. To the extent that the holders exercise, for cash, all of the Class Y warrants registered for resale under this prospectus, we would receive $9,227,099 in the aggregate from such exercises. We intend to use such proceeds for working capital, and other general corporate purposes. The Class Y warrants have an exercise price of $1.50 per share, subject to adjustment, and expire on May 31, 2013.

The selling stockholders may dispose of their shares of common stock and Class Y warrants in a number of different ways and at varying prices. See Plan of Distribution.

Our common stock is quoted on the Over-the-Counter bulletin board maintained by the Financial Industry Regulatory Authority, under the symbol SOPK. The closing bid price for our common stock on January 5, 2009 was $1.20 per share, as reported on the Over-the-Counter bulletin board. As of the date of this prospectus, there is not a trading market for our Class Y warrants.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves risks. You should consider the risks that we have described in Risk Factors beginning on page 6 of this prospectus before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________, 2009.

You should only rely on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

Unless the context otherwise requires, when we use the words Company, we, us or our Company in this prospectus, we are referring to SouthPeak Interactive Corporation, a Delaware corporation, and its subsidiaries, unless it is clear from the context or expressly stated that these references are only to SouthPeak Interactive Corporation. When we use the word SouthPeak in this prospectus, we are referring to SouthPeak Interactive, L.L.C., a Virginia limited liability company and wholly-owned subsidiary of SouthPeak Interactive Corporation.

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PROSPECTUS SUMMARY

This summary highlights selected information contained in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the risk factors and the financial statements before making an investment decision.

Overview

We are an independent developer and publisher of interactive entertainment software. We develop, market and publish videogames for all leading gaming and entertainment hardware platforms, including Sonys PLAYSTATION3, or PS3, and PlayStation2, or PS2, computer entertainment systems; Sonys PSP (PlayStationPortable) system, or PSP; Microsofts Xbox 360 videogame and entertainment system, or Xbox 360, Nintendos Wii, or Wii, DS, or DS, and Game Boy Advance, or GBA, and for the PC and Games for Windows. Our titles span a wide range of categories and target a variety of consumer demographics ranging from casual players to hardcore videogame enthusiasts.

Our business model is primarily based on utilizing a network of third-party software developers and independent studios to develop our products. We are positioned as an “indie” label videogame developer and publisher working with independent developers to create and publish our videogames. We have cultivated relationships with independent videogame studios and developers in the United States, Europe, Australia and Asia, that provide us with innovative and compelling videogame concepts.

We have produced strong historical results with growing net revenues of approximately $6.2 million, $12.5 million and $40.2 million for the fiscal years ended June 30, 2006, 2007 and 2008, respectively. Management expects its growth strategy will drive continued performance above industry averages for 2009 and beyond. We plan to leverage our business model and the expanding universe of independent developers to accelerate investment in new and creative products in order to serve a rapidly expanding base of global consumers.

Our Industry

2007 marked a year of transition and growth in videogame sales based on the introduction of the next generation of videogame consoles in 2005 and 2006 and the expanding demographic of videogame users. Particularly, the introduction of Microsofts Xbox 360, Sonys PlayStation 3 and Nintendos popular Wii consoles are driving demand for new videogames with increasing sophistication and graphics given the enhanced functionality of the consoles including high definition capability and the ability to access the internet. New handhelds, such as Nintendos DS and Sonys PSP, are also driving demand for new content.

The Entertainment Software Association reported that sales of computer and videogame software grew to $9.5 billion in 2007 in the United States. With all three next generation platforms available in major markets, better than expected demand for Nintendo formats, a strong list of highly anticipated new videogame releases, continued strength from handhelds, and continuing demand from the PlayStation 2 audience, the global videogame market is expected to rise to $47 billion by 2009 from $33 billion in 2006, according to DFC Intelligence. Videogame platforms and software now incorporate social networking applications which have further stimulated growth in consumer demand. In addition, revenue opportunities from in-game advertising are expected to grow to $400 million in 2009 from $80 million in 2005, according to Parks Associates, a market research firm covering the interactive entertainment industry.

The expanding demographic of the videogame consumer is also driving demand across the sector and resulting in videogames becoming an alternative to other mainstream entertainment products. In a June 2007 Consumer Survey, conducted by Ipsos-Insight for Entertainment Software Association, the following key insights reveal how the market for videogames has become increasingly entrenched:

•	33% of homes (45 million households) in America own a videogame console;

•	Women age 18 or older represent a significantly greater portion of the game-playing population (31%) than boys age 17 or younger (20%); and

•
The average videogame player age is: 33 years (28.2% under 18 years, 47.6% 18-49 years, and 24.2% 50+ years), and the average number of years adult gamers have been playing computer or videogames is 13.

Our Strategy

Our strategy is to establish a portfolio of successful proprietary content for the major hardware platforms, and to capitalize on the growth of the interactive entertainment market. We currently work exclusively with third-party software developers and independent studios to develop our products. This strategy enables us to source and create highly innovative videogames while avoiding the high fixed costs and risk of having a large internal development studio. Through outsourcing, we are also able to access videogame concepts and content from emerging studios in Eastern Europe, Scandinavia and Asia, providing us with significant new product opportunities with limited initial financial outlay.

We have developed a growth strategy that is designed to capitalize on our fundamental business strengths and growth characteristics of the videogame industry. Elements of this growth strategy include:

•	Focus on the most current and popular hardware platforms;

•	Develop innovative and compelling content;

•	Develop sequels to successful titles;

•	Pursue digital content opportunities; and

•	Expand our international business.

Our Strengths

Among others, our business strengths include:

•	Strong relationships with all of the major videogame retailers and expertise in understanding consumer demand

•	Extensive worldwide network of content developers

•	Developer-friendly mindset and vision providing the developer with creative freedom

Our Products

We have published videogames on many platforms for a variety of genres including action/adventure, role playing, racing, puzzle strategy, fighting and combat. Our product pipeline is mostly focused on next generation hardware platforms, and targets a broad consumer demographic. The following titles were released during the six months ended December 31, 2008 and the fiscal years ended June 30, 2008, 2007 and 2006:

As of December 31, 2008	2008	2007	2006

Mr. Slime B-Boy Monster Madness - Grave Danger Two Worlds Epic Igor Ninjatown Bella Sara My Baby Boy My Baby Girl Legendary Mushroom Men Rise of the Argonauts	Two Worlds Pool Party Iridium Runners Imperium Roman Dream Pinball 3D Grid Overlord Roogoo	Dance Factory Juka - the monophonic menace Scurge Hive The Con Monster Madness	Combat Elite ATV Offroad Fury Blazin' Trails State of Emergency

Recent Developments

On October 10, 2008, we acquired Gone Off Deep, LLC, doing business as Gamecock Media Group, or Gamecock, an independent videogame publisher based in Austin, Texas. We acquired Gamecock through the purchase of the membership interests of Vid Sub, LLC, the owner of approximately 96% of Gamecocks outstanding membership interests, in exchange for aggregate consideration of 7% of the revenue from sales of certain videogames of Gamecock, net of certain distribution fees and advances, and a warrant to purchase 700,000 shares of our common stock.

Company Information

We incorporated in Delaware on August 10, 2005 under the name Global Services Partners Acquisition Corp. to serve as a vehicle to effect an acquisition, through a merger, capital stock exchange, asset acquisition or other similar business combination with a then-unidentified operating business. On May 12, 2008, we acquired all of the outstanding membership interests of SouthPeak Interactive, L.L.C., or SouthPeak, pursuant to a Membership Interest Purchase Agreement. SouthPeak was originally formed in 1996 as an independent business unit of SAS Institute, Inc. We refer to the acquisition of SouthPeak herein as the Acquisition. In connection with the Acquisition, we changed our name to SouthPeak Interactive Corporation in May of 2008.

Our principal executive offices are located at 2900 Polo Parkway, Midlothian, Virginia 23113, and our telephone number is (804) 378-5100. Our website is www.southpeakgames.com. Our Code of Conduct as well as our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports, which have been filed with the Securities and Exchange Commission, or SEC, are available to you free of charge through the Investor Relations section on our website as soon as reasonably practical after such material is electronically filed with, or furnished to, the SEC. We do not intend for the other information contained in our website to be considered a part of this registration statement.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table summarizes our consolidated financial data. Our summary consolidated financial data is derived from our audited consolidated financial statements as of June 30, 2008 and 2007 and for the years ended June 30, 2008, 2007 and 2006, and our unaudited condensed consolidated financial statements as of December 31, 2008 and for the six months ended December 31, 2008 and 2007, which are included elsewhere in this prospectus. The information provided below is only a summary and should be read in conjunction with our consolidated financial statements and related notes and Managements Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere in this prospectus.

	Fiscal Years Ended June 30,			Six Months Ended December 31,
	2008	2007	2006	2008	2007
Consolidated Statement of Operations Data:
Net revenues	$40,153,094	$12,544,046	$6,235,148	$25,704,392	$22,545,578
Total cost of goods sold	$27,205,359	$8,315,843	$5,346,809	$14,778,005	$13,034,615
Income (loss) before income taxes	$1,623,856	$(866,212)	$(907,445)	$(385,209)	$3,657,878
Income tax expense	$70,298	-	-	-	-
Net income (loss)	$1,553,558	$(866,212)	$(907,445)	$(385,209)	$3,657,878
Deemed dividend related to beneficial conversion feature on Series A convertible preferred stock (1)	$8,405,383	-	-	$1,142,439	-
Net loss attributable to common shareholders	$(6,851,825)	(866,212)	(907,445)	$(1,527,648)	$3,657,878

(1)
During the fiscal year ended June 30, 2008, we issued 12,984,833 shares of Series A convertible preferred stock at a price of $1.00 per share through a private placement to a group of accredited investors. In conjunction with the private placement, for every two shares of preferred stock purchased, each purchaser was entitled to exchange one Class W or Class Z warrant in exchange for one Class Y warrant. We allocated a portion of the proceeds received to the embedded beneficial conversion feature of the preferred stock, based on the difference between the effective conversion price of the proceeds allocated to the preferred stock and the fair value of the underlying common stock on the date the preferred stock was issued. Since the preferred stock also had detachable warrants, we first allocated the proceeds to the warrants and the preferred stock and then allocated the resulting preferred stock proceeds between the beneficial conversion feature. The discount resulting from the beneficial conversion feature was recorded as a deemed dividend in the amount of $8,405,383, representing the beneficial conversion feature of the preferred stock.

	As of June 30,		As of December 31,
	2008	2007	2008
Consolidated Balance Sheet Data:
Total current assets	$29,223,142	$7,748,451	$31,676,866
Total assets	$33,280,308	$7,895,607	$43,409,413
Total current liabilities	$21,358,922	$9,436,265	$29,256,516
Total liabilities	$22,397,062	$9,436,265	$30,281,436
Total shareholders equity (deficit)	$10,883,246	$(1,540,658)	$13,127,977
Total liabilities and shareholders equity (deficit)	$33,280,308	$7,895,607	$43,409,413

RISK FACTORS

You should carefully consider the following risks before investing in our securities. These are not the only risks that we may face. If any of the events referred to below occur, our business, financial condition, liquidity and results of operations could suffer. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Related to our Business and Operations

Stiff competition within the videogame publishing industry, in particular, can significantly reduce our market share, curtail potential revenue, and negatively impact our long-term viability.

We compete for licenses to properties and the sale of our videogames with the large platform manufacturers such as Sony, Microsoft and Nintendo, each of which also develops and markets software for its own platforms. Each of these competitors can bundle their software with their hardware and create less demand for individual sales of our videogames. Additionally, these hardware systems manufacturers have better bargaining positions with respect to retail pricing, shelf space and retailer accommodations than do any of their licensees, including us, as well as the financial resources to withstand significant price competition and to implement extensive advertising campaigns. These platform providers may also give priority to their own games or to those of other publishers when manufacturing capacity is insufficient.

Next generation consoles require larger development teams and budgets to bring videogames to market. Although we have been able to produce successful videogames for these next generation consoles with industry competitive budgets, we may be unable to continue to do so in the future.

We compete, as well, with domestic videogame publishers such as Activision, Inc.; Atari, Inc.; Capcom Co. Ltd.; Eidos PLC; Electronic Arts Inc.; Konami Company Ltd.; Midway Games Inc.; Namco Bandai Games Ltd.; Sega Enterprises, Ltd.; Take-Two Interactive Software, Inc.; THQ Inc.; Ubisoft Entertainment; Viacom/MTV; Vivendi Games Publishing; Warner Bros Interactive; and the Walt Disney Company. Many of our competitors have blockbuster videogames (with greater name recognition among consumers), a broader product line, or greater financial, marketing and other resources than we do. Accordingly, these competitors may be able to market their products more effectively or make larger offers or guarantees to independent developers in connection with the acquisition of commercially desirable properties.

We compete, as well, with a variety of independent publishers of proprietary videogame software. Because platform licenses are non-exclusive, and many our competitors also have licenses to develop and distribute videogame software for these systems, new entrants could enter the market, including those with business models similar to ours.

Our videogame distribution operations also exist in a highly competitive environment. Competition is based primarily on breadth, availability and marketability of videogames; price; terms and conditions of sale; credit terms and availability; speed of delivery; and effectiveness of sales and marketing programs. Our competitors include regional, national and international distributors, as well as hardware manufacturers and software publishers. We may lose market share or be forced in the future to reduce our prices in response to our competitors.

Our business model can limit our growth prospects and long-term viability.

We have historically focused on publishing innovative videogames for underserved niches that are generally sold at prices typical for big budget videogames produced by the leading large videogame publishers. In doing so, we have relied on our managements industry experience to identify videogame concepts that can be profitably produced, their ability to allocate the Companys limited financial resources among videogames under development and their ability to leverage low-cost offshore videogame developers. There can be no assurance, however, that we will be able to accurately assess the likelihood and volume of sales for future videogames or to engage low-cost developers.

The traditional distribution model of distributing original videogames through third parties, such as independent videogame publishers, could be challenged by the emergence of direct-to-consumer electronic delivery. Microsoft, Sony and Nintendo each plan to provide a mechanism for videogame developers to publish videogames via electronic store fronts that enable direct downloading of videogame content, though only a limited number of videogames will be selected for these electronic store fronts at any given time. Similar distribution venues already exist for the personal computer platform as well. Whereas some videogames are likely to entail program file sizes not easily distributed digitally due to bandwidth and storage constraints, it is possible that videogame concepts pursued by us in the future may not always have these constraints, and therefore originators of such videogame concepts could potentially bypass the traditional distribution and publication path, and take a direct-to-consumer approach, or even choose to sign multi-product deals, be acquired by other publishers, or go direct to our clients. Additionally, although we have been able to gain access to the limited videogame slots available in electronic store fronts, there can be no assurance that the number of videogames at electronic store fronts will remain limited or that we will continue to be able to access limited available videogame slots. Such changes in industry distribution practices and the number of videogame slots made available at electronic store fronts could limit our prospects for growth and negatively affect our profitability.

If we are unable to anticipate and adapt to rapidly changing technology, our results of operations and competitive position could be adversely affected.

We derive most of our revenue from the sale of videogame software developed for use on popular consoles. The success of our business is affected in large part by the market appeal of our published videogames and by the availability of an adequate supply of the hardware systems on which they run. Our ability to accurately predict which new videogame platforms will be successful in the marketplace, as well as our ability to develop commercially successful products for these new systems, will determine whether or not we will be competitive in the future.

We typically make product development decisions and commit significant resources and time (18 to 24 months) in advance to remain competitive. If we choose not to publish videogames for a new hardware system that is ultimately popular, our competitive position and profitability may be adversely affected. Yet, even if we seek to adapt to any new videogame platforms, we face the risk of not being able to generate any significant earnings or recoup our investment as quickly as anticipated if the new system does not gain widespread market appeal, is not available in adequate quantities to meet consumer demand, or has a shorter life cycle than anticipated. Alternatively, a platform for which we have not devoted significant resources could be more successful than we had initially anticipated, causing us to miss a vital earnings opportunity.

If we are unable to enter into attractive publishing arrangements with developers of highly innovative and commercially appealing videogames, our competitiveness and prospects for growth could be severely impacted.

Our success depends on our ability to timely identify and publish highly marketable videogames. We rely on third-party software developers or development studios for the development of most of our videogames. Because interactive videogame developers are highly in demand, our relatively limited resources vis--vis our competitors puts us at a competitive disadvantage when bidding to offer attractive compensation packages, advance royalties or ample pre-development financing to desirable developers, and potentially reduces our chances of winning the right to publish highly innovative videogames. Such a situation could severely impact our competitiveness and prospects for growth.

If we fail to satisfy our obligations under agreements with third-party developers and licensors, our operating results could be materially adversely affected.

Software developers who have developed videogames for us in the past may not be available to develop videogame software for us in the future. Due to the limited number of third-party software developers and the limited control that we exercise over them, these developers may not manage to complete videogames for us on time and within product quality expectations, if at all. We have entered into agreements with third parties to acquire the rights to publish and distribute proprietary videogame software. These agreements typically require us to make advance payments, pay royalties and satisfy other conditions. Our advance payments may not be sufficient to permit developers to develop new software successfully, which could result in material delays and significantly increase our costs to bring particular products to market. Future sales of our videogames may not be sufficient to recover advances to software developers and licensors, and we may not have adequate financial and other resources to satisfy our contractual commitments to such developers. If we fail to satisfy our obligations under agreements with third-party developers, the agreements may be terminated or modified in ways that are burdensome and materially adversely affect our operating results and long-term viability.

If we are unable to sell any of the works we have committed to fund, our operating margins could be adversely affected.

We typically enter into contracts with suppliers that are matched with commitments to fund original work development under specific terms. As of June 30, 2008, we have entered into contracts with 14 independent software developers pursuant to which we are subject to minimum funding commitments and we may enter into additional contracts with similar commitments in the future. To date, we have sufficiently met our commitments with each of those suppliers, but we cannot assure you that in the future our earnings and/or liquidity will meet or exceed our commitments with each vendor. If we are unable to sell any of the works we have committed to fund, our operating margins could be adversely affected.

If we are unable to secure approval from hardware manufacturers to publish new videogames for their respective platforms, our business could suffer significantly or, alternatively, if we fail to satisfy our obligations under agreements with first-party platform manufacturers such as Microsoft, Sony, and Nintendo, our operating results could be materially adversely affected.

We are dependent on non-exclusive licenses from platform manufacturers (Microsoft, Nintendo and Sony) for the right to publish videogames for their platforms. Our existing platform licenses require that we obtain approval for the publication of new videogames on a videogame-by-videogame basis. As a result, the number of videogames we are able to publish for these platforms, and our sales from videogames for these platforms, may be limited. A manufacturer may elect not to renew or extend our license agreement at the end of its term, or adversely modify it, for whatever reason. Consequently, we may be unable to publish new videogames for the applicable platforms or we may be required to do so on less attractive terms. This will not only prevent us from publishing additional videogames for a manufacturer but also negatively impact our operating results and prospects for growth.

In addition, our contracts with the console manufacturers often grant the manufacturers approval rights over new software products, and control over the development of our videogames. These rights and privileges of hardware manufacturers could adversely affect our results of operations or financial condition by:

•	Causing the termination of a new project for which we have expended significant resources;

•	Impeding the development and shipment of newly published videogames to customers; and

•	Increasing development lead times and costs which could be avoided if we are able to manufacture new videogame software independently.

Microsoft released its next-generation hardware platform, the Xbox 360, into the North American marketplace in November 2005, and each of Sony and Nintendo introduced their respective next-generation platforms PlayStation 3 and the Wii into the marketplace during November 2006. While we have licenses for Microsoft Xbox 360, Nintendo Wii, DS and Gameboy Advance, and for Sony PlayStation 3, Playstation 2, and Playstation Portable, we may be unable to obtain licenses for future hardware platforms.

We may be subject to claims for rescission or damages from our stockholders because we did not dissolve following our failure to complete a business combination within the specified time period.

The prospectus issued in connection with our initial public offering stated that if we did not complete a business combination within 18 months after the completion of our initial public offering, or within 24 months if certain extension criteria were satisfied, we would liquidate our trust account, cancel our Class B common stock, dissolve and distribute any remaining assets to the holders of our common stock.  Because we did not dissolve following our failure to complete a business combination within the specified time period, some of our stockholders may have securities law claims against us for rescission (under which a successful claimant would have the right to receive the total amount paid for his or her securities pursuant to an allegedly deficient prospectus, plus interest and less any income earned on the securities, in exchange for surrender of the securities) or damages (compensation for loss on an investment caused by alleged material misrepresentations or omissions in the sale of the security). In general, a claim for rescission must be made by a person who purchased shares pursuant to a defective prospectus or other representation, and within the applicable statute of limitations period. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in value of his or her shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares.  We cannot predict whether stockholders will bring such claims, how mapny might bring them or the extent to which they might be successful.

We may be subject to discipline pursuant to Section 14 of the Securities Exchange Act of 1934 based on our failure to file a proxy statement with the SEC and to provide proper stockholder notice for the filing of our certificate of designation or the amendment to our certificate of incorporation.

Pursuant to Section 14 of the Securities Exchange Act of 1934, we are required to furnish a publicly-filed preliminary and/or definitive written proxy statement to any stockholder whose vote shall be solicited in connection with any proposed corporate action requiring a stockholder vote. We are also required to file such proxy statements with the SEC.  Certain exemptions may apply which allow us to furnish stockholders with an information statement, as opposed to a proxy statement, which must also be filed with the SEC.

We were required to notify our stockholders and file an information statement prior to filing our certificate of designations and the amendment to our certificate of incorporation with the State of Delaware in May 2008.  Although such actions were approved by the holders of the majority of our outstanding shares such actions should not have been effectuated without the filing of the information statement. Because we failed to file such information statement in a timely manner, we may be subject to discipline by the SEC as a result of our violation of Section 14 of the Securities and Exchange Act.

We may not be able to realize the benefits we anticipate from the acquisition of Gamecock Media Group.

We acquired Gamecock in October 2008 with the expectation that the acquisition would both grow and enhance our product pipeline. We may not realize these benefits, as rapidly as, or to the extent, anticipated by our management. Operations and costs incurred in connection with the integration of Gamecock with our operating subsidiary could have an adverse effect on our business, financial condition and operating results. If these risks materialize, our stock price could be materially adversely affected. The acquisition, as with all acquisitions, involves numerous risks, including:

•	difficulties in integrating operations, technologies, products and personnel of Gamecock;

•	diversion of financial and management resources from existing operations;

•	potential loss of key employees of Gamecock;

•	integrating personnel with diverse business and cultural backgrounds;

•	preserving the development, distribution, marketing and other important relationships of Gamecock; and

•	inability to generate sufficient revenue and cost savings to offset acquisition costs.

The acquisition of Gamecock may also cause us to:

•	make large and immediate one-time write-offs and restructuring and other related expenses;

•	become subject to litigation; and

•	create goodwill or other intangible assets that could result in significant impairment charges and/or amortization expense.

As a result, if we fail to properly execute and integrate the Gamecock acquisition, the acquisition may result in our not achieving its anticipated benefits. As a result, our business and prospects may be seriously harmed.

If we incur unanticipated levels of returns of our videogames from customers, or price concessions granted to them, our operating results could significantly suffer.

We are exposed to the risk that customers will return our products, or seek to secure price concessions for any bulk orders. Our distribution arrangements with our customers generally do not give them the right to return videogames to us or to cancel firm orders. However, when demand for our offerings falls below expectations, we can sometimes accept product returns for stock balancing and negotiate accommodations to customers in order to maintain healthy relationships with them as well as continued access to their sales channels. These accommodations include negotiation of price discounts and credits against future orders, referred to as price concessions. The estimated reserve for returns and price concessions is based on our managements evaluation of expected sales, potential markdown allowances based on historical experience, market acceptance of products produced, retailer inventory levels, budgeted customer allowances and the nature of the videogame and existing commitments to customers.

While we believe that we can reliably estimate future returns and price concessions, we cannot predict with certainty whether existing reserves will be sufficient to offset any accommodations we will actually provide, nor can we predict the amount or nature of accommodations that we will provide in the future. Furthermore, the continued granting of substantial price protection and other allowances may require us to raise additional funds for our operating requirements, but there is no assurance that such funds will be available to us on acceptable terms, if at all. In addition, the license fees we pay Sony, Microsoft and Nintendo are non-refundable and cannot be recovered when videogames are returned. Ultimately, if our return rates and price concessions for published videogames materially exceed our reserves, our operating results may be adversely affected.

If our inventory of next-generation videogames is not fully sold and we have paid upfront significant license fees and manufacturing costs, our operating results and net worth may be materially adversely affected.

When publishing for videogame consoles, videogame publishers take on the burden of a great deal of inventory risk. All significant console manufacturers since Nintendo with its NES (1985) have monopolized the manufacture of every videogame made for their console, and have required all publishers to pay a license fee for every videogame so manufactured. This license fee is generally due at the time of manufacturing the videogame and is based upon the number of videogames being manufactured, unlike license fee payments in most other industries, in which license fees are paid following actual sales of the product. So, if a videogame publisher orders one million copies of its videogame, but half of them do not sell, the publisher has already paid the full console manufacturer license fee on one million copies of the videogame, and has to absorb that cost. Furthermore, non-moving inventory of videogames tend to decline substantially in value over time or to become obsolete. If this situation happens to us, and price concessions are not available to it on unsold products, we could incur significant losses, which could materially adversely affect our profitability and net worth.

We are dependent upon a limited number of customers and the loss of any of four key customers could materially adversely affect our business.

We are dependent on a small number of large customers for a significant portion of our sales, and the loss of one or more of these clients, or a significant decrease in total revenues from any of these clients, could seriously hurt our business. Historically, a substantial portion of our revenue has come from a limited number of clients. For example, we have two customers, Wal-Mart and SVG Distribution that accounted for approximately 12% and 11%, respectively, of consolidated gross revenues for the year ended June 30, 2008 and approximately 22% and 13%, respectively, of consolidated gross accounts receivable at June 30, 2008.

Approximately 95% of our sales are made through purchase orders subject to agreements with our customers, including GameStop, Wal-Mart and Pinnacle, through which the customer may reduce the videogames they purchase from us, renegotiate the terms on which they purchase our videogames, or terminate their relationship with us at any time. Certain of our customers may decline to carry products containing mature content. A substantial reduction in orders, including as a result of a product being rated AO (age 18 and over); difficulty in collecting receivables in full, or within a reasonable time period, or within reserve levels; or termination of our relationship with the customer as a result of a number of factors (including their level of satisfaction with the support services they receive from us, demand for or pricing of competing videogames, and their ability to continue their operations) could adversely affect our operating results and business viability.

We are dependent on the success of a few videogames, and unless we are able to gain and maintain market acceptance for newly published videogames in the future, our growth and earnings prospects could be severely compromised.

A limited number of videogames may produce a disproportionately large amount of our sales. Due to this dependence on a limited number of videogames, the failure of one or more of these products to achieve anticipated results may significantly harm our business and financial results.

If our contracted videogame developers fail to deliver their finished videogames on time, or at all, we stand to incur significant losses that could severely adversely affect our financial performance.

We rely upon our third-party software developers to deliver videogames within anticipated release schedules and cost projections.

While timetables for the development and delivery of videogame software are set in advance, videogame production schedules are difficult to predict and can be subject to delays. Schedule slippage is very common due to the uncertain schedules of software development. Most publishers have suffered a false launch, in which the development staff assures the company that videogame development will be completed by a certain date, and a marketing launch is planned around that date, including advertising commitments, and then after all the advertising is paid for, the development staff announces that the videogame will slip, and will actually be ready several months later than originally intended. When the videogame finally appears, the effects among consumers of the marketing launch - excitement and buzz over the release of, and intent of customers to purchase, the videogame - have dissipated, and lackluster interest leads to weak sales. These problems are compounded if the videogame is supposed to ship for the Christmas selling season, but actually slips into the subsequent year.

The development cycle for new videogames can range from twelve to twenty four months and can be expected to increase in connection with the development of next-generation software. After development of a videogame, it may take between nine to twelve additional months to develop the product for other hardware platforms. Since we have no direct control over the business, finances and operating practices of external videogame developers, a delay or failure by these developers to make shipments or to complete the work performed - whether due to operational issues, financial difficulties, or faulty business decisions - may result in delays in, or cancellations of, product releases that may threaten our ability to obtain sufficient amounts of our product to sell to our customers when they demand them. In addition, customers may, under certain contracts, have the ability to terminate agreements to purchase videogame publications in view of issues concerning work quality and originality, or prolonged delay or significant revisions to published videogames. Terminations by clients of their purchase commitments can significantly dampen our revenue and cause our business to suffer tremendous losses.

Because many leading independent videogame developers are small companies that are dependent on a few key individuals for the completion of a project, this also exposes us to the risk that these developers will lose a key employee, go out of business before completing a project, or simply cease work on a project for which we have hired them, and this occurrence could also be highly detrimental to our ability to compete and to generate additional revenue.

If delays or disruptions occur in the delivery to our customers of newly published videogames following their commercial release, our operating results could be materially adversely affected.

Certain of our licensing and marketing agreements contain provisions that would impose penalties in the event that we fail to meet agreed upon videogame release dates. The life cycle of a videogame generally involves a relatively high level of sales during the first few months after introduction, followed by a rapid decline in sales. New products may not achieve significant market acceptance or generate sufficient sales to permit us to recover development, manufacturing and marketing costs associated with these products. Because revenues associated with an initial product launch generally constitute a high percentage of the total revenue associated with the life of a product, delays in product releases or disruptions following the commercial release of one or more new videogames could adversely affect the sales of such products and cause our operating results to materially suffer and differ from expectations.

If we incur substantial costs for market testing and sales activities after our new videogames are published, and fail to anticipate market demand or secure customer contracts, our profitability and liquidity could be materially adversely affected.

We typically undertake market testing and sales activities before each of our videogames is eventually approved for deployment by a given customer. In addition, once a customer contract is signed, there is a period in which revisions to videogame features are made, which can contribute to further delays in the realization of revenue. If we incur significant expenses associated with market testing, product revisions, and sales and marketing and are not successful in anticipating market demand for our videogames or in securing contracts from our targeted customers, we may generate insufficient revenue to fully cover our costs, including our investment in videogame development, and our profitability and liquidity could be severely affected.

If our published videogames suffer from grave defects, market acceptance of our product may be adversely affected, our results of operations adversely affected, and our reputation seriously harmed.

Our published videogames can contain major defects, which could delay market acceptance of our products; cause customers to either terminate relationships with, or initiate product liability suits against us, or both; or divert our engineering resources, and consequently adversely impact our results of operations and our reputation.

If our licensed intellectual property is not adequately protected from unauthorized use or access by others, our competitiveness could be significantly undermined and our viability adversely affected.

We have obtained licenses for videogame software developed by third parties in connection with our publishing business, and we regard these licenses, including for the trademarks, copyrights, patents and trade secrets to such videogame software, as proprietary intellectual property. The underlying trademarks, copyrights, trade secrets and patents often are separately protected by the third party developers of the software by enforcement of intellectual property laws. To protect our proprietary licenses from unauthorized use and infringement, we maintain employee or third-party nondisclosure and confidentiality agreements, contractual restrictions on copying and distribution, as well as shrink-wrap or click-wrap license agreements or limitations-on-use of software included with our products.

Our licenses, however, are vulnerable to misappropriation and infringement, which could undermine our competitiveness and materially adversely affect our business. It is difficult to effectively police unauthorized use of our licenses and we cannot be certain that existing intellectual property laws will provide adequate protection for our products. Despite our efforts to protect our proprietary rights, unauthorized parties may try to copy our videogames, or to reverse engineer the licensed software. Well-organized piracy operations that have proliferated in recent years also have the ability to download pirated copies of our published software over the Internet. In addition, the laws of some foreign countries where our products are or may be distributed may not protect our proprietary rights to as great an extent as United States law, or are poorly enforced. If we are unable to protect our software against piracy, or prevent the misappropriation and infringement of our licenses in any form, our competitiveness and viability could be severely adversely affected.

If we infringe on the proprietary rights of others, unknowingly or not, we could sustain major damages to our business.

Although we believe our software and technologies and the software and technologies of third-party developers and publishers with whom we have contractual relations do not and will not infringe or violate proprietary rights of others, it is possible that infringement of proprietary rights of others has occurred or may occur.

Any claims of infringement, with or without merit, could be time consuming, costly and difficult to defend. Parties making claims of infringement may be able to obtain injunctive or other equitable relief that could require us to discontinue the distribution of our interactive entertainment software, prevent us from obtaining a license or redesigning our videogames, block us from publishing new materials, and compel us to pay substantial damages. In the event of a successful claim of infringement, we may need to obtain one or more licenses from third parties, which may not be available at a reasonable cost, if at all; divert attention and resources away from our daily business; impede or prevent delivery of our published videogames; and require us to pay significant royalties, licensing fees and damages. The defense of any lawsuit could result in time-consuming and expensive litigation, regardless of the merits of such claims, and could also result in damages, license fees, royalty payments and restrictions on our ability to provide our services, any of which could harm our business.

We are subject to the risks and uncertainties associated with international trade, which could adversely affect our business.

As we expand our international operations, we are exposed to other risks, including: different market dynamics and consumer preferences; unexpected changes in international political, regulatory and economic developments; increased credit risks, tariffs and duties; difficulties in coordinating foreign transactions and operations; shipping delays; and possible impediments to the collection of foreign accounts receivable. Moreover, all of our international sales are made in local currencies, which could fluctuate against the dollar. While we may use forward exchange contracts to a limited extent to seek to mitigate foreign currency risk, our results of operations could be adversely affected by unfavorable foreign currency fluctuations. These or other factors could have an adverse effect on our business.

If we are unable to effectively manage and fund our expansion initiatives, we could incur huge charges, which in turn could undermine our growth plans.

We have begun to expand our publishing operations, enlarge our work force, and increase our investments in proprietary videogames created by third-party developers. To manage this growth successfully, we must constantly hire, train and manage an increasing number of management, technical, marketing, and other personnel. Furthermore, we will require significant cash resources to fuel our expansion activities, and may have to seek debt or equity financing to fund related costs. There is no guarantee, however, that we could obtain the additional financing required on acceptable terms or at all. The issuance of new equity securities of the Company, moreover, would result in dilution to the interests of our stockholders. Unless we are able to effectively manage our growth activities, our business may be materially adversely affected.

We may not be able to adequately adjust our cost structure in a timely fashion in response to a sudden decrease in demand.

A significant portion of our sales and marketing and general and administrative expenses are comprised of personnel and facilities. In the event of a significant decline in revenues, we may not be able to exit facilities, reduce personnel, or make other changes to our cost structure without disruption to our operations or without significant termination and exit costs. Management may not be able to implement such actions in a timely manner, if at all, to offset an immediate shortfall in revenues and profit. Moreover, reducing costs may impair our ability to produce and develop videogames at sufficient levels in the future. We are subject to the risk that our inventory values may decline and protective terms under supplier arrangements may not adequately cover the decline in values.

Failure to collect our accounts receivable on a timely basis will negatively impact our cash flow.

Our sales are typically made on credit. We do not hold any collateral to secure payment from our customers. As a result, we are subject to credit risks, particularly in the event that a significant amount of our receivables represent sales to a limited number of retailers or are concentrated in foreign markets. Although we continually assess the creditworthiness of our customers, which are principally large, national retailers, if we are unable to collect our accounts receivable as they become due, our financial condition and cash flow could be adversely affected. From time to time we may purchase from financial institutions insurance on our receivables (with certain limits) to help protect us from loss in the event of a customers bankruptcy or insolvency.

Our quarterly operating results may fluctuate significantly due to various factors related to our operations, which could cause our stock price to decline and could result in substantial losses to investors.

Our quarterly operating results have varied widely in the past and are likely to vary in the future, due to numerous factors, several of which are not under our control. These factors include the timing of our release of new videogames, customer demand for our videogames, and fluctuations in receivables collections and quarterly working capital needs. Other factors that cause fluctuations in our sales and operating results include:

•	The timing of release of our competitors products;

•	The popularity of both new videogames and videogames released in prior periods;

•	The profit margins for videogames we sell;

•	Competition in the industry for retail shelf space;

•	Changing consumer demand for videogames for different platforms; and

•	The timing of the introduction of new platforms and the accuracy of retailers forecasts of consumer demand.

The uncertainties associated with videogame development, including varying manufacturing lead times, production delays and the approval process for products by hardware manufacturers and other licensors also make it difficult to predict the quarter in which our products will ship and therefore may cause us to fail to meet financial expectations. In future quarters, operating results may fall below the expectations of securities analysts and investors and the price of our stock could decline significantly.

The videogame publishing industry is highly seasonal, with the Christmas selling season accounting for a substantial portion of the industrys yearly sales of consol and computer videogames, leading to a concentrated glut of high-quality competition every year in every videogame category during this seasonal period. Although historically we have not been materially impacted by the industry seasonality, primarily because we have produced a limited volume of videogames that have been absorbed by the market even in low volume periods of the year, we may be impacted by the industry seasonality in the future as we increase the volume of our videogame production. Our failure or inability to introduce products on a timely basis to meet seasonal fluctuations in demand could adversely affect our business and operating results in the future.

We believe that quarter-to-quarter comparisons of our operating results will not be a good indication of our future performance. We may not be able to maintain consistent profitability on a quarterly or annual basis. It is likely that in some future quarter, our operating results may be below the expectations of public market analysts and investors and as a result of the above-mentioned factors, and other factors described throughout this Risk Factors section, the price of our common stock may fall or significantly fluctuate, and possibly bring about significant reductions to stockholder value.

If we fail to retain the services of senior management, our business and prospects could be materially adversely affected.

Our continued success will depend to a significant extent upon the performance and contributions of our senior management and upon our ability to attract, motivate and retain highly qualified employees. We are dependent upon key senior management to effectively manage our business in a highly competitive environment. If one or more of our key officers joins a competitor or forms a competing company, we may experience material interruptions in product development, delays in bringing products to market, difficulties in our relationships with licensors, suppliers and customers, and lose additional personnel, which could significantly harm our business, financial condition and operating results. Additionally, failure to continue to attract and retain qualified management personnel could adversely affect our business and prospects.

We do not have key person life insurance policies covering any of our employees, nor are we certain if any such policies will be obtained or maintained in the future. In particular, we will depend in large part on the abilities of Mr. Terry Phillips and Ms. Melanie Mroz, who are the chairman, and president and chief executive officer, respectively, of the Company, to effectively execute future strategies.

If we fail to hire and retain qualified personnel, in an industry where competition for qualified personnel is intense, our business could be seriously harmed.

Our business, operating results and financial condition could be materially and adversely affected if we lose the services of key technical, sales or marketing employees, or if we fail to attract additional highly qualified employees. Our employees are responsible for ensuring the timely publication, distribution and continued improvement of proprietary videogames that our clients demand, for promptly addressing client requirements through technical and operational support services, and for identifying and developing opportunities to provide additional products and/or services to existing clients. The loss of the services of these employees, the inability to attract or retain qualified personnel in the future, or delays in hiring qualified personnel could limit our ability to generate revenues and to successfully operate our business.

Competition for employees can be intense and the process of locating key personnel with the right combination of skills is often lengthy. We rely to a substantial extent on the expertise, skills and knowledge of management, marketing, sales, technical and technology personnel to formulate and implement our business plan, as well as to identify, support, publish and market quality videogames. Although we have granted incentives to some employees, we may not be able to continue to retain these personnel at current compensation levels, or at all. The compensation arrangements with such employees could result in increased expenses and have a negative impact on our operating results. In addition, if one or more of these individuals leave us, we may experience material delays in bringing products to market, which could have a material adverse effect on our business and prospects.

Growth of our business will result in increased demands on our management and limited human capital resources, which we may not be able to meet.

Any future growth in our business, whether organic or through acquisitions, will result in increased responsibility for our management and increased demands on our personnel. As our business grows, it will be required to retain qualified personnel who can expand our customer base and ensure continued development and delivery of highly innovative and technologically advanced videogames. We must continue to enhance and expand our management, technical, selling and marketing capabilities to accommodate this growth. To manage future growth, we will need to:

•	Retain and hire competent senior management and marketing personnel to manage publishing and marketing activities;

•	Maintain and expand our base of operating, financial and administrative personnel; and

•	Continue to train, motivate, and retain existing employees and attract and integrate new employees.

If we are unable to manage future expansion, our ability to provide and maintain superior services to our vendors and customers can be compromised, which could in turn damage our reputation and substantially harm the business.

Potential increased regulation of videogame content and distribution can stifle growth and profitability and seriously hurt our business.

Videogame entertainment has come under increased scrutiny from politicians and consumer advocacy groups many of which are calling for increased regulation/oversight of the content of videogame products. Such potential regulation could raise costs or limit the market for videogames, in general, and for our products in particular.

Consumer advocacy groups have opposed sales of videogame software containing graphic violence or sexually explicit material or other objectionable content by pressing for legislation in these areas, including legislation prohibiting the sale of certain M rated videogames to minors, and by engaging in public demonstrations and media campaigns, and various governmental bodies have proposed regulation aimed at our industry to prohibit the sale to minors of software containing such material. Additionally, retailers may decline to sell videogames containing graphic violence or sexually explicit material that they deem inappropriate for their businesses. Some of our videogames have received an M rating (age 17 and over). If retailers decline to sell our M rated products or if our products are rated AO (age 18 and over), we may be required to significantly change or discontinue particular videogames.

Currently in the United States, the videogame publishing industry is rated by the Entertainment Software Rating Board or ESRB, a self-regulated volunteer videogame rating organization. The ESRB, through its ratings system, requires videogame publishers to provide consumers with information relating to videogame content, including graphic violence, profanity or sexually explicit material contained in videogames. There are similar ratings agencies in the UK, Germany, Australia and other geographic territories.

Failure to obtain a target rating for certain of our products, as well as videogame re-rating, could negatively impact our sales.

The ESRB system uses a rating symbol that suggests the appropriate player age group, and content descriptor information, such as graphic violence, profanity, or sexually explicit material. The ESRB rating is printed on each videogame package and retailers may use the rating to restrict sales to the recommended age groups. Retail customers take the ESRB rating into consideration when deciding which videogames they will purchase. If the ESRB or a manufacturer determines that any of our videogames should have a rating directed to an older or more mature consumer, we may be less successful in marketing and selling said videogames.

We claim compliance with rating system requirements and the proper display of the designated rating symbols and content descriptors. In some instances, however, we may have to modify certain videogames in order to market them under the expected rating, which could delay or disrupt the release of these videogames. In the United States, we expect our videogames to receive ESRB ratings of E (age 6 and older), E10+ (age 10 and older), T (age 13 and over) or M (age 17 and over). In addition to these ratings, the ESRB may also rate a videogame as AO (age 18 and over). A few of our published videogames have been rated M by the ESRB. If we are unable to obtain M ratings as a result of changes in the ESRBs ratings standards or for other reasons, including the adoption of legislation in this area, our business and prospects could be negatively affected. In the event any of our videogames are re-rated by the ESRB, we may be required to record a reserve for anticipated product returns and inventory obsolescence which could expose us to additional litigation, administrative fines and penalties and other potential liabilities, and could adversely affect our operating results.

New legislation, content policies adopted by retailers, and litigation could inhibit sales of our products.

Legislation has been introduced at the local, state and federal levels for the establishment of a government-mandated rating and governing system in the United States and in foreign countries for the videogame software publishing industry. Various foreign countries already allow government censorship of videogames. We believe that if our industry were to become subject to a government rating system, our ability to successfully market and sell our products could be adversely affected.

In the United States, proposals have been made by numerous state legislators to regulate the sale of videogames containing violent or sexually explicit material by prohibiting the sale of such products to under 17 or 18 audiences and proposing penalties for non-compliance, and certain states have recently sought to adopt laws regulating M or AO rated products or products otherwise depicting violent or sexually explicit materials. While such legislation has been successfully enjoined by industry and retail groups, the adoption into law of such legislation in federal and/or in state jurisdictions in which we do significant business could severely limit the retail market for our M rated videogames.

Furthermore, a United States Senate bill, referred to as The Family Entertainment Protection Act, proposes to adopt a common rating system for videogame software, television and music containing violence or sexually explicit material and to prohibit the sale of M rated, AO rated and Rating Pending products to under-17 audiences. The Federal Trade Commission has issued reports with respect to the marketing of such material to minors. If the bill is adopted into law, it may limit the potential market for our M rated products, and adversely affect our operating results.

Certain countries have also established similar rating systems as prerequisites for sales of videogame software in such countries. In some instances, we may be required to modify certain of our videogames to comply with the requirements of these rating systems, which could delay the release of videogames in these countries. Other countries, such as Germany, have adopted laws regulating content both in packaged videogames and those transmitted over the Internet that are stricter than current United States laws.

Moreover, retailers may decline to sell videogame software containing graphic violence or sexually explicit material. Some trade organizations also require videogame publishers to provide consumers with information relating to graphic violence, profanity, or sexually explicit material contained in videogames, and they impose penalties for non-compliance.

Additionally, although lawsuits seeking damages for injuries allegedly suffered by third parties as a result of videogames have been unsuccessful in the courts, claims of this kind can be asserted against us.

Our Chairman is subject to an SEC cease and desist order.

Our Chairman, Mr. Terry Phillips, agreed, in May 2007, to a settlement with the Securities and Exchange Commission, or SEC, in a proceeding arising from certain actions in 2000 and 2001. Without admitting or denying the allegations, Mr. Phillips agreed to consent to the entry of an order to cease and desist from committing or causing any violations of Section 10(b) of the Securities Exchange Act of 1934, or the Exchange Act, and Exchange Act Rules 10b-5 and 13b2-1 and from causing any violations of Sections 13(a) and 13(b)(2)(A) of the Exchange Act and Exchange Act Rules 12b-2, 13a-1 and 13a-13.

This proceeding arose from the involvement in 2000 and 2001 of Mr. Phillips, Capitol Distributing, L.L.C., and another private company in which Mr. Phillips was a principal, in certain actions of Take-Two Interactive Software, Inc., where Mr. Phillips was accused of taking receipt of merchandise from Take-Two Interactive Software, Inc. and later returning the merchandise to Take-Two without making an effort to sell the merchandise. In his agreement to cease and desist, Mr. Phillips paid a civil penalty of $50,000.

Should Mr. Phillips be found to have violated the terms of the SECs order in the future, he may be subject to further enforcement action, including legal action imposing injunctive relief and assessing fines or penalties, which could have a material impact on our reputation and business.

Risks Relating to our Securities

Because we do not currently intend to pay dividends on our common stock, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We do not currently anticipate paying any dividends on shares of our common stock. Any determination to pay dividends in the future will be made by our board of directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Accordingly, realization of a gain on stockholders investments will depend on the appreciation of the price of our common stock. There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders purchased their shares.

The concentration of our capital stock ownership will likely limit a stockholders ability to influence corporate matters, and could discourage a takeover that stockholders may consider favorable and make it more difficult for a stockholder to elect directors of its choosing.

As of February 24, 2009, our executive officers, directors and affiliates together beneficially owned approximately 57.1% of our outstanding common stock. As a result, these stockholders have the ability to exert significant control over matters that require approval by all our stockholders, including the election of directors and approval of significant corporate transactions. The interests of these stockholders might conflict with the interests of the other holders of our securities, and it may cause us to pursue transactions that, in their judgment, could enhance their equity investments, even though such transactions may involve significant risks to our other security holders. The large concentration of ownership in a small group of stockholders might also have the effect of delaying or preventing a change of control of our company that our other stockholders may view as beneficial.

It may be difficult for you to resell shares of our common stock if an active market for our common stock does not develop.

Our common stock is not actively traded on a securities exchange and we currently do not meet the initial listing criteria for any registered securities exchange, including the Nasdaq Stock Market. Our securities are quoted on the less recognized Over-the-Counter Bulletin Board. This factor may further impair our stockholders ability to sell their shares when they want and/or could depress our stock price. As a result, stockholders may find it difficult to dispose of, or to obtain accurate quotations of the price of, our securities because smaller quantities of shares could be bought and sold, transactions could be delayed and security analyst and news coverage of our company may be limited. These factors could result in lower prices and larger spreads in the bid and ask prices for our shares.

We seek to manage our business with a view to achieving long-term results, and this could have a negative effect on short-term trading.

Our focus is on creation of stockholder value over time, and we intend to make decisions that will be consistent with this long-term view. As a result, some of our decisions, such as whether to make or discontinue operating investments, manage our balance sheet and capital structure, or pursue or discontinue strategic initiatives, may be in conflict with the objectives of short-term traders. Further, this could adversely affect our quarterly or other short-term results of operations.

Our warrants may have an adverse effect on the market price of our common stock.

We have outstanding warrants to purchase 14,996,010 shares of common stock. There is also an option to purchase 200,000 Class Z warrants and 260,000 Class W warrants issued to the representative of the underwriters in our initial public offering. The sale, or even the possibility of sale, of the shares underlying the warrants and options could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants are exercised, the common stockholders may experience dilution to their holdings.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

We believe that some of the information contained in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can indentify these statements by forward-looking words such as may, expect, anticipate, contemplate, believe, estimate, intend, plan, and continue or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other forward-looking information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in our forward-looking statements, including among other things:

•	our potential inability to compete with larger businesses in our industry;

•	the limitations of our business model;

•	our potential inability to anticipate and adapt to changing technology;

•	the possibility that we may not be able to enter into publishing arrangements with some developers;

•	our dependence on vendors to meet our commitments to suppliers;

•	our dependence on hardware manufactures to publish new videogames;

•	our potential inability to recuperate the up-front license fees paid to console manufacturers;

•	our dependence on a limited number of customers;

•	our potential dependence on the success of a few videogames;

•	our dependence on some developers to deliver their videogames on time;

•	the potential of litigation;

•	interference with our business from the adoption of governmental regulations; and

•	the inability to obtain additional financing to grow our business.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual future results to differ materially from those projected or contemplated in the forward-looking statements.

All forward-looking statements included herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events. You should be aware that the occurrence of the events described in the Risk Factors section and elsewhere in this prospectus could have a material adverse effect on us.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock or warrants covered by this prospectus. The selling stockholders will receive all of the net proceeds from the sales of common stock and warrants offered by them under this prospectus. To the extent that the holders exercise, for cash, all of the Class Y warrants registered for resale under this prospectus, we would receive $9,227,099 in the aggregate from such exercises. We intend to use such proceeds for working capital, and other general corporate purposes.

MARKET FOR THE REGISTRANTS COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Price for Equity Securities

Following our initial public offering in April 2006, our Series A units, Series B units, common stock, Class B common stock, Class W warrants and Class Z warrants were listed on the Over-the-Counter bulletin board under the symbols GSPAU, GSPBU, GSPA, GSPAB, GSPAW and GSPAZ, respectively.

Our Class B common stock ceased trading on the Over-the-Counter bulletin board and was automatically cancelled and converted into a right to receive $5.36 per share from our trust fund on April 25, 2008. As a result of the cancellation of the Class B common stock, our Series B units were mandatorily separated from their associated Class W warrants and then cancelled on April 25, 2008.

Our Series A units, common stock, Class W warrants and Class Z warrants now trade on the Over-the-Counter bulletin board under the symbols SOPKU, SOPK, SOPKW and SOPKZ, respectively. The closing price for the securities on February 24, 2009, the most recent trading day practicable before the date of this prospectus, was $2.00, $0.88, $0.06 and $0.12, respectively. As of February 24, 2009, there were approximately 50 holders of records of our common stock.

There is no established current public market for our Class Y warrants. The symbol ● was assigned to our Class Y warrants so that the warrants may be quoted for trading on the Over-the-Counter bulletin board. No trades have occurred through the date of this prospectus. There can be no assurance that a liquid market for our Class Y warrants will ever develop. Transfer of our Class Y warrants may also be restricted under the securities or blue sky laws of various states and foreign jurisdictions. Consequently, investors may not be able to liquidate their investments and should be prepared to hold the Class Y warrants for an indefinite period of time.

The following table sets forth, for the calendar quarter indicated, the quarterly high and low closing sale prices of our securities as reported on the Over-the-Counter bulletin board in US dollars. The quotations listed below reflect interdealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.

	Common Stock		Class W Warrants		Class Z Warrants		Series A Units
	High	Low	High	Low	High	Low	High	Low

2006
Fourth Quarter	$2.50	$2.25	$0.45	$0.35	$0.52	$0.36	$13.50	$8.85

2007
First Quarter	3.30	2.45	0.54	0.36	0.66	0.39	13.10	9.25
Second Quarter	2.75	2.25	0.41	0.36	0.45	0.40	11.10	9.16
Third Quarter	3.00	2.50	0.38	0.35	0.52	0.40	9.70	9.00
Fourth Quarter	1.74	1.25	0.20	0.03	0.33	0.27	6.25	4.75

2008
First Quarter	1.75	1.03	0.26	0.04	0.32	0.24	6.70	4.70
Second Quarter	3.00	0.35	0.38	0.05	0.48	0.08	11.00	1.75
Third Quarter	2.65	1.50	0.74	0.20	0.73	0.32	11.75	6.40
Fourth Quarter	2.35	1.00	0.30	0.10	0.30	0.15	6.40	4.25

Dividend Policy

We have not paid any dividends on our common stock to date and do not anticipate paying any dividends in the foreseeable future. We intend to retain future earnings, if any, in the operation and expansion of our business. Any future determination to pay cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors deems relevant. Investors should not purchase our common stock with the expectation of receiving cash dividends.

MANAGEMENTS DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are an independent developer and publisher of interactive entertainment software. We utilize our network of independent studios and developers to create videogames for all current hardware platforms including:  Sonys PS3 and PS2 computer entertainment systems; Sonys PSP system; Microsofts Xbox 360 videogame and entertainment system; Nintendos Wii, DS, and GBA; and for the PC and Game for Windows. Our portfolio of videogames extends across a variety of consumer demographics, ranging from adults to children and hard-core videogame enthusiasts to casual gamers.

We incorporated in Delaware on August 10, 2005 under the name Global Services Partners Acquisition Corp. to serve as a vehicle to effect an acquisition, through a merger, capital stock exchange, asset acquisition or other similar business combination with a then-unidentified operating business. On May 12, 2008, we acquired all of the outstanding membership interests of SouthPeak Interactive, L.L.C., or SouthPeak, pursuant to a Membership Interest Purchase Agreement. SouthPeak was originally formed in 1996 as an independent business unit of SAS Institute, Inc. We refer to the acquisition of SouthPeak herein as the Acquisition.

We operate in a growing industry with highly favorable industry dynamics. Videogame hardware sales are approaching record levels, driving strong growth in software and further predictions for continued double-digit growth for the remainder of 2008 and into 2009. 2007 marked a year of transition and growth in videogame sales based on the introduction of the next generation of videogame consoles in 2005 and 2006 and the expanding demographic of videogame users.  Particularly, the introduction of Microsofts Xbox 360, Sonys PS3 and Nintendos Wii consoles are driving demand for new videogames with increasing sophistication and graphics given the enhanced functionality of the consoles including high definition capability and the ability to access the internet. New handhelds, such as Nintendos DS and Sonys PSP, are also driving demand for new content.

Our strategy is to capitalize on the growth of videogame market, particularly the expanding demographics of videogame players, and focus on creating premium quality videogames and successful franchises for which we can create sequels. We are developing a portfolio of exciting proprietary software content for the major hardware platforms in a wide range of genres including action, adventure, strategy, role-playing, sports and racing.

Sources of Revenue

Our business model is primarily based on utilizing a network of third-party software developers and independent studios to develop our products, and obtaining marketing and selling rights to certain titles for specific territories from large videogame publishers. We are positioned as an “indie” label videogame developer and publisher, working with independent developers to create and publish our videogames. We have cultivated relationships with independent videogame studios and developers in the United States, Western Europe, Eastern Europe, Scandinavia, Australia and Asia, that provide us with innovative and compelling videogame concepts.

We generate revenue by selling software titles developed on our behalf by third parties and other content partnerships. Our unique business model of sourcing and developing creative product allows us to better manage our fixed costs relative to industry peers. Our operating margins are dependent in part upon our ability to continually release new products that perform according to our budgets and forecasts, and manage our fixed costs accordingly. Although software development costs as well as the development cycle for next-generation platforms have increased compared to prior-generation platforms, the impact is partially offset by the higher selling prices on next-generation software.

We maintain operations in the US and, as of August 2005, in the United Kingdom. In fiscal year 2007, international operations contributed approximately 18% of consolidated net revenues. For the year ended June 30, 2008, international operations contributed approximately 14% of consolidated net revenues. For the six months ended December 31, 2008 and 2007, international operations contributed approximately 6% and 21%, respectively, to consolidated net revenues. We sell our videogames directly to retailers and distributors in North America. In Europe, Asia and Australia, we primarily sell our videogames directly to distributors. We operate in one business segment, interactive videogame publishing.

Fiscal Year 2008 Releases

We released the following videogames in fiscal year 2008:

Title	Platform	Date Released
Two Worlds	X360	8/21/07
Two Worlds Collectors Edition	X360	8/21/07
Pool Party	Wii	8/28/07
Two Worlds	PC	8/28/07
Two Worlds Collectors Edition	PC	8/28/07
Dream Pinball 3D	PC	1/21/08
Iridium Runners	PS2	2/14/08
Imperium Romanum	PC	3/10/08
Dream Pinball 3D	Wii	3/31/08
Dream Pinball 3D	NDS	4/22/08
Grid	PS3	5/31/08
Grid	X360	5/30/08
Grid	PC	6/2/08
Overlord	PS3	6/23/08
Roogoo	PC	6/24/08

We released the following videogames in the six month period ended December 31, 2008:

Title	Platform	Date Released
Mr. Slime	NDS	7/14
B-Boy	PS2	7/28
Monster Madness - Grave Danger	PS3	8/4
Two Worlds Epic	PC	8/19
B-Boy	PSP	9/12
Igor	NDS	9/15
Igor	Wii	9/16
Igor	PC	9/23
Ninjatown	NDS	10/16
Bella Sara	NDS, PC	10/21
My Baby Boy	NDS	10/21
My Baby Girl	NDS	10/21
Legendary	X360, PS3, PC	11/10
Mushroom Men	NDS, Wii	11/26
Rise of the Argonauts	X360, PS3, PC	12/12

 Consolidated Financial Statements

Our consolidated financial statements include the accounts of SouthPeak Interactive Corporation and its wholly-owned subsidiaries, SouthPeak Interactive, L.L.C. SouthPeak Interactive, Ltd., Vid Sub, LLC, Gone Off Deep, LLC and Gamecock Media Europe Limited. All intercompany accounts and transactions have been eliminated in consolidation.

The following are the primary components of our consolidated statement of operations:

Net Revenues. Our revenue is derived from publishing and selling videogames. We work with independent developers and/or development studios to develop proprietary videogames and also license rights to properties from third parties. We focus on providing high quality videogames that command prices that are similar to those obtained by our major competitors in the front-line/premium videogame market ($39.95 to $59.95) and that are featured prominently on the shelf of major retailers, and not on focusing on lower-priced value games and that generally are found in budget game bins in retail outlets (usually priced between $9.99 and $14.99). The future growth of our revenues is dependent upon our ability to continue providing highly desirable, high quality videogames to the market.

Cost of Goods Sold.   Cost of goods sold consists of royalty payments to third party developers, license fees to videogame manufacturers and developers, and manufacturing costs of the videogame discs, cartridges or similar media. Proprietary console manufacturers approve and manufacture each videogame for their platform. They charge their license fee for each videogame based on the expected retail sales price of the videogame. Such license fee is paid by us based on the number of videogames manufactured. Should some of the videogames ultimately not be sold, or the sales price to the retailer be reduced by us through price protection, no adjustment is made by the proprietary console manufacturer in the license fee originally charged. Therefore, because of the terms of these license fees, we may have an increase in the cost of goods as a percent of net revenue should we fail to sell a number of copies of a videogame for which a license has been paid, or if the price to the retailer is reduced.

We utilize third-parties to develop our videogames on a royalty payment basis. We enter into contracts with third party developers once the videogame design has been approved by the platform proprietors and is technologically feasible. Specifically, payments to third-party developers are made when certain contract milestones are reached, and these payments are capitalized. These payments are considered non-refundable royalty advances and are applied against the royalty obligations owing to the third-party developer from the sales of the videogame. To the extent these prepaid royalties are sales performance related, the royalties are expensed against projected sales revenue at the time a videogame is released and charged to costs of goods sold. This normally results in expensing all prepaid royalties based upon the first and, on occasion, the second lot of shipments of the videogame. Any pre-release milestone payments that are not prepayments against future royalties are expensed when a videogame is released and then charged to costs of goods sold. Capitalized costs for videogames that are cancelled or abandoned prior to product release are charged to cost of goods sold - royalties in the period of cancellation.

Gross Profit. Our gross profit is positively impacted by our strategy of using cost-efficient, external third party developers to develop our videogames, rather than directly employing videogame developers or maintaining a costly development studio. Additionally, we are often able to attract high quality developers willing to work for lower costs because of the creative flexibility and focused attention provided by us. Gross profits are positively impacted by titles that perform better then our budgeted forecasts, since manufacturing, royalties and licensing costs are faster recouped and economies of scale occur as the incremental sales of a videogame produce greater profitability. In addition since we utilize a variety of third-party developers, our royalty payments and obligations are different for each title thereby impacting our gross profit. Gross profits are negatively impacted by costs written off from abandoned projects, videogames that do not meet our sales expectations, and by videogames that require more significant royalty payments to developers.

Warehousing and Distribution Expenses. Our warehousing and distribution expenses primarily consist of costs associated with warehousing, order fulfillment, and shipping. Because we use third-party warehousing and order fulfillment companies in the US and in Europe, the expansion of our product offerings and escalating sales will increase our expenditures for warehousing and distribution in proportion to our increased sales.

Sales and Marketing Expenses. Sales and marketing expenses consist of advertising, marketing and promotion expenses, and commissions to external sales representatives. The largest component of this expense relates to certain customer marketing allowances. As the number of newly published videogames increases, advertising, marketing and promotion expenses are expected to rise accordingly. We recognize advertising, marketing and promotion expenses as incurred, except for production costs associated with media advertising, which are deferred and charged to expense when the related ad is run for the first time. We also engage in cooperative marketing with some of our retail channel partners. We accrue marketing and sales incentive costs when revenue is recognized and such amounts are included in selling and marketing expense when an identifiable benefit to the company can be reasonably estimated; otherwise, there incentives are recognized as a reduction to net revenues. Such marketing is offered to our retail channel partners based on a single sales transaction, as a credit on their accounts receivable balance, and would include items such as contributing to newspaper circular ads and in store banners and displays.

General and Administrative Expenses. General and administrative expenses primarily represent personnel-related costs, including corporate executive and support staff, general office expenses, professional fees, consulting and professional fees, and various other expenses. Professional and consulting fees represent the largest component of general and administrative expenses. We expect that our personnel costs will increase as the business continues to grow. We expect to incur additional increased costs for personnel and consultants as a result of becoming a publicly traded company which requires compliance and adherence to new regulations for corporate governance and accounting. Depreciation expenses also are included in general and administrative expenses.

Interest and Financing Costs. Interest and financing costs are attributable to SouthPeaks line of credit and financing arrangements that are used to fund development of videogames with third parties, which often takes 12-18 months. Additionally, such costs are used to finance the accounts receivables prior to payment by customers.

Income Taxes. Effective November 10, 2000, the US operations of SouthPeak, as a limited liability company, were taxed as a partnership. As a partnership under the Internal Revenue Code, the US operations of SouthPeak generally are not subject to income tax charges. Rather, the taxable income of SouthPeak was reported to its members prior to the Acquisition and to the company after the Acquisition and applicable income taxes are paid by the members or the company, as applicable. The United Kingdom operations of SouthPeak are subject to tax by the United Kingdom. However, because of a loss in the United Kingdom operations, SouthPeak has not paid any tax to the United Kingdom and instead carries its losses forward. There is a provision for (benefit from) income taxes in the consolidated financial statements of the company as of June 30, 2008. This provision takes into account the taxable income of the entity after the Acquisition.

Critical Accounting Policies and Estimates

Allowances for Returns, Price Protection, and Doubtful Accounts. Management closely monitors and analyzes the historical performance of our various games, the performance of games released by other publishers, and the anticipated timing of other releases in order to assess future demands of current and upcoming games. Initial volumes shipped upon title launch and subsequent reorders are evaluated to ensure that quantities are sufficient to meet the demands from the retail markets, but at the same time are controlled to prevent excess inventory in the channel.

We may permit product returns from, or grant price protection to, our customers under certain conditions. Price protection refers to the circumstances when we elect to decrease the wholesale price of a product by a certain amount and, when granted and applicable, allows customers a credit against amounts owed by such customers to us with respect to open and/or future invoices. The conditions our customers must meet to be granted the right to return products or price protection include, among other things, compliance with applicable payment terms, and consistent delivery to us of inventory and sell-through reports.  We may also consider other factors, including the facilitation of slow-moving inventory and other market factors. Management must make estimates of potential future product returns and price protection related to current period revenues. Management estimates the amount of future returns and price protection for current period revenues utilizing historical experience and information regarding inventory levels and the demand and acceptance of our games by the end consumer. The following factors are used to estimate the amount of future returns and price protection for a particular game: historical performance of games in similar genres; historical performance of the hardware platform; sales force and retail customer feedback; industry pricing; weeks of on-hand retail channel inventory; absolute quantity of on-hand retail channel inventory; the game’s recent sell-through history (if available); marketing trade programs; and competing games. Significant management judgments and estimates must be made and used in connection with establishing the allowance for returns and price protection in any accounting period. Based upon historical experience management believes the estimates are reasonable. However, actual returns and price protection could vary materially from management’s allowance estimates due to a number of reasons including, among others, a lack of consumer acceptance of a game, the release in the same period of a similarly themed game by a competitor, or technological obsolescence due to the emergence of new hardware platforms. Material differences may result in the amount and timing of our revenues for any period if factors or market conditions change or if management makes different judgments or utilizes different estimates in determining the allowances for returns and price protection.

Similarly, management must make estimates of the uncollectibility of our accounts receivable. In estimating the allowance for doubtful accounts, we analyze the age of current outstanding account balances, historical bad debts, customer concentrations, customer creditworthiness, current economic trends, and changes in our customers’ payment terms and their economic condition. Any significant changes in any of these criteria would affect management’s estimates in establishing the allowance for doubtful accounts.

Inventories. Inventories are stated at the lower of cost (first-in, first-out) or market. Management regularly reviews inventory quantities on hand and in the retail channel and records a provision for excess or obsolete inventory based on the future expected demand for our games. Significant changes in demand for our games would impact management’s estimates in establishing the inventory provision.

Advances on Royalties. We utilize independent software developers to develop our games and make payments to the developers based upon certain contract milestones. We enter into contracts with the developers once the game design has been approved by the platform proprietors and is technologically feasible.  Accordingly, we capitalize such payments to the developers during development of the games. These payments are considered non-refundable royalty advances and are applied against the royalty obligations owed to the developer from future sales of the game. Any pre-release milestone payments that are not prepayments against future royalties are expensed to “cost of goods sold - royalties” in the period when the game is released. Capitalized royalty costs for those games that are cancelled or abandoned are charged to “cost of goods sold - royalties” in the period of cancellation.

Beginning upon the related games release, capitalized royalty costs are amortized to “cost of goods sold – royalties” based on the ratio of current revenues to total projected revenues for the specific game, generally resulting in an amortization period of six months or less.

We evaluate the future recoverability of capitalized royalty costs on a quarterly basis. For games that have been released in prior periods, the primary evaluation criterion is actual title performance. For games that are scheduled to be released in future periods, recoverability is evaluated based on the expected performance of the specific game to which the royalties relate. Criteria used to evaluate expected game performance include: historical performance of comparable games developed with comparable technology; orders for the game prior to its release; and, for any game sequel, estimated performance based on the performance of the game on which the sequel is based.

Significant management judgments and estimates are utilized in the assessment of the recoverability of capitalized royalty costs. In evaluating the recoverability of capitalized royalty costs, the assessment of expected game performance utilizes forecasted sales amounts and estimates of additional costs to be incurred. If revised forecasted or actual game sales are less than, and/or revised forecasted or actual costs are greater than, the original forecasted amounts utilized in the initial recoverability analysis, the net realizable value may be lower than originally estimated in any given quarter, which could result in an impairment charge. Material differences may result in the amount and timing of charges for any period if management makes different judgments or utilizes different estimates in evaluating these qualitative factors.

Intellectual Property Licenses. Intellectual property license costs consist of fees paid by us to license the use of trademarks, copyrights, and software used in the development of games. Depending on the agreement, we may use acquired intellectual property in multiple games over multiple years or for a single game.  When no significant performance remains with the licensor upon execution of the license agreement, we record an asset and a liability at the contractual amount. We believe that the contractual amount represents the fair value of the liability. When significant performance remains with the licensor, we record the payments as an asset when paid and as a liability when incurred, rather than upon execution of the agreement. We classify these obligations as current liabilities to the extent they are contractually due within the next twelve months.  Capitalized intellectual property license costs for those games that are cancelled or abandoned are charged to “cost of goods sold - intellectual property licenses” in the period of cancellation.

Beginning upon the related games release, capitalized intellectual property license costs are amortized to “cost of sales - intellectual property licenses” based on the ratio of current revenues for the specific game to total projected revenues for all games in which the licensed property will be utilized. As intellectual property license contracts may extend for multiple years, the amortization of capitalized intellectual property license costs relating to such contracts may extend beyond one year.

We evaluate the future recoverability of capitalized intellectual property license costs on a quarterly basis. For games that have been released in prior periods, the primary evaluation criterion is actual title performance. For games that are scheduled to be released in future periods, recoverability is evaluated based on the expected performance of the specific games to which the costs relate or in which the licensed trademark or copyright is to be used. Criteria used to evaluate expected game performance include: historical performance of comparable games developed with comparable technology; orders for the game prior to its release; and, for any game sequel, estimated performance based on the performance of the game on which the sequel is based.   Further, as intellectual property licenses may extend for multiple games over multiple years, we also assess the recoverability of capitalized intellectual property license costs based on certain qualitative factors, such as the success of other products and/or entertainment vehicles utilizing the intellectual property and the rights holder’s continued promotion and exploitation of the intellectual property.

Significant management judgments and estimates are utilized in the assessment of the recoverability of capitalized intellectual property license costs. In evaluating the recoverability of capitalized intellectual property license costs, the assessment of expected game performance utilizes forecasted sales amounts and estimates of additional costs to be incurred. If revised forecasted or actual game sales are less than, and/or revised forecasted or actual costs are greater than, the original forecasted amounts utilized in the initial recoverability analysis, the net realizable value may be lower than originally estimated in any given quarter, which could result in an impairment charge. Material differences may result in the amount and timing of charges for any period if management makes different judgments or utilizes different estimates in evaluating these qualitative factors.

Revenue Recognition. We recognize revenue from the sale of video games upon the transfer of title and risk of loss to the customer, and once any performance obligations have been completed.  Revenue from the sale of video games is recognized after deducting the estimated allowance for sales returns and price protection.

Some of our video games provide limited online features at no additional cost to the consumer. Generally, we consider such features to be incidental to the overall product offering and an inconsequential deliverable. Accordingly, we recognize revenue related to video games containing these limited online features upon the transfer of title and risk of loss to the customer.  In instances where online features or additional functionality are considered a substantive deliverable in addition to the video game, we take this into account when applying our revenue recognition policy.  This evaluation is performed for each video game together with any online transactions, such as electronic downloads or video game add-ons when it is released.  When we determine that a video game contains online functionality that constitutes a more-than-inconsequential separate service deliverable in addition to the video game, principally because of its importance to game play, we consider that our performance obligations for this game extend beyond the sale of the game. Fair value does not exist for the online functionality, as we do not separately charge for this component of the video game. As a result, we recognize all of the revenue from the sale of the game ratably over an estimated service period. In addition, we defer the costs of sales for this game to match revenues. Cost of sales includes: manufacturing costs, software royalties and amortization, and intellectual property licenses.

With respect to online transactions, such as electronic downloads of games or add-ons that do not include a more-than-inconsequential separate service deliverable, revenue is recognized when the fee is paid by the online customer to purchase online content and we are notified by the online retailer that the product has been downloaded. In addition, persuasive evidence of an arrangement must exist and collection of the related receivable must be probable.

Sales incentives or other consideration given by us to our customers are accounted for in accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products) (“EITF No. 01-09”).  In accordance with EITF No. 01-09, sales incentives and other consideration that are considered adjustments of the selling price of our games, such as rebates and product placement fees, are reflected as reductions to revenue.  Sales incentives and other consideration that represent costs incurred by us for assets or services received, such as the appearance of games in a customer’s national circular ad, are reflected as sales and marketing expenses.

Third-party licensees in Europe distribute Gamecock’s video games under license agreements with Gamecock. The licensees paid certain minimum, non-refundable, generally recoupable guaranteed royalties when entering into the licensing agreements. Upon receipt of the recoupable advances, we defer their recognition and recognizes the revenues in subsequent periods as these advances are recouped by the licensees. As the licensees pay additional royalties above and beyond those initially advanced, we recognize these additional royalties as revenues.

With respect to license agreements that provide customers the right to make multiple copies in exchange for guaranteed amounts, revenue is recognized upon delivery of a master copy. Per copy royalties on sales that exceed the guarantee are recognized as earned.  In addition, persuasive evidence of an arrangement must exist and collection of the related receivable must be probable.

Stock-Based Compensation. We account for stock-based compensation in accordance with SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”).  SFAS No. 123R requires companies to estimate the fair value of share-based payment awards on the measurement date using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the consolidated statement of operations.

Stock-based compensation expense recognized in the consolidated statements of operations is based on awards ultimately expected to vest and has been reduced for estimated forfeitures. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

We estimate the value of employee stock options on the date of grant using the Black-Scholes option pricing model. Our determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to; the expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

Amortizable Intangible Assets. Intangible assets subject to amortization are carried at cost less accumulated amortization. Amortizable intangible assets consist of game sequels, non-compete agreements and distribution agreements. Intangible assets subject to amortization are amortized over the estimated useful life in proportion to the pattern in which the economic benefits are consumed, which for some intangibles assets are approximated by using the straight-line method. Long-lived assets including amortizable intangible assets are reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets” (“SFAS No. 144”) whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for long-lived assets and amortizable intangible assets is based on the amount by which the carrying value exceeds the fair value of the asset.

Business Combinations. We estimate the fair value of assets acquired, and liabilities assumed in a business combination. Our assessment of the estimated fair value of each of these can have a material effect on our reported results as intangible assets are amortized over various lives. Furthermore, a change in the estimated fair value of an asset or liability often has a direct impact on the amount to recognize as goodwill, an asset that is not amortized. Often determining the fair value of these assets and liabilities assumed requires an assessment of expected use of the asset, the expected future cash flows related to the asset, and the expected cost to extinguish the liability. Such estimates are inherently difficult and subjective and can have a material impact on our financial statements.

Assessment of Impairment of Assets. Current accounting standards require that we assess the recoverability of purchased intangible assets and other long-lived assets whenever events or changes in circumstances indicate the remaining value of the assets recorded on our condensed consolidated balance sheets is potentially impaired. In order to determine if a potential impairment has occurred, management must make various assumptions about the estimated fair value of the asset by evaluating future business prospects and estimated cash flows. For some assets, our estimated fair value is dependent upon predicting which of our products will be successful. This success is dependent upon several factors, which are beyond our control, such as which operating platforms will be successful in the marketplace, market acceptance and competing products. Also, our revenue and earnings are dependent on our ability to meet our product release schedules.

SFAS No. 142 “Goodwill and Other Intangible Assets,” requires a two-step approach to testing goodwill for impairment for each reporting unit. Our reporting units are determined by the components of our operating segments that constitute a business for which both (1) discrete financial information is available and (2) segment information management regularly reviews the operating results of that component. SFAS No. 142 requires that the impairment test be performed at least annually by applying a fair-value-based test. The first step measures for impairment by applying fair-value-based tests at the reporting unit level. The second step (if necessary) measures the amount of impairment by applying fair-value-based tests to the individual assets and liabilities within each reporting unit.

To determine the fair values of the reporting units used in the first step, we use a combination of the market approach, which utilizes comparable companies’ data and/or the income approach, or discounted cash flows. Each step requires us to make judgments and involves the use of significant estimates and assumptions. These estimates and assumptions include long-term growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates based on our weighted average cost of capital, future economic and market conditions and determination of appropriate market comparables. These estimates and assumptions have to be made for each reporting unit evaluated for impairment. Our estimates for market growth, our market share and costs are based on historical data, various internal estimates and certain external sources, and are based on assumptions that are consistent with the plans and estimates we are using to manage the underlying business. Our business consists of publishing and distributing interactive entertainment software and content using both established and emerging intellectual properties and our forecasts for emerging intellectual properties are based upon internal estimates and external sources rather than historical information and have an inherently higher risk of accuracy. If future forecasts are revised, they may indicate or require future impairment charges. We base our fair value estimates on assumptions we believe to be reasonable but that are unpredictable and inherently uncertain. Actual future results may differ from those estimates.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS No. 157”).  SFAS No. 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities.  In February 2008, the FASB issued FSP FAS 157-2, “Effective Date of FASB Statement No. 157” which defers the implementation for certain non-recurring, nonfinancial assets and liabilities from fiscal years beginning after November 15, 2007 to fiscal years beginning after November 15, 2008, which will be the our fiscal year 2010.  In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” which clarifies the application of FAS 157 in a market that is not active. FSP FAS 157-3 is effective upon issuance, including prior periods for which financial statements have not been issued.  The statement provisions effective as of July 1, 2008, did not have a material effect on our results of operations, financial position or cash flows.  We are is evaluating the impact, if any, that the adoption of the remaining provisions will have on our consolidated results of operations, financial position or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. We adopted this statement on July 1, 2008 and did not make this election for any of our existing financial assets and liabilities. As such, the adoption of this statement did not have any impact on our consolidated results of operations, financial position or cash flows.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007) (“SFAS No. 141(R)”), “Business Combinations”, which requires the recognition of assets acquired, liabilities assumed, and any noncontrolling interest in an acquiree at the acquisition date fair value with limited exceptions. SFAS No. 141(R) will change the accounting treatment for certain specific items and includes a substantial number of new disclosure requirements. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS No. 141(R) is effective for our for acquisitions closing subsequent to June 30, 2009.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”, which establishes new accounting and reporting standards for noncontrolling interests (e.g., minority interests) and for the deconsolidation of a subsidiary. SFAS No. 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. We do not expect the adoption of SFAS No. 160 to have a material impact on its consolidated financial statements.

In December 2007, the FASB ratified the EITF consensus conclusion on EITF No. 07-01, “Accounting for Collaborative Arrangements”. EITF No. 07-01 defines collaborative arrangements and establishes reporting requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties. Under this conclusion, a participant to a collaborative arrangement should disclose information about the nature and purpose of its collaborative arrangements, the rights and obligations under the collaborative arrangements, the accounting policy for collaborative arrangements, and the income statement classification and amounts attributable to transactions arising from the collaborative arrangement between participants for each period an income statement is presented. EITF No. 07-01 is effective for interim or annual reporting periods in fiscal years beginning after December 15, 2008 and requires retrospective application to all prior periods presented for all collaborative arrangements existing as of the effective date. While we have not yet completed our analysis, we do not anticipate the implementation of EITF No. 07-01 to have a material impact on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of SFAS No. 133”. SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities, including how an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The provisions of SFAS No. 161 are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We do not expect the adoption of SFAS No. 161 to have a material impact on our consolidated financial statements.

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”).  FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). This change is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R and other GAAP. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The requirement for determining useful lives must be applied prospectively to intangible assets acquired after the effective date and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. We do not expect the adoption of this statement to have a material impact on our consolidated results of operations, financial position or cash flows.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”).  SFAS No. 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP for nongovernmental entities.  SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.”  We do not expect the adoption of this statement to have a material impact on our consolidated results of operations, financial position or cash flows.

In June 2008, the FASB ratified the EITF consensus on EITF No. 07-5, “Determining whether an instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF No. 07-5”) that discusses the determination of whether an instrument is indexed to an entity’s own stock.  The guidance of this issue shall be applied to outstanding instruments as of the beginning of the fiscal year in which this issue is initially applied. EITF No. 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. We are evaluating the impact, if any; the adoption of this statement will have on our consolidated results of operations, financial position or cash flows.

In December 2008, the FASB issued FSP SFAS 140-4 and FASB Interpretation (“FIN”) 46 (R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP SFAS 140-4 and FIN 46 (R)-8”).  This disclosure-only FSP is intended to provide greater transparency to financial statement users about a transferor’s continuing involvement with transferred financial assets and an enterprise’s involvement with variable interest entities and qualifying SPEs. FSP SFAS 140-4 and FIN 46 (R)-8 is effective for reporting periods (annual or interim) ending after December 15, 2008. We adopted this statement for the quarter ended December 31, 2008, and the adoption did not have a material impact on our consolidated results of operations, financial position or cash flows.

Results of Operations

The following table sets forth our results of operations expressed as a percentage of net revenues:

	For the year ending June 30,			Six Months Ended December 31,
	2008	2007	2006	2008	2007

Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of goods sold:
Product costs	55.5%	51.4%	56.2%	48.1%	34.6%
Royalties	12.3%	14.9%	29.6%	9.0%	23.2%
Intellectual property licenses	-	-	-	0.4%	-
Total cost of goods sold	67.8%	66.3%	85.8%	57.5%	57.8%

Gross profit	32.2%	33.7%	14.2%	42.5%	42.2%

Operating expenses:
Warehousing and distribution	1.2%	4.0%	1.0%	1.9%	1.4%
Sales and marketing	10.6%	17.0%	9.4%	22.3%	13.7%
Restructuring costs	-	-	-	2.2%	-
Transaction costs	3.9%	-	-	-	-
General and administrative	9.5%	18.2%	16.2%	17.0%	9.6%
Total operating expenses	25.2%	39.2%	26.6%	43.4%	24.7%

Operating income (loss)	7.0%	(5.5)%	(12.4)%	(0.9)%	17.5%

Interest expense	3.0%	1.5%	2.2%	0.6%	1.3%

Income (loss) before taxes	4.0%	(7.0)%	(14.6)%	(1.5)%	16.2%
Income tax (benefit) expense	(0.2)%	-	-	-	-
Net income (loss)	3.8%	(7.0)%	(14.6)%	(1.5)%	16.2%

Deemed dividend related to beneficial conversion feature on Series A convertible preferred stock	20.9%	-	-	4.4%	-
Net loss attributable to common shareholders	(17.1)%	(7.0)%	(14.6)%	(5.9)%	16.2%

Six Months Ended December 31, 2008 and 2007

Net Revenues.  Net revenues for the six months ended December 31, 2008 were $25,704,392, an increase of $3,158,814, or 14%, from net revenues of $22,545,578 for the comparable period in 2007.  The increase in net revenues was primarily driven by the increased volume of units sold.  For the six months ended December 31, 2008, the number of videogame units sold increased to approximately 1,312,000 units, a 490,000 increase from 822,000 units sold for the comparable period in 2007.  Average net revenue per videogame unit sold decreased 40%, from $27.43 to $19.59 for the six month periods ended December 31, 2007 and 2008, respectively. This decrease is due to a higher volume of Nintendo DS games sold in the period which have a lower sales price than Xbox 360 or Playstation 3 games. This is also attributed to our sales of Two Worlds on the next generation Xbox 360 platform in the prior comparable period and higher reserves required at December 31, 2008 to end the quarter at desirable field inventory levels.

Cost of Goods Sold.  Cost of goods sold for the six months ended December 31, 2008 increased to $14,778,005, up $1,743,390, or 13%, from $13,034,615 for the comparable period in 2007.  The cost of royalty expense for the six months ended December 31, 2008 decreased 56% from the cost of royalty expense for the six months ended December 31, 2007.  The decrease is a result of the successful launch of Two Worlds on the Xbox 360 platform in which the high profit margin resulted in increased royalty expense to the third party game developer.

Gross Profit.  For the six month periods ended December 31, 2008 and 2007, gross profit increased to $10,926,387 from $9,510,963, or 15%, and gross profit margin increased to approximately 43% from 42%.  The increase in gross profit is largely due to an increase in net revenue.  The increase in gross profit margin is primarily due to decrease in royalties paid. In 2007, Two Worlds had very high royalties due to the volume of sales of the game, therefore triggering additional royalties due to the developer. Our gross profit margins have generally increased during each year of our operations due to deeper engagement in the creative process of publishing videogames over time.

Warehousing and Distribution Expenses. For the six months ended December 31, 2008 and 2007, warehousing and distribution expenses were $476,563 and $310,363, respectively, resulting in an increase of 54%. This increase is due primarily to increase in units shipped and units currently being held at our third party warehouse when compared to 2007.

Sales and Marketing Expenses.  For the six months ended December 31, 2008, sales and marketing expenses increased 85% to $5,721,603 from $3,093,859 for the comparable period in 2007. This increase is primarily due to the increased number of titles in fiscal year 2009 when compared to 2008.  Advertising and marketing costs vary on a videogame by videogame basis depending on market conditions and consumer demand, and do not necessarily increase or decrease proportionate to sales volumes.  For the six months ended December 31, 2008, we incurred $782,381 in marketing costs for future game releases which are included in marketing expenses.  Included in sales and marketing expenses for the six months ended December 31, 2008 is a noncash charge of $75,468 for stock options granted to vendors during the period.

General and Administrative Expenses.   For the six months ended December 31, 2008, general and administrative expenses increased 102% to $4,365,015 from $2,158,553 for the comparable period in 2007. Wages included in general and administrative expenses increased from $439,597 for the six months ended December 31, 2007 to $1,772,553 for the six months ended December 31, 2008, an increase of 303%. In addition to employees, for the comparable prior period a consulting fee was incurred by us in payment for staff related expenses, occupancy costs, telephones and communications expenses, and office supplies. Such consulting fee totaled $920,930 for the six months ended December 31, 2007 and $0 for the six months ended December 31, 2008.  Professional fees increased 457% from $123,574 for the six months ended December 31, 2007 to $688,320 for the six months ended December 31, 2008 as a result of the Gamecock acquisition and increased costs associated with being a public company. Travel and entertainment expenses were $247,457 for the six months ended December 31, 2007, decreasing 15% to $209,499 for the six months ended December 31, 2008. General and administrative expenses as a percentage of net revenues increased, to approximately 17% for the six months ended December 31, 2008 from 10% for the same period in fiscal year 2008.  In addition, for the six months ended December 31, 2008, general and administrative expenses include a $267,037 charge for noncash compensation related to employee stock options and restricted stock granted.

As a result of the Acquisition, it is anticipated that staffing will increase, partly to comply with financial and accounting reporting requirements of a public company. In addition it is expected, as additional sales territories are added and more videogames are offered for sale, that sales will increase. It is anticipated that staffing will increase to support the increased sales volume.

Restructuring Costs: For the six months ended December 31, 2008, we incurred $560,806 in restructuring costs related to the Gamecock acquisition. These primarily consist of salaries and severance for Gamecock employees who seperated from service after the Gamecock acquisition as part of restructuring Gamecock's operations.

Transaction Costs.  For the six months ended December 31, 2008, we incurred $28,675 in costs related to the Acquisition. These costs included professional fees to accounting firms, law firms and advisors.

Operating Income (Loss).   For the six months ended December 31, 2008, our operating loss was $226,275 versus operating income of $3,948,188 in the prior year period, which was a result of the successful launch of Two Worlds. For the six months ended December 31, 2008, operating loss as a percentage of net revenue was (0.9)%.

Interest and Financing Costs.   For the six months ended December 31, 2008, interest and financing costs decreased to $158,934 from $290,310 for the prior year period due to a decrease in average borrowings as a result of the increase in working capital provided by the sale of preferred stock in 2008.  Also, the interest rate on the line of credit decreased in 2008.

Net Income (Loss).   For the six months ended December 31, 2008, we generated a net loss of $385,209 as compared to net income of $3,657,878 in the same period of the prior year.

Years ended June 30, 2008 and June 30, 2007

Net Revenues.  For the year 2008, net revenues increased to $40,153,094 from $12,544,046 in the prior year same period. The significant increase in net revenues for fiscal year 2008 is due primarily to the launch of more videogames for the next generation hardware platforms compared to the launch of videogames for fiscal year 2007. The number of units sold for fiscal year 2007 was approximately 678,000 units increasing to approximately 1,228,000 units for fiscal year 2008, an increase of 81%; while the average net revenue per videogame sold increased approximately 77%, from $18.52 to $32.70.

We have continued to be significantly involved in the creative process of videogame development in fiscal year 2008 which has continued our efforts from fiscal year 2007 to (i) establish a reputation as a successful videogame publisher; (ii) build a large enough portfolio of videogame titles so that we now focus on developing higher quality, more creative videogames as opposed to focusing on building a critical volume of videogames; and (iii) increase our personnel and dedicate the necessary human resources to become engaged in the creative process. This has resulted in a substantial increase in net revenues for fiscal year 2008 compared to fiscal year 2007. Although there can be no assurances, we expect that net revenues will continue to improve on a year to year basis as we further dedicate ourself to deeper involvement in the creative process and to the development of videogames for the newest platforms.

Cost of Goods Sold. For fiscal year 2008, the cost of goods sold increased to $27,205,359 from $8,315,843 for the prior year same period, an increase of 227%. This increase is largely because of the variable costs of manufacturing of videogame discs or cartridges, license fees to the hardware manufacturers and developer and royalty fees. The cost of royalty expense also increased in fiscal year 2008 from the prior year same period by 164%. This is a result of increased sales revenue and developer royalty agreements for videogames released during the period.

Gross Profit.  For fiscal year 2008, gross profit increased to $12,947,735 from $4,228,203 for the prior year same period, while the gross profit margin decreased to 32.3% from 33.7% for the prior year period. This slight decrease in gross margins is primarily due to sales of Grid, which has a lower gross margin resulting from higher co-publishing and distribution royalty costs as a percentage of total net revenue. However, our gross profit margins have generally increased during each year of our operations due to (i) deeper engagement in the creative process of publishing videogames over time and (ii) migration towards publishing videogames for next generation hardware platforms that allow videogames to be sold at higher prices, without a proportionate increase in cost of goods sold.

Warehousing and Distribution Expenses. For fiscal years 2008 and 2007, warehousing and distribution expenses were $468,008 and $502,132, respectively, resulting in a decrease of 7%. This decrease is due primarily to our efforts to reduce costs by having manufacturers directly ship videogames to customers rather than having all sales go through a third party warehouse and logistics provider.

Sales and Marketing Expenses ..  For fiscal year 2008, sales and marketing expenses increased 101% to $4,257,290 from $2,128,025 for the same period in the prior year. This increase is primarily due to larger marketing budgets for the videogames released during fiscal year 2008. This increase is partially due to higher sales commissions that increase proportionately as sales volume increases and the increased marketing at trade shows that coincides with the launch of new titles. Advertising and marketing costs vary on a videogame by videogame basis depending on market conditions and consumer demand, and do not necessarily increase or decrease proportionate to sales volumes.

Transaction Costs.  During fiscal year 2008, we incurred $1,579,946 in costs related to the Acquisition. These costs included professional fees to public accountant firms, law firms and advisors.

General and Administrative Expenses.   For fiscal year 2008, general and administrative expenses increased 68% to $3,827,621 from $2,276,818 for the same period in the prior year. Included in such expenses is the consulting fee incurred by us in payment for staff related expenses, occupancy costs, telephones and communications expenses, and office supplies. This consulting fee was incurred through December 31, 2007, at which time we no longer had a need for the consulting arrangement as these functions were handled internally. Such consulting fee totaled $1,183,195 for fiscal year 2007 and $920,930 for fiscal year 2008. In addition to the staffing provided by consultants, we also had direct employees. Such wages increased from $192,733 for fiscal year 2007 to $1,371,487 for fiscal year 2008, an increase of 612%. Professional fees increased 74% from $104,568 in fiscal year 2007 to $182,359 in fiscal year 2008. Travel and entertainment expenses were $157,595 in fiscal year 2007, increasing 172% to $429,413 in fiscal year 2008. General and administrative expenses as a percentage of net revenues decreased, to 9.5% for fiscal year 2008 from 18.2% for fiscal year 2007.

As a result of the Acquisition, it is anticipated that staffing will increase, partly to comply with financial and accounting reporting requirements of a public company. In addition it is expected, as additional sales territories are added and more videogames are offered for sale, that sales will increase. It is anticipated that staffing will increase to support the increased sales volume.

Operating Income (Loss).   For fiscal year 2008, operating income was $2,814,870 versus an operating loss of $678,772 in the prior year period. The increase in operating income is principally due to our release of new, more profitable videogame titles.   For fiscal year 2008, operating income as a percentage of net revenue was 7.0%.

Interest and Financing Costs.   For fiscal year 2008, interest and financing costs increased to $1,191,014 from $187,440 for the prior year period due to (1) an increase in average borrowings related to funding the increased costs for development of videogames with third parties, (2) an increase in accounts receivable as a result of increased sales and (3) due to a non-cash interest charge of $643,418 for common stock issued in connection with the conversion of a note payable into SouthPeak preferred stock.

Income Taxes. The income tax provision for fiscal year 2008 was $70,298, compared to an expense of $0 during fiscal year 2006. The effective tax rates expressed as a percent of income were 4.33% and 0% for the years ended June 30, 2008 and 2007, respectively. The income tax provision changed in 2008 due to the termination of our Subchapter K tax election on May 12, 2008.  Prior to May 12, 2008, the Company and its subsidiaries had elected to be taxed as partnerships under Subchapter K of the Internal Revenue Code. Therefore, the results of the Companys operations were included in the taxable income of the individual members. As a result, no provision for federal income taxes was included in the consolidated financial statements for the year ended June 30, 2007.

Net Income.   For fiscal year 2008, we generated net income of $1,553,558 as compared to net loss of $866,212 for fiscal year 2007.

Years ended June 30, 2007 and 2006

Net Revenues.  For fiscal year 2007, net revenues increased to $12,544,046 from $6,235,148 in the prior year. The significant increase in net revenues is due primarily to the launch of new videogames in fiscal year 2007, including our first videogame for a next generation hardware platform. The number of units sold for fiscal year 2006 was approximately 386,000 units increasing 76% to approximately 678,000 units for fiscal year 2007, while the average net revenue per videogame sold increased 15% from $16.15 to $18.52.

Cost of Goods Sold. For fiscal year 2007, the cost of goods sold increased to $8,315,843 from $5,346,809 for the prior year. This increase primarily is due to the increase in sales, with cost of goods sold being 66.3% and 85.8% of net revenues for fiscal years 2007 and 2006 respectively.

Gross Profit.  For fiscal year 2007, gross profit increased to $4,228,203 from $888,339 for the prior year while the gross profit margin increased to 33.7% from 14.2% for the prior year. In general, our gross profit margins have increased during each year of our operations due to (i) deeper engagement in the creative process of publishing videogames over time and (ii) migration towards publishing videogames for next generation hardware platforms that allow videogames to be sold at higher prices, without a proportionate increase in cost of goods sold. These factors are principally responsible for the substantial increase in gross profit margins for fiscal year 2007 compared to fiscal year 2006. Although there can be no assurances, we expect that gross profit margins will continue to improve on a year to year basis as we further dedicate ourselves to deeper involvement in the creative process and to the development of videogames for the newest platforms.

Warehousing and Distribution Expenses.  For fiscal year 2007, warehousing and distribution expenses increased to $502,132 from $62,197 for the prior year. This increase is principally due to higher variable costs associated with storage and logistics, which increase as sales volume increases and as the number of videogames warehoused increases. Warehousing and distribution expenses as a percentage of net revenues increased to 4% for 2007 from 1% for the prior year principally as a result of the fact that a larger percentage of our sales were in the US as a percentage of total sales. Our US operations have a higher warehousing and distribution cost than our European operations.

Sales and Marketing Expenses.  For fiscal year 2007, sales and marketing expenses increased 262% to $2,128,025 from $587,667 for the prior year. This increase primarily is due to higher sales commissions that increase proportionately as sales volume increases and with the increased marketing at trade shows that coincides with the launch of new titles. Advertising and marketing costs vary on a videogame by videogame basis depending on market conditions and consumer demand, and do not necessarily increase or decrease proportionate to sales volumes. Sales and marketing expenses as a percentage of net revenues increased from 9.4% for fiscal year 2006 to 17.0% for fiscal year 2007, principally as a result of a strategy of increasing advertising with new videogame releases. Advertising expenses for fiscal years 2007 and 2006 were approximately $1,606,247 and $446,588 respectively.

General and Administrative Expenses.  For fiscal year 2007, general and administrative expenses increased to $2,276,818 from $1,007,248 in the prior year. Included in such expenses is the consulting fee incurred by the company in payment for staff related expenses, occupancy costs, telephones and communications expenses, and office supplies. Such consulting fee totaled $652,582 for fiscal year 2006, increasing 81% to $1,183,195 for fiscal year 2007. In addition to the staffing provided by consultants, we also had direct employees. Such wages increased from $81,379 for fiscal year 2006 to $192,733 for fiscal year 2007, an increase of 137%. Professional fees increased 68% from $62,206 in fiscal year 2006 to $104,568 in fiscal year 2007. Travel and entertainment expenses were $50,843 in fiscal year 2006, increasing 210% to $157,595 in fiscal year 2007. General and administrative expenses as a percentage of net revenues was 18.2% for fiscal year 2007 and 16.2% for fiscal year 2006.

Operating Income.  For fiscal year 2007, the operating loss was $678,772 versus an operating loss of $768,773 in the prior year. The decrease in operating losses is principally due to the increase in gross profit margins. For fiscal year 2007 operating loss as a percentage of net revenue was 5.4% compared to 12.3% for the prior year.

Interest and Financing Costs. For fiscal year 2007, interest and financing costs increased to $187,440 from $138,672 for the prior year due to an increase in average borrowing under the line of credit related to funding the increased costs for development of videogames with third parties and the increase in the accounts receivables prior to payment by customers.

Income Taxes.  Prior to the Acquisition, we were taxed as a partnership. As a partnership under the Internal Revenue Code, we were generally not liable for income taxes. Rather, our taxable income was reported to our members and applicable income taxes were paid by the members. Therefore, there are no provision (benefit from) income taxes in our consolidated financial statements for fiscal years 2007 and 2006.

Net Loss.  For fiscal year 2007, we generated a net loss of $866,212, as compared to a net loss of $907,445 for the fiscal year 2006.

Quarterly Operating Results Not Meaningful

Our quarterly net revenues and operating results have varied widely in the past and can be expected to vary in the future, due to numerous factors, several of which are not under our control. These factors include the timing of our release of new titles, the popularity of both new titles and titles released in prior periods, changes in the mix of titles with varying gross margins, the timing of customer orders and fluctuations in consumer demand for gaming platforms. Accordingly, our management believes that quarter-to-quarter comparisons of our operating results are not meaningful.

Liquidity and Capital Resources

Historically, we have met our capital needs through our operating activities, our line of credit and, prior to the Acquisition, loans from related persons and our members. Our cash and cash equivalents were $212,647 at December 31, 2008, $4,095,036 at June 30, 2008 and $510,265 at June 30, 2007. Our cash is and was used principally for working capital purposes, including milestone payments for advances on royalties.

We expect continued volatility in the use and availability of cash due to fluctuations in receivables collections and quarterly working capital needs necessary to finance our business and growth objectives. During the last quarter of fiscal year 2008 and first quarter of fiscal year 2008, we sold preferred stock which provided additional liquidity to fund continued growth through the investment in videogame development. As of December 31, 2008, our operating activities combined with the preferred stock sold funded our working capital needs.

Although there can be no assurance, our management believes that there will be sufficient capital resources from our operations, our line of credit and the sale of preferred stock to finance our requirements for development, production, marketing, the purchases of equipment, and the acquisition of intellectual property rights for future products for at least the next 12 months. Furthermore, as a result of the Acquisition, we have enhanced our ability to finance our operations and future growth.

Line of Credit. We have a revolving loan due to a financial institution, with a maximum outstanding amount of $7.5 million at December 31, 2008. The loan bears interest at prime plus 0.5%, which was 3.75% and 7.75% at December 31, 2008 and 2007, respectively, 8.75% at June 30, 2007 and 5.50% as of June 30, 2008. The outstanding loan amount cannot exceed 65% of eligible accounts receivable from North American operations. Payments received on such accounts are processed by the financial institution as payments on the revolving loan. The line is collateralized by gross accounts receivable of  $10,543,000 at December 31, 2008 and $13,629,000 and $6,036,000 at June 30, 2008 and June 30, 2007, respectively. The line of credit is further collateralized by the personal guarantees, and pledge of personal securities and assets, by two stockholders. The note contains certain financial and non-financial covenants, and at June 30, 2008 and June 30, 2007, we were in compliance with the covenants.

At December 31, 2008 and June 30, 2008, the loan outstanding totaled $7,422,558 and $4,851,819, respectively, and the remaining available under the line of credit amounted to $77,442 and $148,180, respectively. In the future, we may elect to increase the maximum outstanding amount on the line of credit as our business grows and our gross margins continue improving in the ordinary course of business. For the six months ended December 31, 2008 and 2007, interest expense relating to the line of credit was $86,703 and $228,755, respectively. For fiscal years 2008 and 2007, interest expense relating to the line of credit was $247,357 and $183,402, respectively. At June 30, 2007 the outstanding line of credit balance is $4,822,872 and the remaining available under the line of credit amounted to $ 0. All interest is expensed. The termination date of the line of credit is November 30, 2009. Our management believes that the line of credit will be renewed and potentially expanded in the normal course of business.

Cash Flows. We expect that we will make significant expenditures relating to advances on royalties to third-party developers to fund our continued growth. Our future cash commitments relating to these investments are detailed below in Contractual Obligations.  Cash flows from operations are affected by our ability to release successful titles. Though many of these titles have substantial royalty advances and marketing expenditures, once a title recoups these costs, incremental net revenues typically will directly and positively impact cash flows.

For the six months ended December 31, 2008, we had net cash used in operating activities of $6,400,299 compared to $6,141,056 for the six months ended December 31, 2007. Although there is a large decrease in net income between the periods, there are other factors that have led to the negative cash flow from operations, which include a large amount of inventory on hand at December 31, 2008 and large accounts receivable balances as a result of sales for both periods. The largest increase in cash provided by operating activities for the six months ended December 31, 2008 was a decrease in accounts receivable of $2,001,549.

For fiscal year 2008, we had net cash used in operating activities of $6,163,950 as compared $3,119,684 for fiscal year 2007. Although there is a large swing in income in comparing fiscal years 2008 to 2007, there other factors that have led to the negative cash flow from operations, which includes a large amount of inventory on hand at June 30, 2008 and large accounts receivable balances as a result of large sales volume in June 2008. With the increased cash flow for fiscal year 2008 as a result of net income and the sale of preferred stock, our liabilities were paid down, including accrued expenses - related parties and accrued royalties.  The largest increase in cash provided by operating activities for fiscal year 2008 was an increase in accounts payable of $12,290,066. Generally, when new videogames are launched, there is a large amount of payables and receivables on the books to account for the cost of manufacturing the videogames, and from the large sales volume.  In June 2008, Grid was successfully launched, leading to large balances of accounts payable and accounts receivable on the books at June 30, 2008.

The cash used in investing activities for the six months ended December 31, 2008 and 2007 was $891,068 and $329,863, respectively.  The cash used in investing activities during fiscal years 2008 and 2007 was $708,290 and $112,030, respectively. The cash used in each period primarily related to the purchase of office and computer equipment and the Gamecock acquisition for the six months ended December 31, 2008.

During the six months ended December 31, 2008, financing activities resulted in net cash used of $3,589,922 and net cash provided of $4,469,714 for the six months ended December 31, 2007. For the six months ended December 31, 2008, the sale of the preferred stock provided additional cash flow for the period, while available cash for the period went in part to pay down the line of credit. Conversely, for the period ended December 31, 2007, we had additional borrowings on the line of credit to fund cash needs for the launch of Two Worlds on the Xbox 360 platform.

During fiscal year 2008 and 2007, financing activities resulted in net cash provided of $10,511,909 and $3,595,912, respectively. The largest items that provided cash were the sale of preferred stock and the proceeds from a convertible note payable. We utilized cash provided by financing activities to fund our operations.

We are now able to meet a substantial portion of our capital needs through operating cash flows, our line of credit and the sale of preferred stock. Additionally, as our gross profit margins increase our operating cash flows are expected to contribute more towards our capital needs in the future. Although there can be no assurances, our management believes that we have sufficient capital resources from our operations, our line of credit, and the sale of preferred stock to finance our operations and growth.

Contractual Obligations

Operating Obligations. We regularly enter into contractual arrangements with third parties for the development of videogames. Under these agreements, we commit to provide specified payments to a developer, based upon contractual arrangements, and conditioned upon the achievement of specified development milestones. These payments to third-party developers typically are deemed to be advances and are recoupable against future royalties earned by the developers based on the sale of the related videogame. On October 26, 2007, we entered into an agreement with a third party developer in connection with certain development agreements. Pursuant to the agreement, we committed to spend specified amounts for marketing support for the related videogame which is to be developed. We lease our United Kingdom and Midlothian, Virginia office space. We entered into a three year non cancelable operating lease for our Midlothian, Virginia headquarters in January 2008, with monthly rent of $7,542. In October 2007, we entered into a new one year lease for our United Kingdom, effective December 2007, with a monthly rent of $5,188.

Long-Term Obligations. We have minimum principal payments due on a mortgage loan. In October 2007, we purchased a building and land in Grapevine, Texas for $1,175,000. This building has 7,000 square feet and is being used for office space. In connection with the purchase, we entered into a 20 year mortgage with a financial institution in the amount of $1,068,450. The interest rate on the mortgage adjusts every five years to prime minus 0.25%, and has an initial rate of 7.5%. Monthly principal and interest payment are $8,611 with interest only payments for the first six months. The mortgage is secured by land and building with a net book value of $1,294,573 at June 30, 2008. Two of our stockholders have personally guaranteed the mortgage note.

The total future minimum commitments for the above and other contractual arrangements in place as of  December 31 , 2008 are scheduled to be paid as follows:

	Payment due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	$1,988,951	$103,332	$206,664	$206,664	$1,472,291
Operating lease obligations	329,818	127,705	164,909	37,204	-
Other contractual obligations	10,909,017	10,439,587	469,430	-	-
Total	$13,227,786	$10,670,624	$841,003	$243,868	$1,472,291

In the normal course of business, we execute contracts with third parties for development of videogames. During the period from July 1, 2008 to September 16, 2008, we entered into four agreements with such developers for an aggregate royalty commitment of approximately $2,130,000.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 10, 2008, we acquired Gamecock pursuant to a definitive purchase agreement, or the Gamecock Agreement, with Vid Agon, LLC, or the Seller, and Vid Sub, LLC, or the Member. The Member is a wholly-owned subsidiary of the Seller and owner of approximately 96% of Gamecocks outstanding membership interests which consist of 100% of Gamecock's outstanding preferred interests.  Pursuant to the terms of the Gamecock Agreement, we acquired all of the outstanding membership interests of the Member in exchange for aggregate consideration of 7% of the revenue from sales of certain videogames of Gamecock, net of certain distribution fees and advances, a warrant to purchase 700,000 shares of our common stock and the assumption of Gamecock's liabilities.  The acquisition is accounted for under the purchase method of accounting for which only the assumption of liabilities and the warrant are treated as consideration.

The unaudited pro forma condensed combined balance sheet as of September 30, 2008 gives effect to the Gamecock acquisition as if had occurred on that date. The unaudited pro forma condensed combined statements of operations for the year ended June 30, 2008 and September 30, 2008 and for the three months ended September 30, 2008 give effect to the Gamecock acquisition as if it had occurred on July 1, 2008 and as if the Gamecock year ended September 30, 2008 coincided with our fiscal year ended June 30, 2008. The unaudited pro forma financial information is based upon currently available information and assumptions and estimates which we believe are reasonable. These assumptions and estimates, however, are subject to change. In our opinion, all adjustments have been made that are necessary to fairly present the pro forma information. The unaudited pro forma financial information is presented for informational purposes only and is not indicative of either future results of operations or results that might have been achieved if the transactions had been consummated as of July 1, 2008. The pro forma financial information should be read in connection with the financial statements of Gamecock included elsewhere in this prospectus, our consolidated financial statements included elsewhere in this prospectus, and the accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2008

	SouthPeak	Gone Off	Pro Forma		Pro Forma
	Interactive	Deep	Adjustments	Note	Combined
Assets

Current assets:
Cash and cash equivalents	1,237,438	394,853			1,632,291
Accounts receivable, net of allowances	9,055,027	505,297			9,560,324
Inventories	4,389,342	158,599			4,547,941
Current portion of advances on royalties	5,963,792	2,820,000			8,783,792
Prepaid expenses and other current assets	4,947,531	86,696			5,034,227

Total current assets	25,593,130	3,965,445			29,558,575

Goodwill	-	-	5,878,831	(1)	5,878,831
Advances on royalties, net of current portion	-	590,000	1,930,000	(2)	2,520,000
Property and equipment, net	1,818,822	210,750			2,029,572
Other assets	557,948	22,681			580,629

Total assets	27,969,900	4,788,876			40,567,607

Liabilities and Stockholders Equity (Deficiency)

Current liabilities:
Line of credit	2,687,628	-			2,687,628
Due to customers	-	634,402			634,402
Accounts payable	12,288,444	7,302,740	(2,500,000)	(3)	17,091,184
Customer advances, current portion	-	12,575,004	(9,363,904)	(4)	3,211,100
Accrued royalties	-	672,977			672,977
Accrued expenses related party	-	206,661	(206,661)	(5)	-
Accrued expenses and other current liabilities	1,200,579	1,243,319			2,443,898

Total current liabilities	16,176,651	22,635,103			26,741,189

Customer advances, net of current portion	-	250,005			250,005
Other long term liabilities	1,031,477	-			1,031,477

Total liabilities	17,208,128	22,885,108			28,022,671

Redeemable Preferred Interest	-	32,350,046	(32,350,046)	(6)	-

Stockholders equity (deficiency):
Preferred stock	1,456	-			1,456
Common stock	3,592	-			3,592
Additional paid in capital (includes warrants)	23,493,029	-	1,783,164	(7)	25,276,193
Retained earnings	(12,490,902)	(50,563,342)	50,563,342	(6)	(12,490,902)
Other comprehensive income (loss)	(245,403)	117,064	(117,064)	(6)	(245,403)

Total stockholders equity (deficiency)	10,761,772	(50,446,278)			12,544,936
Total liabilities and stockholders equity (deficiency)	27,969,900	4,788,876			40,567,607

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended June 30, 2008 and September 30, 2008

	For the Year ended June 30, 2008 SouthPeak	For the Year ended September 30, 2008 Gone Off	Pro Forma		Pro Forma
	Interactive	Deep	Adjustments	Note	Combined
Net revenues	40,153,094	3,681,849			43,834,943

Cost of goods sold:
Product costs	22,280,392	4,705,194			26,985,586
Royalties	4,924,967	4,341,595			9,266,562

Total cost of goods sold	27,205,359	9,046,789			36,252,148

Gross profit (loss)	12,947,735	(5,364,940)			7,582,795

Operating expenses:
Warehousing and distribution	468,008	-			468,008
Sales and marketing	4,257,290	7,450,732			11,708,022
Transaction costs	1,579,946	-			1,579,946
General and administrative	3,827,621	3,309,790			7,137,411
Impairment of prepaid royalties and guarantees	-	28,945,221			28,945,221

Total operating expenses	10,132,865	39,705,743			49,838,608

Income (loss) from operations	2,814,870	(45,070,683)			(42,255,813)

Interest expense	1,191,014	-			1,191,014

Net income (loss) before income taxes	1,623,856	(45,070,683)			(43,446,827)
Income tax expense	70,298	-			70,298

Net income (loss)	1,553,558	(45,070,683)			(43,517,125)

Deemed Dividend	8,405,383	-			8,405,383

Net income (loss) attributable to shareholders	(6,851,825)	(45,070,683)			(51,922,508)

Shares used in calculation:
Basic	35,125,697				35,125,697
Diluted	36,842,506				36,842,506

Net income (loss) per share
Basic	(0.20)				(1.48)
Diluted	(0.20)				(1.48)

Unaudited Pro Forma Condensed Combined Statement of Operations
For Three Months Ended September 30, 2008

	SouthPeak	Gone Off	Pro Forma		Pro Forma
	Interactive	Deep	Adjustments	Note	Combined
Net revenues	8,391,611	642,119			9,033,730

Cost of goods sold:
Product costs	5,425,553	669,175			6,094,728
Royalties	808,921	765,849			1,574,770
Intellectual property licenses	43,980	-			43,980

Total cost of goods sold	6,278,454	1,435,024			7,713,478

Gross profit	2,113,157	(792,905)			1,320,252

Operating expenses:
Warehousing and distribution	207,583	-			207,583
Sales and marketing	1,898,455	3,612,904			5,511,359
Transaction costs	18,380	-			18,380
General and administrative	1,481,614	760,752			2,242,366
Impairment of prepaid royalties and guarantees	-	28,945,221			28,945,221

Total operating expenses	3,606,032	33,318,877			36,924,909

Income from operations	(1,492,875)	(34,111,782)			(35,604,657)

Interest expense	58,879	-			58,879

Net income (loss) before income taxes	(1,551,754)	(34,111,782)			(35,663,536)
Income tax expense	-	-			-

Net income (loss)	(1,551,754)	(34,111,782)			(35,663,536)

Deemed Dividend	1,142,439	-			1,142,439

Net income (loss) attributable to shareholders	(2,694,193)	(34,111,782)			(36,805,975)

Shares used in calculation:
Basic	35,920,100				35,920,100
Diluted	53,568,724				53,568,724

Net income (loss) per share
Basic	(0.08)				(1.02)
Diluted	(0.08)				(1.02)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements and notes give effect to the combination of the Company and Gamecock. The acquisition was accounted for as a purchase business combination.

The unaudited pro forma condensed combined balance sheet gives effect to the acquisition as if had occurred on September 30, 2008. The unaudited pro forma condensed combined statements of operations for the three months ended September 30, 2008 and for the year ended June 30, 2008 are presented as if the Gamecock acquisition had occurred on July 1, 2008 and as if the Gamecock year ended September 30, 2008 coincided with the fiscal year ended June 30, 2008 of the Company.

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of the Company and Gamecock after giving effect to the acquisition, as well as the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of the Company that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the Company. This information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements, the consolidated financial statements and accompanying notes included in our annual report filed on Form 10-K for the year ended June 30, 2008, our quarterly report on Form 10-Q for the quarter ended September 30, 2008, and the financial statements of Gamecock included as Exhibit 99.1 in this Current Report on Form 8-K/A.

2. Purchase Price Allocation

The purchase consideration consisted of the following:

Value of 700,000 warrants to purchase common stock with an exercise price of $1.50 per share based on the closing date of the transaction, October 10, 2008	$1,033,164
Liabilities assumed	10,814,543
Transaction costs	750,000

Total purchase consideration	$12,597,707

The purchase price is allocated based on management's preliminary estimate of the fair values of assets acquired and liabilities assumed as of September 30, 2008. Certain elements of the purchase price allocation are considered preliminary, particularly as it relates to the final valuation of certain identifiable intangible assets and in-process video game development and there could be significant adjustments when the valuation is finalized.

The acquisition was recorded on a preliminary basis under the purchase method and total consideration was allocated to the fair value of assets and liabilities acquired as follows:

Purchase price	12,597,707
Less:
Cash and cash equivalents	394,853
Accounts receivable	505,297
Inventories	158,599
Advances on royalties	5,340,000
Prepaid expenses and other current assets	86,696
Property and equipment	210,650
Other assets	22,681

Goodwill	5,878,831

3. Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined financial statements:

(1)	Adjustment to reflect residual calculation of goodwill, which includes managements estimate of $750,000 in transaction costs
(2)	Adjustment to reflect estimated fair value of game titles
(3)	Adjustment to managements fair value estimate of accounts payable
(4)
Customer advances are considered deferred revenue obligations under purchase accounting. Adjustment reflects the fair value of satisfying the remaining deferred revenue obligations associated with these advances.

(5)	Adjustment to remove accrued expenses due to seller
(6)	Adjustment to remove Gone off Deeps equity under purchase accounting
(7)	Adjustment to include the value of equity (warrant) consideration given to seller of $1,033,164 and transaction costs of $750,000 per managements estimates

BUSINESS

Overview

We are an independent developer and publisher of interactive entertainment software. We develop, market and publish videogames for all leading gaming and entertainment hardware platforms, including Sonys PLAYSTATION3, or PS3, and PlayStation2, or PS2, computer entertainment systems; Sonys PSP (PlayStationPortable) system, or PSP; Microsofts Xbox 360 videogame and entertainment system, or Xbox 360, Nintendos Wii, or Wii, DS, or DS, and Game Boy Advance, or GBA, and for the PC and Games for Windows. Our titles span a wide range of categories and target a variety of consumer demographics ranging from casual players to hardcore videogame enthusiasts.

Our business model is primarily based on utilizing a network of third-party software developers and independent studios to develop our products. We are positioned as an “indie” label videogame developer and publisher working with independent developers to create and publish our videogames. We have cultivated relationships with independent videogame studios and developers in the United States, Europe, Australia and Asia, that provide us with innovative and compelling videogame concepts.

We have produced strong historical results with growing net revenues of approximately $6.2 million, $12.5 million and $40.2 million for the fiscal years ended June 30, 2006, 2007 and 2008, respectively. Management expects its growth strategy will drive continued performance above industry averages for 2009 and beyond. We plan to leverage our business model and the expanding universe of independent developers to accelerate investment in new and creative products in order to serve a rapidly expanding base of global consumers.

We incorporated in Delaware on August 10, 2005 under the name Global Services Partners Acquisition Corp. to serve as a vehicle to effect an acquisition, through a merger, capital stock exchange, asset acquisition or other similar business combination with a then-unidentified operating business. On May 12, 2008, we acquired all of the outstanding membership interests of SouthPeak Interactive L.L.C., or SouthPeak, pursuant to a Membership Interest Purchase Agreement. SouthPeak was originally formed in 1996 as an independent business unit of SAS Institute, Inc. We refer to the acquisition of SouthPeak herein as the Acquisition. We are headquartered in Midlothian, Virginia, and have offices in Grapevine, Texas and Leichester, England.

Information related to the Acquisition

Continued Corporate Existence

Following our special meeting held on April 24, 2008, the business combination between us and SouthPeak Interactive, L.L.C., as initially proposed, was not approved. On April 25, 2008, we began negotiations with SouthPeak Interactive, L.L.C. related to the Acquisition and involving shares of our common stock as consideration.  The Acquisition, however,  necessitated that we take steps to continue our corporate existence following distribution of the trust fund, rather than effecting a dissolution and liquidation.  In considering whether to continue our corporate existence, our board of directors took into account that we had stated in our initial public offering prospectus that our certificate of incorporation required our officers to dissolve and liquidate the Company, and we would not propose to amend the requirements to distribute the amount in the trust account and any remaining net assets, if we did not complete a business combination within the required time period.

Under Article Fifth (C) of our certificate of incorporation, the provision requiring our officers to dissolve and liquidate the Company as soon as reasonably practicable, terminated on April 25, 2008.  Article Fifth of our certificate of incorporation in effect on April 25, 2008, or the GSPAC Charter, stated that provisions (A) through (E) shall apply during the period commencing upon the filing of this Certificate of Incorporation and shall terminate upon the first to occur of the (i) consummation of any Business Combination and (ii) Termination Date. The GSPAC Charter defines a Business Combination as an acquisition by us of an operating business and the Termination Date as the date, if we do not consummate a Business Combination, that is the later of (a) 18 months after the consummation of our initial public offering and (b) 24 months after the consummation of our initial public offering in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but such Business Combination was not consummated within such 18 month period. We entered into a letter of intent with SouthPeak Interactive, L.L.C. prior to the expiration of such 18 month period and therefore the Termination Date was set as April 25, 2008.

Following the special meeting on April 24, 2008, our board of directors determined that no Business Combination would be consummated prior to the close of business on the Termination Date. In accordance with the GSPAC Charter, effective on April 25, 2008, each share of our Class B common stock was cancelled and automatically converted into the right to receive a pro rata portion of the trust account. Also on April 25, 2008, we directed the trustee of the trust account to distribute its funds to all holders of Class B common stock.  Following April 25, 2008, in accordance with Article Fifth of the GSPAC Charter, provisions (A) through (E) of Article were terminated. As a result of this termination, the requirement set forth in Article Fifth (C) that our officers  take all action necessary to dissolve and liquidate the Company as soon as reasonably practicable was eliminated.

As a result of Article Fifth (C) terminating following the Termination Date, our officers would have had to complete our dissolution and liquidation nearly instantaneously in order for the provision to have any meaning.  Our board of directors considered this time frame and the fact that such a dissolution and liquidation was not a legal possibility under the laws of the state of Delaware.  This fact, coupled with the proposed acquisition of SouthPeak Interactive, L.L.C. presented to us on April 25, 2008, led the board of directors to conclude the not proceeding immediately to our dissolution and liquidation was in the best interests of our stockholders.  For a discussion of the potential adverse consequences associated with our continued corporate existence, read the risk factor “We may be subject to claims for rescission or damages from our stockholders…” beginning on page 8.

In determining the advisability of the Acquisition and the continuation of our corporate existence, which is inconsistent with the course of action described in our initial public offering prospectus, our board of directors took into account, among other things, the following:

•
The market price of our common stock had historically been (and continues to be) significantly higher than the liquidation value per share of the common stock, including during the period following the special meeting on April 24, 2008.  We estimate that the holders of our common stock would have received nothing following the liquidation of the trust fund, whereas the market price of our common stock on the Over-the-Counter bulletin board ranged from $0.40 per share to $1.05 per share after the special meeting on April 24, 2008 and during our negotiations with SouthPeak Interactive, L.L.C. through May 12, 2008 (the day we entered into our agreement with SouthPeak Interactive, L.L.C.).

•	Our Class W and Class Z warrants would become worthless if we had not continued our corporate existence.

•
Our Class B stockholders would not be harmed by our continued corporate existence because the proceeds from the trust account would be distributed to them regardless of whether the course of action described in our initial public offering prospectus was taken or we continued our corporate existence.

•
The board of directors has a fiduciary obligation to protect the interests of all of our stockholders, and our board of directors determined continuing our corporate existence and acquiring SouthPeak Interactive, L.L.C. would enhance value to the common stockholders, without adversely affecting the outcome for the Class B common stockholders.

•
Our board of directors expected that continuing our corporate existence and acquiring SouthPeak Interactive, L.L.C. would enhance value to four out of six classes of our publicly traded securities (the common stock, the Class W warrants, the Class Z warrants and the Series A units), while having a neutral outcome for the other two classes (the Class B common stock and Series B units).

•	The largest holder of shares of our common stock requested this action.

Based in part on the foregoing, our board of directors believed that allowing the Company to continue as a going concern following the distribution of the trust account was advisable and in the best interests of our stockholders, notwithstanding that this course of action was inconsistent with the disclosure in our initials public offering prospectus.  This determination was made by unanimous decision of all of the members of our board of directors.

Definitive Information Statement

To complete the Acquisition, we amended our certificate of incorporation on May 12, 2008 to, among other things, increase our authorized common stock.  This amendment was approved by our board of directors and a majority of our stockholders on May 12, 2008.  Pursuant to Section 14 of the Exchange Act, we were required to furnish a publicly-filed definitive information statement to any stockholder who was entitled to vote on the amendment at least 20 calendar days prior to the corporate action.  The information statement would have disclosed the proposed amendment to our certificate of incorporation as well as information about SouthPeak Interactive, L.L.C. and the planned Acquisition.

In approving the amendment to our certificate of incorporation and the Acquisition, our board of directors had to consider that any acquisition of SouthPeak Interactive, L.L.C. needed to occur by the middle of May 2008.  This timing was driven by the fact that the Acquisition would need to close simultaneously with a private round of financing of the Company.  This financing was required to enable SouthPeak Interactive, L.L.C. to meet certain obligations it incurred as a result up ramping up its operation in anticipation of the originally proposed business combination with us.  However, it would not have been possible to draft, file and furnish a definitive information statement and meet the mid-May 2008 deadline because the Acquisition terms were not finalized until May 12, 2008 and the minimum 20-day filing requirement would delay the Acquisution until June 2008.

As a result, our board of directors had to weigh consummating the Acquisition, and the related amendment to our certificate of incorporation, verses complying with our Exchange Act requirements.  In addition to all of the factors that the board of directors considered in continuing our corporate existence, our board of directors took into account, among other things, the following:

•	The Acquisition, and the related amendment to our certificate of incorporation, would not be subject to dissenters or appraisal rights under Delaware law.

•
The credit markets in the United States were worsening and any delay in the private financing could lead to investors walking away from the private financing and, as a result, eliminate our opportunity to acquire SouthPeak Interactive, L.L.C.

•
As a result of initially being a blank check company, the Acquisition necessitated our filing of Form 10 information in a current report following the closing. All of the disclosure that would have been required to be contained in a definitive information statement prior to the amendment of our certificate of incorporation would be subsequently disclosed in the Form 10 information contained in a Current Report on Form 8-K filed by us with the SEC.

In light of these factors, our board of directors determined that the risks to our stockholders resulting from any delay in the Acquisition were so acute, that we should, with due regard to our obligations to file a definitive information statement, proceed with the Acquisition, and the related amendment to our certificate of incorporation, without filing a definitive information statement.

Our Industry

We operate in a growing industry with highly favorable industry dynamics. 2007 marked a year of transition and growth in videogame sales based on the introduction of the next generation of videogame consoles in 2005 and 2006 and the expanding demographic of videogame users.  Particularly, the introduction of Microsofts Xbox 360, Sonys PS3 and Nintendos Wii consoles are driving demand for new videogames with increasing sophistication and graphics given the enhanced functionality of the consoles including high definition capability and the ability to access the internet. New handhelds, such as Nintendos DS and Sonys PSP, are also expanding the market for new content.

The Entertainment Software Association reported that sales of computer and videogame software grew to $9.5 billion in 2007 in the US. With all three next generation platforms available in major markets, better than expected demand for Nintendo formats, a strong list of highly anticipated new videogame releases, continued strength from handhelds, and continuing demand from the PlayStation 2 audience, the global videogame market is expected to rise to $47 billion by 2009 from $33 billion in 2006, according to DFC Intelligence. Videogame platforms and software now incorporate social networking applications which have further stimulated growth in consumer demand. In addition, revenue opportunities from in-game advertising are expected to grow to $400 million in 2009 from $80 million in 2005, according to Parks Associates, a market research firm covering the interactive entertainment industry.

The expanding demographic of the videogame consumer is also driving demand across the sector and resulting in videogames becoming an alternative to other mainstream entertainment products. In a June 2007 consumer survey, conducted by Ipsos-Insight for Entertainment Software Association, the following key insights reveal how the market for videogames has become increasingly entrenched:

•	33% of homes (45 million households) in America own a videogame console;

•	Women age 18 or older represent a significantly greater portion of the videogame-playing population (31%) than boys age 17 or younger (20%); and

•
The average videogame player age is 33 years (28.2% under 18 years, 47.6% 18-49 years, and 24.2% 50+ years), and the average number of years adult gamers have been playing computer or videogames is 13.

Our Strategy

Our strategy is to establish a portfolio of successful proprietary content for the major hardware platforms, and to capitalize on the growth of the interactive entertainment market. We currently work exclusively with third-party software developers and independent studios to develop our products. This strategy enables us to source and create highly innovative videogames while avoiding the high fixed costs and risk of having a large internal development studio. Through outsourcing, we are also able to access videogame concepts and content from emerging studios in Eastern Europe, Scandinavia and Asia, providing us with significant new product opportunities with limited initial financial outlay.

Our approach is to identify and secure new videogame products and intellectual property rights that focus on delivering profitable, high quality videogames developed by talented and reputable professionals. We approach each videogame concept with a disciplined focus on delivering high contribution margin based on the anticipated market opportunity.

We will continue to strengthen our position as a leading “indie” videogame publisher and attract additional independent developers and studios to develop products for us. Our platform is a unique channel for independent developers to bring their videogames to market and allow them the creative freedom to maximize the gaming experience. We provide our developers substantial latitude in the creative process which has historically resulted in more innovative products. We work collaboratively with these developers to evaluate emerging trends and original videogame concepts in an effort to identify new and unique products that meet continuously evolving consumer trends.

We recently signed a studio license agreement with Epic Games for use of the Unreal Engine 3, or UE3, in the worldwide development of upcoming videogames. UE3 is a state of the art complete videogame development framework providing the vast array of core technologies, content creation tools, and support infrastructure required by sophisticated videogame developers. This license gives us a distinct advantage in attracting top independent developers that would otherwise find it cost prohibitive to have access to this award winning videogame engine.

We have developed a growth strategy that is designed to capitalize on our fundamental business strengths and growth characteristics of the videogame industry. Since fiscal year 2005, we have grown our business in excess of 100% annually year-over-year and believe our business model can sustain a very high growth rate in the future. Elements of this growth strategy include:

•	Focus on the most current and popular hardware platforms;

•	Develop innovative and compelling content;

•	Develop sequels to successful titles;

•	Pursue digital content opportunities; and

•	Expand our international business.

Our Strengths

Strong relationships with all of the major videogame retailers and expertise in understanding consumer demand

Our management team has significant experience in selling and marketing videogame products to consumers through mass market and specialty retailers. Our management team understands customers needs, price points and shifting tastes, allowing us to capitalize by developing videogames in specialized niches and genres. Our management team has long-standing relationships with all of the videogame retailers and distributors and has valuable insight into retail distribution and a track record of successfully securing product placement and shelf space. Specifically, Mr. Terry Phillips, our chairman, and Ms. Melanie Mroz, our president and chief executive officer, worked for Phillips Sales as sales agents for 17 and 11 years, respectively. In those positions they represented numerous videogame publishers such as Sony Computer Entertainment America, Take-Two, Midway, Konami, Capcom and Eidos. They were involved in the sales launch of hundreds of videogames, some of which included well known franchises such as Grand Theft Auto, Metal Gears Solid, Mortal Kombat, Gran Turismo and others.  Their experience also included the launch of  the Playstation, Playstation 2 and Playstation Portable.  The customer base they worked with include Gamestop, Wal-Mart, and Blockbuster.

Extensive worldwide network of content developers

We are positioned as an “indie” videogame company and are recognized by many independent videogame studios and developers as a good alternative to the major videogame publishers. We have relationships with many independent studios and developers across North America, Europe, Australia and Asia who present us with compelling videogame publishing opportunities. We maintain contacts with such developers to review new videogame concepts and proposals, and are constantly initiating new relationships with emerging creative talent.

In particular, our product development and production teams, regularly participates in videogaming conferences and conventions around the world and visits with independent studios to discuss videogame concepts and vet their capabilities. Additionally, we actively share information with studios regarding videogame market trends and the current buying preferences and emerging tastes of our customers, positioning us as a valuable resource to studios in developing creative videogame concepts. We collaborate with these studios and developers in identifying niche opportunities not yet exploited to develop and publish content.

Developer-friendly mindset and vision providing the developer with creative freedom

Our business model allows us flexibility in negotiating with and structuring development agreements with independent developers and studios. Our developer-friendly approach fosters an environment that allows developers to exercise their creative freedom in conceptualizing and designing a videogame experience. The flexibility afforded to developers is a key component in attracting developers to work with us and enables us to continue the growth in our pipeline of products. We currently have a pipeline of approximately 23 titles in development, including six titles from the Gamecock acquisition, several of which are specifically targeted to emerging videogamer demographics.

Our Products

We have published videogames on many platforms for a variety of genres including action/adventure, role playing, racing, puzzle strategy, fighting and combat. Our product pipeline is mostly focused on next generation hardware platforms, and targets a broad consumer demographic. The following titles were released during the six months ended December 31, 2008 and the  fiscal years ended June 30, 2008, 2007 and 2006:

As of December 31, 2008	2008	2007	2006

Mr. Slime B-Boy Monster Madness - Grave Danger Two Worlds Epic Igor Ninjatown Bella Sara My Baby Boy My Baby Girl Legendary Mushroom Men Rise of the Argonauts	Two Worlds Pool Party Iridium Runners Imperium Roman Dream Pinball 3D Grid Overlord Roogoo	Dance Factory Juka - the monophonic menace Scurge Hive The Con Monster Madness	Combat Elite ATV Offroad Fury Blazin' Trails State of Emergency

In order to maintain general access to the console systems and hand-held devices marketplace, we have maintained licenses for the PS2, PS3, Wii, and Xbox360 console systems and PSP and NDS hand-held devices with the owners of each such platform. Each license allows us to create multiple products for the applicable platform, subject to certain approval rights which are reserved by each licensor. Each license also requires that we pay the licensor a per unit royalty for each unit manufactured. In contrast, we are not required to obtain any license for the development and production of products for PCs.

Recent Developments

On October 10, 2008, we acquired Gone Off Deep, LLC, doing business as Gamecock Media Group, or Gamecock, an independent videogame publisher based in Austin, Texas, pursuant to a definitive purchase agreement with Vid Agon, LLC, or the Seller, and Vid Sub, LLC, or the Member. The Member is a wholly-owned subsidiary of the Seller and owner of approximately 96% of Gamecocks outstanding membership interests.

Pursuant to the terms of the purchase agreement, we acquired all of the outstanding membership interests of the Member in exchange for aggregate consideration of 7% of the revenue from sales of certain videogames of Gamecock, net of certain distribution fees and advances, and a warrant to purchase 700,000 shares of our common stock. Under the purchase agreement, the Seller and the Member made customary representations and warranties regarding such matters as good standing, authority to enter into the transaction, capital structure, compliance with laws and material contracts. The Seller has agreed to indemnify us with respect to breaches of any representations, warranties, covenants or other agreements made by the Seller and the Member in the Agreement, subject in some cases to minimum threshold limitations. The representations and warranties will survive for six months following the closing. To satisfy any indemnity obligations, we may offset up to 50% of the aggregate consideration to be paid to the Seller following the closing.

Our Software/Product Development Process

We currently develop our products exclusively by contracting with third-party software developers and independent studios. We enter into comprehensive development agreements with these parties, that outline financial terms, development milestones, completion dates and final product delivery dates. Our product development and production teams carefully select third parties to develop videogames based on their capabilities, suitability, availability and cost. We usually have broad rights to commercially utilize products created by the third party developers with which we work. Development contracts are structured to provide developers with incentives to provide timely and satisfactory performance by associating payments with the achievement of substantive development milestones, and by providing for the payment of royalties to them based on sales of the developed product, only after we our recoup development costs. Our agreements with developers generally provide us with the right to monitor development efforts and cease advance payments if specified development milestones are not achieved.

The development cycle for new videogames depends on the platform and the complexity and scope of the videogame. The development cycle for console and PC videogames ranges from 12 to 24 months and the development cycle for handheld videogames ranges from six to 18 months. Although historically we developed our titles for a single platform release, many of our new title releases will be released simultaneously on several videogame platforms.

Manufacturing Our Products

Other than videogames that we release for sale on PCs, videogames are manufactured for us by the platform manufacturers or their authorized vendors. We contract with various PC replicators for the manufacturing of our PC products.

The platform videogame manufacturing process begins with our placing a purchase order with a manufacturer. We then send the approved software code to the manufacturer (together with related artwork, user instructions, warranty information, brochures and packaging designs) for manufacturing. We occasionally experience difficulties or delays in the manufacture of our titles; however such delays have not significantly harmed our business to date.

We have not experienced material delays due to manufacturing defects. Our videogames titles typically carry a 90-day limited warranty. We are required by our platform licenses to provide a standard defective product warranty on all of the products sold. Generally, we are responsible for resolving, at our own expense, any warranty or repair claims. We have not experienced any material warranty claims, but there is no guarantee that we will not experience such claims in the future.

Platform License Agreements

We have entered into license agreements with Sony, Microsoft and Nintendo to develop and publish software in North America, Europe and Australia. We are not required to obtain any licenses to develop titles for the PC.

Microsoft. Under the terms of the license agreements that we have entered into with Microsoft Corporation and its affiliates, Microsoft granted us the right and license to develop, market, publish and distribute software titles for the Xbox 360. The agreements require us to submit products to Microsoft for approval and for us to make royalty payments to Microsoft based on the number of units manufactured. In addition, products for the Xbox 360 are required to be manufactured by Microsoft approved manufacturers.

Sony. Under the terms of the license agreements that we have entered into with Sony Computer Entertainment, Inc., Sony granted us the right and license to develop, market, publish and distribute software titles for the PS3, PS2 and PSP hardware platforms. The agreements require us to submit products to Sony for approval and for us to make royalty payments to Sony based on the number of units manufactured. In addition, products for the PS3, PS2 and PSP are required to be manufactured by Sony approved manufacturers.

Nintendo. Under the terms of the license agreements that we have entered into with Nintendo Co., Ltd. and its affiliates, Nintendo granted us the right and license to develop, market, publish and distribute software for Wii, DS and GBA. The agreements require us to submit products to Nintendo for approval and for us to make royalty payments to Nintendo based on the number of units manufactured. In addition, products for such platforms are required to be manufactured by Nintendo approved manufacturers.

Our Customers

Our products are available for sale or rental in thousands of retail outlets in North America. In North America, our products are primarily sold directly to mass merchandisers, consumer electronics stores, discount warehouses, national retail chain stores and videogame specialty stores. Our products are also sold to smaller, regional retailers, as well as distributors who, in turn, sell our products to retailers that we do not service directly, such as grocery and drug stores. Our North American customers include Best Buy, Blockbuster, Gamestop, Target, Toys R Us and Wal-Mart.

We utilize electronic data interchange with most of our major customers in order to (i) efficiently receive, process, and ship customer product orders, and (ii) accurately track and forecast sell-through of products to consumers in order to determine whether to order additional products from the manufacturers. We believe that the direct relationship model we use allows us to better manage inventory, merchandise and communications. We ship all of our products to our North American customers from a distribution center located in Indiana.

We conduct our international activities via our office in the United Kingdom. This office manages sales, marketing and distribution operations for our European, Asian and Australian customers. In the United Kingdom, we sell directly to several key retail accounts, and work with a distributor partner to call on other accounts. In each of the other 11 key European territories, plus Australia and Asia, our products are sold through third-party distribution and licensing arrangements. These parties are responsible for all marketing and consumer press within their respective territory. We seek to maximize our worldwide revenues and profits by continuing to expand the number of selling relationships we maintain in major territories. We ship all of our products to our foreign customers from a distribution center located in London.

For the fiscal year ended June 30, 2008, we generated 87% of our net revenues in North America and 14% of our net revenues internationally. On a worldwide basis, our largest customers, Wal-Mart and SVG Distribution, accounted for approximately 12% and 11%, respectively, of consolidated gross revenues for the year ended June 30, 2008. SVG Distribution, Solutions 2 Go and Wal-Mart accounted for 22%, 21% and 13%, respectively, of consolidated accounts receivable at June 30, 2008.

Sales and Marketing

Our marketing and promotional efforts are intended to maximize exposure and broaden distribution of our videogames, promote brand name recognition, assist retailers and properly position, package and merchandise our videogames. We implement a range of promotional sales and marketing activities to help to increase awareness among retailers, including public relations campaigns; demo distributions, promotions and cross-promotional activities with third parties (through trailers, demo discs, standees, posters, pre-sell giveaways at retail stores, and videogame kiosks at sporting and outdoor events); print and online advertising, television and radio advertisement, and outdoor advertising. Additionally, we customize public relations programs so that awareness is created with all relevant audiences, including core videogamers and mass entertainment consumers.

We employ various other marketing methods designed to promote consumer awareness, including in-store promotions and point-of-purchase displays, direct mail, co-operative advertising, as well as attendance at trade shows. We host media events throughout the year at which print, broadcast and online journalists can preview, review and evaluate our products prior to their release. In addition to regular face-to-face meetings and communications with our sales force, we employ extensive trade marketing efforts including: direct marketing to buyers and store managers; trade shows; various store manager shows; and distribution and sales incentive programs. We label and market our products in accordance with ESRB principles and guidelines.

We market and sell our products in North America and internationally via sales offices in Grapevine, Texas and Leichester, England respectively.

Competition

The videogame industry is intensely competitive and new videogame products and platforms are regularly introduced. Our competitors vary in size from small companies with limited resources to large corporations with greater financial, marketing, and product development resources than we have. Due to their different focuses and allocation of resources, certain of our competitors spend more money and time on developing and testing products, undertake more extensive marketing campaigns, adopt more aggressive pricing policies, pay higher fees to licensors for desirable motion picture, television, sports and character properties, and pay more to third-party software developers. In addition, competitors with large product lines and popular titles typically have greater leverage with retailers, distributors, and other customers who may be willing to promote titles with less consumer appeal in return for access to such competitors most popular titles. We believe that the main competitive factors in the videogame industry include: product features and playability; brand name recognition; compatibility of products with popular platforms; access to distribution channels; quality of products; ease of use; price; marketing support; and quality of customer service.

We compete primarily with other publishers of videogames for consoles and PCs. Significant third-party videogame competitors currently include, among others: Activision, INC.; Atari, Inc.; Capcom Co. Ltd.; Eidos PLC; Electronic Arts Inc.; Konami Company Ltd.; Midway Games Inc.; Namco Bandai Games Ltd.; Sega Enterprises, Ltd.; Take-Two Interactive Software, Inc.; THQ Inc.; Ubisoft Entertainment; Viacom/MTV; Vivendi Games Publishing; Warner Bros Interactive; and the Walt Disney Company. In addition, integrated videogame console hardware and software companies such as Sony, Nintendo, and Microsoft compete directly with us in the development of software titles for their respective platforms.

Seasonality

The videogame publishing industry is highly seasonal, with sales typically higher during the fourth calendar quarter, due primarily to increased demand for videogames during the holiday buying season. The Christmas selling season accounts for about half of the industrys yearly sales of consol and computer videogames. We historically have not been materially impacted by the industry seasonality; primarily because we have produced a limited number of videogame titles.

Industry Regulation

Videogame entertainment has come under increased scrutiny from politicians and consumer advocacy groups many of which are calling for increased regulation/oversight of the content and sale of said products. Such potential regulation could raise costs or limit the market for videogames, in general, and for our products in particular.

Consumer advocacy groups have opposed sales of videogame software containing graphic violence or sexually explicit material or other objectionable content by pressing for legislation in these areas, including legislation prohibiting the sale of certain M rated videogames to minors, and by engaging in public demonstrations and media campaigns, and various governmental bodies have proposed regulation aimed at our industry to prohibit the sale to minors of software containing such material. Additionally, retailers may decline to sell videogames containing graphic violence or sexually explicit material that they deem inappropriate for their businesses.

Currently, the videogame publishing industry is rated by the Entertainment Software Rating Board, or ESRB, a self-regulated volunteer videogame rating organization. The ESRB, through its ratings system, requires videogame publishers to provide consumers with information relating to videogame content, including graphic violence, profanity or sexually explicit material contained in software videogames. The ESRB system uses a rating symbol that suggests the appropriate player age group, and content descriptor information, such as graphic violence, profanity, or sexually explicit material. The ESRB rating is printed on each videogame package and retailers may use the rating to restrict sales to the recommended age groups. Retail customers take the ESRB rating into consideration when deciding which videogames they will purchase.

We claim compliance with rating system requirements and to the proper display of the designated rating symbols and content descriptors. In some instances, however, we may have to modify certain videogames in order to market them under the expected rating, which could delay or disrupt the release of said videogames. In the US, we expect our videogames to receive ESRB ratings of E (age 6 and older), E10+ (age 10 and older), T (age 13 and over) or M (age 17 and over). In addition to these ratings, the ESRB may also rate a videogame as AO (age 18 and over). A few of our published videogames have been rated M by the ESRB.

Government Regulation

Legislation has been introduced at the local, state and federal levels for the establishment of a government-mandated rating and governing system in the US and in foreign countries for the videogame software publishing industry.

In the US, proposals have been made by numerous state legislators to regulate the sale of videogames containing violent or sexually explicit material by prohibiting the sale of such products to under 17 or 18 audiences and proposing penalties for non-compliance, and certain states have recently sought to adopt laws regulating M or AO rated products or products otherwise depicting violent or sexually explicit materials. While such legislation has been successfully enjoined by industry and retail groups, the adoption into law of such legislation could severely limit the retail market for M rated videogames.

Furthermore, a US Senate bill, referred to as The Family Entertainment Protection Act, proposes to adopt a common rating system for videogame software, television and music containing violence or sexually explicit material and proposes to prohibit the sale of M rated, AO rated and Rating Pending products to under-17 audiences. The Federal Trade Commission has issued reports with respect to the marketing of such material to minors. If the bill is adopted into law, it may further limit the potential market for M rated products.

Foreign Regulation

Legislation has been introduced for the establishment of a government-mandated rating and governing system in foreign countries for the videogame software publishing industry. Various foreign countries already allow government censorship of videogames.

Certain countries have also established similar rating systems as those in the US as prerequisites for sales of videogame software in such countries. In some instances, US videogame publishers may be required to modify certain of their videogames to comply with the requirements of these rating systems. Other countries, such as Germany, have adopted laws regulating content both in packaged videogames and those transmitted over the Internet that are stricter than current US laws.

Intellectual Property

We have obtained licenses for videogame software developed by third parties in connection with our publishing business, and we regard these licenses, including the trademarks, copyrights, patents and trade secrets related to such videogame software, as proprietary intellectual property. The underlying trademarks, copyrights, trade secrets and patents often are separately protected by the third party developers of the software by enforcement of intellectual property laws. To protect our proprietary licenses from unauthorized use and infringement we maintain employee or third-party nondisclosure and confidentiality agreements, contractual restrictions on copying and distribution, as well as shrink-wrap or click-wrap license agreements or limitations-on-use of software included with our products.

We obtain rights to publish and distribute videogames developed by third parties. We endeavor to protect our developers software and production techniques under copyright, trademark and trade secret laws as well as through contractual restrictions on disclosure, copying and distribution. Although we generally do not hold any patents, we obtain trademark and copyright registrations for our products.

As the number of videogames in the market increases, so may the likelihood that videogame publishers will increasingly become the subject of claims that their software infringes the copyrights of others. Although we believe that the videogames and technologies of third-party developers and publishers with whom we have contractual relationships do not and will not infringe or violate proprietary rights of others, it is possible that infringement of proprietary rights of others may occur. Any claims of infringement, with or without merit, could be time consuming, costly and difficult to defend.

Employees

As of June 30, 2008, we employed approximately 36 people, of whom two were outside the United States. We believe that our ability to attract and retain qualified employees is a critical factor in the successful development of our products and that our future success will depend, in large measure, on our ability to continue to attract and retain qualified employees. None of our employees are represented by a labor union or covered by a collective bargaining agreement and we consider our relations with employees to be favorable.

Properties

We lease a 5,500 square-foot office suite for our corporate headquarters in Midlothian, Virginia under an agreement that expires in December 2010. We also lease a three-story office suite in Leichester, England for our international operations under an agreement that expires in November 2012. We own a 7,000 square-foot office building in Grapevine, Texas which houses our North American sales and marketing department and our product production and development management departments. We believe our current facilities are suitable and adequate to meet our current needs, and that suitable additional or substitute space will be available as needed to accommodate expansion of our operations. As we expand our business into new markets, we expect to lease additional office facilities. See Note 10 to the notes to our consolidated financial statements and Managements Discussion and Analysis of Financial Condition and Results of Operations - Commitments appearing elsewhere in this prospectus for information regarding our lease obligations.

Legal Proceedings

We are not currently subject to any material legal proceedings. From time to time, however, we may be named as a defendant in legal actions arising from our normal business activities. Although we cannot accurately predict the amount of our liability, if any, that could arise with respect to legal actions currently pending against us; we do not expect that any such liability will have a material adverse effect on our financial position, operating results or cash flows.

MANAGEMENT

Executive Officers and Directors

Our executive officers, key employees and directors and their respective ages and positions as of December 31, 2008 are as follows:

Name	Age	Position

Terry Phillips*	50	Chairman
Melanie Mroz *	45	President, Chief Executive Officer and Director
Andrea Gail Jones*	37	Chief Financial Officer and Treasurer
David Buckel	47	Director
Louis M. Jannetty	55	Director

*	Denotes an executive officer

Terry Phillips has served as our chairman since May 2008. Prior to that, Mr. Phillips served as the managing member of SouthPeak since 2000, when he purchased certain SouthPeak assets from SAS Institute. Mr. Phillips is also the managing member of Phillips Sales, Inc. (PSI), a company that he founded in 1991 that has become one of the largest manufacturer representative agencies specializing in the videogame industry. PSI represented many of the industry leading companies including, Sony Computer Entertainment America, THQ, Take-Two, Midway, Capcom Namco and Konami. PSI was awarded manufacturer representative of the year by Sony Computer Entertainment America in 1998 and has generated over $2 billion in sales since inception. In 2003, substantially all of Phillips Sales was sold to an ESOP. From March 1999 to present, Mr. Phillips was the manager of Capitol Distributing, L.L.C., a videogame distribution company. From 1987 to 1991, Mr. Phillips was Vice President of Sales for Acclaim Entertainment, a videogame publisher. In an administrative proceeding before the SEC, in May 2007, Mr. Phillips agreed to cease and desist from committing or causing any violations of Section 10(b) of the Exchange Act and Exchange Act Rules 10b-5 and 13b2-1 and from causing any violations of Sections 13(a) and 13(b)(2)(A) of the Exchange Act and Exchange Act Rules 12b-2, 13a-1 and 13a-13. This proceeding arose from the involvement in 2000 and 2001 of Mr. Phillips, Capital Distributing and another private company in which he was a principal in certain actions of Take-Two Interactive Software, Inc. Mr. Phillips holds a Bachelor of Science in Business Administration from Elmira College in New York.

Melanie Mroz has served as our president, chief executive officer and director since May 2008. Mr. Mroz was a member of SouthPeak from 2000 until May 2008. In 2005, she assumed responsibility for SouthPeaks day-to-day operations.  In 1996, Ms. Mroz joined Phillips Sales, Inc., one of the largest manufacturer representative agencies in the videogame industry, to head its representation of Sony Computer Entertainment America and thereafter assumed other management duties. While at Phillips Sales, Inc., Ms. Mroz represented some of the most successful videogame titles in the industry to major retailers, including titles such as Metal Gear Solid from Konami America and Grand Theft Auto from Take-Two Interactive Software, Inc. From January 1995 to December 1996, Ms. Mroz was the Vice President of Sales for Digital Pictures, Inc., a private digital imaging, animation, and video products producer. From March 1992 to January 1995, Ms. Mroz was the national sales manager for Sony Imagesoft. Ms. Mroz entered the interactive software industry in 1986 with entertainment and educational software distributor SoftKat, then a division of W.R.Grace & Co. Ms. Mroz began with SoftKat as a buyer in the purchasing department and later became the Director of Purchasing. Ms. Mroz holds a Bachelor of Science from Winona State University in Minnesota.

Andrea Gail Jones has served as our chief financial officer and treasurer since May 2008. From June 2007 to May 2008, Ms. Jones served as chief financial officer of SouthPeak. Prior to joining SouthPeak, Ms. Jones worked from 1999 until 2007 as a manager for Gregg and Bailey, P.C., a Richmond, Virginia based accounting firm of which SouthPeak was a client. From 1993 to 1999, Ms. Jones worked for Cherry, Bekaert, and Holland, L.L.P. as a tax specialist. She holds a Bachelor of Science in accounting from Virginia Tech and is a licensed Certified Public Accountant.

David Buckel has served as one of our Directors since August 2008. Since January 2008, Mr. Buckel has served as a senior executive in operations and finance for Smarterville, Inc., a portfolio company of Sterling Partners, which creates, manufactures, and sells educational products. Prior to that, Mr. Buckel served as VP and chief financial officer of Internap Network Services Corporation (Nasdaq: INAP), managing the Companys accounting, finance, purchasing, financial planning analysis, investor relations, corporate development and other operating functions. Mr. Buckel was with Internap from July 2003 until December 2007, and led the company through its March 2004 public offering and subsequent leveraged financings. Mr. Buckel was also Senior VP and chief financial officer of Interland Corporation and Applied Theory Corporation, both NASDAQ listed companies, where he managed numerous financial and operational groups. Mr. Buckel also managed and led an IPO for Applied Theory in 1999. Mr. Buckel, a Certified Management Accountant, holds a B.S. degree in Accounting from Canisius College and a M.B.A. degree in Finance and Operations Management from Syracuse University.

Louis M. Jannetty has served as one of our Directors since August 2008. Since 1986, Mr. Jannetty has served as the chief executive officer of Jansco Marketing Inc., a manufacturer representative firm that specializes in the videogame industry and represents major publishers such as Sony, Capcom, Eidos, Midway, Konami, Take Two, THQ, and Namco Bandai. Since 2005, Mr. Jannetty has also been a principal in Janco Development LLC, a real estate holding and development company. Mr. Jannetty received his Bachelor of Arts degree from Fairfield University in 1974.

Information Relating to Corporate Governance and the Board of Directors

Our board of directors has determined, after considering all the relevant facts and circumstances, that each of Messrs. Buckel and Jannetty are independent directors, as independence is defined in the Nasdaq Marketplace Rules, because they have no relationship with us that would interfere with their exercise of independent judgment.

Our bylaws authorize our board of directors to appoint among its members one or more committees, each consisting of one or more directors. Our board of directors has established two standing committees: an Audit Committee and a Compensation Committee.

Our Board of Directors has adopted charters for the Audit and Compensation Committees describing the authority and responsibilities delegated to each committee by the board of directors. Our board of directors has also adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Whistleblower Policy. We post on our website, at www.southpeakgames.com, the charters of our Audit and Compensation Committees and our Code of Conduct. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this prospectus. We intend to disclose any amendments to or waivers of a provision of our Code of Business Conduct and Ethics made with respect to our directors or executive officers on our website.

Interested parties may communicate with our board of directors or specific members of our board of directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the board of directors of SouthPeak Interactive Corporation c/o any specified individual director or directors at the address listed herein. Any such letters will be sent to the indicated directors.

The Audit Committee

The purpose of the Audit Committee is (i) to oversee our accounting and financial and reporting processes and the audits of our financial statements, (ii) to provide assistance to our board of directors with respect to its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firms qualifications and independence, and the performance of our internal audit function, if any, and independent registered public accounting firm, and (iii) to prepare the report required by the rules promulgated by the SEC. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our accounting and financial reporting process and audits of our financial statements on behalf of our board of directors. The Audit Committee also selects the independent auditor to conduct the annual audit of our financial statements; reviews the proposed scope of such audit; reviews our accounting and financial controls with the independent auditor and our financial accounting staff; and, unless otherwise delegated by our board of directors to another committee, reviews and approves transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. Buckel and Jannetty, each of whom is an independent director under the Nasdaq Marketplace Rules and under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The board of directors previously determined that all members of the Audit Committee meet the requirements for financial literacy and that Mr. Buckel qualifies as an audit committee financial expert in accordance with applicable rules and regulations of the SEC. Mr. Buckel serves as the Chairman of the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or recommending to our board of directors for determination, the compensation of our chairman, chief executive officer and president and any other executive officer of ours who reports directly to the board of directors, and the members of the board of directors; determining, or recommending to the board of directors for determination, the compensation of all of our other executive officers; and discharging the responsibilities of our board of directors relating to our compensation programs and compensation of our executives. In fulfilling its responsibilities, the Compensation Committee shall also be entitled to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee. Information regarding our processes and procedures for the consideration and determination of executive and director compensation is addressed in the Compensation Discussion and Analysis below. The Compensation Committee currently consists of Messrs. Buckel and Jannetty. Mr. Jannetty serves as the Chairman of the Compensation Committee.

Process for Selecting Nominees to the Board of Directors

The board of directors has no standing nominating committee. It is the board of directors view, given its relatively small size and independent directors, that it is sufficient to select or recommend director nominees itself. Each director has the opportunity to suggest any nominee and such suggestions are comprehensively reviewed by the independent directors. The board of directors does not have a charter for the Companys nominating process. However, the qualities and skills sought in prospective members of the board of directors generally require that director candidates be qualified individuals who, if added to the board of directors, would provide the mix of director characteristics, experience, perspectives and skills appropriate for us. In accordance with the Corporate Governance Guidelines adopted by the board of directors, criteria for selection of candidates include, but are not limited to:

•	diversity, age, background, skills and experience deemed appropriate by the independent directors in their discretion,

•	possession of personal qualities, characteristics and accomplishments deemed appropriate by the independent directors in their discretion,

•	knowledge and contacts in the communities and industries in which we conduct business,

•	ability and willingness to devote sufficient time to serve on the board of directors and its committees,

•	knowledge and expertise in various activities deemed appropriate by the independent directors in their discretion, and

•	fit of the individuals skills, experience and personality with those of other directors in maintaining an effective, collegial and responsive board of directors.

Such persons should not have commitments that would conflict with the time commitments of a director of the Company.

The board of directors does not have a specific policy for consideration of nominees recommended by security holders due in part to the relatively small size of the board of directors and the lack of turnover in board of directors membership to date. However, security holders can recommend a prospective nominee for the board of directors by writing to our corporate secretary at our corporate headquarters and providing the information required by our bylaws, along with any additional supporting materials the security holder considers appropriate. There have been no recommended nominees from security holders for election at the Annual Meeting. The Company pays no fees to third parties for evaluating or identifying potential nominees.

Board and Committee Meetings

Our board of directors held a total of six meetings during the fiscal year ended June 30, 2008, in addition to taking action by unanimous written consent on five occasions. The Audit and Compensation Committees of our board of directors were formed on August 8, 2008 and accordingly held no meeting during the fiscal year ended June 30, 2008. During the fiscal year ended June 30, 2008, no director attended fewer than 75% of the aggregate of the total number of meetings of our board of directors.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our board of directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Compensation Discussion and Analysis

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to (i) each person who served as our chief executive officer, (ii) each person who served as our chief financial officer, and (iii) our chairman for the periods ending June 30, 2008 and 2007.

Prior to the Acquisition, Rahul Prekash served as our chairman and chief executive officer, Avinash Vashistha served as our chief financial officer and executive vice president, and Abhishek Jain served as our president and secretary. Mr. Prekash resigned as our chairman and chief executive officer on April 28, 2008 and Mr. Jain was appointed to fill the vacancies and served as our chairman and chief executive officer until the closing of the Acquisition.

After the Acquisition was consummated on May 12, 2008 and for the remainder of our fiscal year ended June 30, 2008, Terry Phillips served as our chairman, Melanie Mroz served as our president and chief executive officer and Andrea Jones served as our chief financial officer and treasurer. These three individuals are referred to as our named executive officers herein.

Prior to the Acquisition, the executive officers of SouthPeak were: Terry Phillips, managing member, Melanie Mroz, chief executive officer and Andrea Jones, chief financial officer. Prior to January 1, 2008, Mr. Phillips and Ms. Mroz did not receive compensation for services rendered to SouthPeak. Prior to the Acquisition, SouthPeak paid Phillips Sales, Inc., an affiliate of Mr. Phillips, for office space and staff services. For the years ended June 30, 2008 and 2007, SouthPeak paid Phillips Sales, Inc. $920,930 and $1,183,195, respectively. This arrangement ceased on December 31, 2007.

Prior to the Acquisition, no executive officers received compensation for services rendered to the pre-Acquisition Company. Prior to the Acquisition, we paid $7,500 per month to Everest Telecom LLC, an affiliate of Mr. Prekash, for office space and certain office and administrative services. This arrangement ceased in April 2008.

Since the Acquisition, our current executive compensation programs are determined and approved by the Compensation Committee of the board of directors. None of the named executive officers are members of the Compensation Committee. Our Chairman recommends to the Compensation Committee salary, cash incentive awards, equity-based awards and long-term compensation levels for executives, including the other named executive officers. Our other named executive officers do not currently have any role in determining or recommending the form or amount of compensation paid to our named executive officers.

Executive Compensation Program Objectives and Overview

It is our intent that our executive compensation programs achieve three fundamental objectives: (i) attract, motivate and retain qualified executives; (ii) hold executives accountable for performance; and (iii) align executives interests with the interests of our stockholders. In structuring our executive compensation programs, we intend to be guided by the following basic philosophies:

•	Competition. We should provide competitive compensation opportunities so that we can attract, motivate and retain qualified executives.

•	Pay for Performance. A substantial portion of compensation should be tied to our (and/or particular department or segment) and individual performance.

•
Alignment with Stockholder Interests. A substantial portion of compensation should be contingent on our performance. As an executive officers level of responsibility increases, a greater portion of the officers total compensation should be dependent on our performance.

As described in more detail below, the material elements of our executive compensation program will include some or a mix of the following, at the discretion of the Compensation Committee: a base salary, an annual cash incentive bonus opportunity, and a performance equity plan component. We believe that these elements of our executive compensation program will help us to achieve one or more of our compensation objectives. The executive compensation program is intended to attract, motivate and retain qualified executives. The base salary is the element of our current executive compensation program where the value of the benefit in any given year is generally not variable. We anticipate that any bonus awarded in any given year will depend on the performance of the individual and our performance. We believe that in order to attract, motivate and retain top-caliber executives, we need to provide executives with predictable benefit amounts that reward the executives continued service. The base salaries are paid out on a short-term or current basis. Any bonuses would generally be paid out on a short-term basis, such as at year end or upon completion of significant projects. Performance equity awards would generally be made on a longer-term basis. We believe that a mix of longer-term and short-term elements will allow us to achieve our dual goals of attracting and retaining executives (with the longer-term benefits geared toward retention and the short-term awards focused on recruitment).

Our cash incentive bonus opportunity would be primarily intended to hold executives accountable for performance, although we also believe it would align our executives interests with those of our stockholders and help us attract, motivate and retain executives. Our performance equity incentives would also be primarily intended to align our executives interests with those of our stockholders, although we believe they would help hold executives accountable for performance and help us motivate and retain executives.

These compensation elements are intended to create a total compensation package for each executive that we believe will achieve our compensation objectives and provide competitive compensation opportunities.

We have employment agreements with Terry Phillips, our Chairman, and Melanie Mroz, our president and chief executive officer.

Current Executive Compensation Program Elements

Base Salaries

As discussed above, the Compensation Committee was established following the Acquisition. Accordingly, compensation for the named executive officers prior to the Acquisition was determined by arrangements in effect between SouthPeak and such named executive officer, as determined by Terry Phillips. Mr. Phillips and Ms. Mroz did not receive salaries prior to the Acquisition, but the employment agreements we entered into with each of them as of May 12, 2008 provides for minimum base salaries. For a more complete description of current employment agreements with Mr. Phillips and Ms. Mroz, see Description of Employment Agreements below.

On a going-forward basis, the Compensation Committee plans to review and approve base salaries for executives, including named executive officers, annually and in connection with promotions or other changes in responsibilities. The Compensation Committee will generally review the base salaries for each executive in the first quarter of each year to set salaries, and intends to consider market data, individual compensation history, pay in relation to our other executives, tax deductibility, individual job performance and future potential, as well as evaluations and recommendations by senior management in determining base salary. The weight given to each of these factors may differ from individual to individual, as the Compensation Committee deems appropriate.

Annual Bonus Awards

There were no annual or other bonuses awarded to the named executive officers for the year ended June 30, 2008. However, going forward, a portion of compensation for executive officers may be based on our financial performance. Executives will be eligible for annual cash incentive bonus awards.

Long-Term Equity Incentive Awards

The Compensation Committee has the authority to grant stock options, restricted stock and other awards under our 2008 Equity Incentive Compensation Plan to executives. Prior to the Acquisition, there was no long-term equity incentive award program.

The Compensation Committee believes that the executives long-term compensation should be directly linked to the value provided to our stockholders. Consequently, the Compensation Committee will consider establishing in 2008 a performance-based program whereby executives long-term compensation may be awarded in the form of stock options and/or restricted stock, at the discretion of the Compensation Committee. The number of shares of our common stock subject to each award will be intended to create a meaningful opportunity for stock ownership in light of the executives current position with us, the size of comparable awards to comparable executives at our peer group companies, and the individuals personal performance.

Severance and Other Benefits Upon Termination of Employment

The employment agreements with Terry Phillips, our chairman, and Melanie Mroz, our president and chief executive officer, contain certain terms and conditions relating to payments and continuation of health benefits in the event of the severance of their employment with us. The specific terms and conditions relating to severance payments for Mr. Phillips and Ms. Mroz are summarized below and graphically displayed in the section entitled Potential Payments Upon Termination. There are no provisions with respect to severance payments in any other employment agreement for our named executive officers. We are not and were not a party to any other change in control agreements or other severance arrangements.

In order to support our compensation objective of attracting, retaining and motivating qualified executives, we believe that, in certain cases, we may decide to provide executives with severance protections upon certain types of termination. These severance protections would be negotiated on an individual by individual basis.

Option Grant Practices and Policies

It is intended to be the practice of the Compensation Committee to grant stock options under the 2008 Equity Incentive Compensation Plan with an exercise price equal to or greater than the closing price of our common stock on the date of grant.

Summary Compensation Table

The following table sets forth the fiscal years ended June 30, 2008 and 2007 compensation information for: (i) each person who served as our chief executive officer at any time during the periods covered, (ii) each person who served as our chief financial officer at any time during the periods covered; and (iii) our chairman.

				All Other
Name and Position	Year	Salary		Compensation		Total

Terry Phillips,	2008	$50,000	(3)	$9,904	(4)	$59,904
Chairman (1)(2)	2007	$-		$-		$-
Melanie Mroz,	2008	$75,000	(6)	$6,928	(7)	$81,928
President, Chief Executive Officer and Director (1)(5)	2007	$-		$-		$-
Andrea Gail Jones,	2008	$105,000		$42,562	(9)	$147,562
Chief Financial Officer and Treasurer (1)(8)	2007	$3,500		$-		$3,500
Rahul Prekash,	2008	$-		$-		$-
Former Chairman and Chief Executive Officer (10)	2007	$-		$-		$-
Avinash Vashistha	2008	$-		$-		$-
Former Chief Financial Officer, Executive Vice President and Director (11)	2007	$-		$-		$-
Abhishek Jain,	2008	$-		$-		$-
Former Chairman, Chief Executive Officer, President, Secretary and Director (12)	2007	$-		$-		$-

(1)	Includes compensation paid by SouthPeak Interactive, L.L.C. prior to the Acquisition on May 12, 2008.

(2)	Prior to May 12, 2008, Mr. Phillips served as the managing member of SouthPeak Interactive, L.L.C. Mr. Phillips began as our Chairman on May 12, 2008. Mr. Phillips salary is $100,000 a year.

(3)	Amount reported includes $37,500 in distributions paid by SouthPeak Interactive, L.L.C. to Mr. Phillips as member distributions between January and May 2008.

(4)
Amount reported includes $9,854 for the employee portion of health, dental and long-term care insurance premiums paid by us on the individuals behalf, and $50 for life and accidental death insurance premium paid by us on the individuals behalf.

(5)
Prior to May 12, 2008, Ms. Mroz served as Chief Executive Officer of SouthPeak Interactive, L.L.C. Ms. Mroz began as our President, Chief Executive Officer and Director on May 12, 2008. Ms. Mrozs salary is $150,000 a year.

(6)	Amount reported includes $56,250 in distributions paid by SouthPeak Interactive, L.L.C. to Ms. Mroz as member distributions between January and May 2008.

(7)	Amount reported represents the employee portion of health and dental insurance premiums paid by us on the individuals behalf.

(8)
Ms. Jones began as the Chief Financial Officer of SouthPeak Interactive, L.L.C. on June 20, 2007. Ms. Jones began as our Chief Financial Officer and Treasurer on May 12, 2008. Ms. Jones salary is $105,000 a year.

(9)
Amount reported includes $31,855 of additional compensation paid for work related to the preparation of financial reports and securities filings and $10,707 for the employee portion of health insurance premiums paid by us on the individuals behalf.

(10)
Mr. Prekash served as our Chairman and Chief Executive Officer from our formation until April 28, 2008, but received no compensation from us in connection with his service as an executive or Chairman. Mr. Prekash resigned as our Chairman and Chief Executive Officer effective April 28, 2008.

(11)
Mr. Vashistha served as our Chief Financial Officer, Executive Vice President and Director from our formation until April 28, 2008, but received no compensation from us in connection with his service as an executive or Director. Mr. Vashistha resigned as our Chairman and Chief Executive Officer effective May 12, 2008.

(12)
Mr. Jain served as our President and Secretary from our formation until May 12, 2008, our Chairman and Chief Executive Officer from April 28, 2008 until May 12, 2008 and one of our Directors from our formation until August 8, 2008, but received no compensation from us in connection with his service as an executive or Director. Mr. Jain resigned as our Chairman, Chief Executive Officer, President and Secretary effective May 12, 2008, and he resigned as one of our Directors effective August 8, 2008.

Equity Compensation Plan Information

The following table sets forth certain information as of the end of the most recently completed fiscal year with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

	Number of Securities	Weighted Average
	to be Issued Upon	Exercise Price of	Number of
	Exercise of Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Remaining Available
Plan Category	and Rights	and Rights	for Future Issuance

Equity compensation plans approved by security holders	-	-	5,000,000
Equity compensation plans not approved by security holders	-	-	-

Director Compensation and Other Information

Beginning October 1, 2008, for fiscal year 2009 we will compensate non-employee members of our board of directors through a mixture of cash and equity-based compensation. We will pay each non-employee director an annual retainer consisting of $5,000 cash, 60,000 shares of restricted stock vesting in one year and 5,000 options to purchase our common stock vesting in one year. To the extent that a non-employee director serves for less than the full fiscal year, he or she would receive a pro-rated portion of the annual retainer equal to the proportionate amount of the fiscal year for which he or she served as a director. We reimburse our directors for reasonable travel and other expenses incurred in connection with attending meetings of our board of directors. Employees who also serve as directors receive no additional compensation for their services as a director.

The following table sets forth the compensation earned by our non-employee directors in the fiscal year ended June 30, 2008.

Name (1)	Total

Dr. Brian Boyle (2)	$-

(1)	On August 8, 2008, the board of directors appointed David Buckel and Louis M. Jannetty as non-employee members of our board of directors

(2)
Dr. Brian Boyle served as one of our Directors from our formation until April 28, 2008, but received no compensation from us in connection with his service as a Director. Dr. Brian Boyle resigned as one of our Directors effective April 28, 2008.

Employment Arrangements with Executive Officers

In May 2008, we entered into an employment agreement with Terry Phillips, pursuant to which Mr. Phillips serves as our chairman. The employment agreement has an initial term of three years, and will automatically renew for successive additional one-year periods thereafter unless either we or Mr. Phillips notifies the other that the term will not be extended. Mr. Phillips receives an initial salary of $100,000 per year, and is also eligible to receive bonuses and equity awards that may be granted by our board of directors or its compensation committee. The employment agreement provides for continuation of salary and benefits for a period of three months upon the termination other than for cause (as defined in the agreement) of Mr. Phillipss employment and continuation of salary for a period of three months upon the termination of Mr. Phillips employment due to disability.

In May 2008, we entered into an employment agreement with Melanie Mroz, pursuant to which Ms. Mroz serves as our president and chief executive officer. The employment agreement has an initial term of three years, and will automatically renew for successive additional one-year periods thereafter unless either we or Ms. Mroz notifies the other that the term will not be extended. Ms. Mroz receives initial salary of $150,000 per year, and is also eligible to receive bonuses and equity awards that may be granted by our board of directors or its compensation committee. The employment agreement provides for continuation of salary and benefits for a period of three months upon the termination other than for cause (as defined in the agreement) of Ms. Mrozs employment and continuation of salary for a period of three months upon the termination of Ms. Mrozs employment due to disability.

Potential Payments upon Termination

We are not a party to any employment agreement providing for payments with respect to an event that may constitute a change of control.

Mr. Phillips and Ms. Mroz are entitled to receive their applicable base salary and health benefits for three months following termination of employment other than for cause. Mr. Phillips and Ms. Mroz are entitled to receive their applicable base salary for three months following termination of employment due to disability.

Termination of Employment by the Company other than for Cause (1)

	Continuation of	Continuation of
Name	Salary	Health Benefits	Total

Terry Phillips	$25,000	$4,332	$29,332
Melanie Mroz	$37,500	$3,021	$40,521

Termination of Employment due to Disability (2)

	Continuation of	Continuation of
Name	Salary	Health Benefits	Total

Terry Phillips	$25,000	$-	$25,000
Melanie Mroz	$37,500	$-	$37,500

(1)
Under the employment agreements, each executive may be terminated for cause if such executive: (i) commits a material breach of (a) his or her obligations or agreements under his or her employment agreement or (B) any of the covenants regarding non-disclosure of confidential information, assignment of intellectual property rights, non-competition and/or non-solicitation applicable to such executive under any stock option agreement or other agreement entered into between the executive and the Company; (ii) willfully neglects or fails to perform his or her material duties or responsibilities to the Company, such that the business or reputation of the Company is (or is threatened to be) materially and adversely affected; (iii) commits an act of embezzlement, theft, fraud or any other act of dishonesty involving the Company or any of its customers; or (iv) is convicted of or plead guilty or no contest to a felony or other crime that involves moral turpitude.

(2)
Under the employment agreements, each executive may be terminated due to disability if such executive: (i) is unable, despite whatever reasonable accommodations the law requires, to render services to the Company for more than 90 consecutive days because of physical or mental disability, incapacity, or illness, or (ii) is found to be disabled within the meaning of the Companys long-term disability insurance coverage as then in effect (or would be so found if he or she applied for the coverage or benefits).

We anticipate that we will generally enter into negotiated severance and release agreements with an executive upon the event of termination of an executive without cause.

SouthPeak 2008 Equity Incentive Compensation Plan

In May 2008, our board of directors adopted, and our stockholders approved, our 2008 Equity Incentive Compensation Plan, or the 2008 Plan. Up to 5,000,000 shares of our common stock are available for issuance in connection with the grant of options and/or stock-based or stock-denominated awards. As of June 30, 2008, no grants of options, stock-based or stock denominated awards were made pursuant to the 2008 Plan.

The purpose of the 2008 Plan is to assist us and our subsidiaries and other designated affiliates, which we refer to as related entities, in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors consultants and other persons who provide services to us or our related entities, by enabling such persons to acquire or increase a proprietary interest in us in order to strengthen the mutuality of interests between such persons and our stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value. The following is a summary of certain principal features of the 2008 Plan.

Shares Available for Awards

Under the 2008 Plan, the total number of shares of our common stock that may be subject to the granting of awards under the 2008 Plan, or Awards, at any time during the term of the 2008 Plan will be equal to 5,000,000 shares. The foregoing limit will be increased by the number of shares of our common stock with respect to which Awards previously granted under the 2008 Plan that are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares, and the number of shares that are tendered (either actually or by attestation) or withheld upon exercise of an Award to pay the exercise price or any tax withholding requirements. Awards issued in substitution for awards previously granted by a company acquired by us or one of its related entities, or with which we or any of our related entities combine, do not reduce the limit on grants of Awards under the 2008 Plan.

Outstanding Awards (including adjustments to exercise prices of options and the number of shares subject to an Award), shall be automatically adjusted in the event that there is any increase or decrease in the number of our issued and outstanding shares on account of a declaration of a stock dividend or through any recapitalization resulting in a stock split, combination or exchanges of our shares. In addition, our Compensation Committee is authorized to make such adjustments on the occurrence of other corporate transactions or events which affect our shares and other securities such that a substitution, exchange or adjustment is appropriate or necessary.

Eligibility

The persons eligible to receive Awards under the 2008 Plan are the officers, directors, employees, consultants and other persons who provide services to us or any of our related entities. An employee on leave of absence may still be considered an employee of us or a related entity of our for purposes of eligibility for participation in the 2008 Plan.

Administration

The 2008 Plan is to be administered by our Compensation Committee, provided, however, that except as otherwise expressly provided in the 2008 Plan, under certain circumstances our board of directors may exercise any power or authority granted to its Compensation Committee under the 2008 Plan. Subject to the terms of the 2008 Plan, our Compensation Committee is authorized to select eligible persons to receive Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the 2008 Plan, construe and interpret the 2008 Plan and Award agreements, correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as our Compensation Committee may deem necessary or advisable for the administration of the 2008 Plan.

Stock Options and Stock Appreciation Rights

Our Compensation Committee is authorized to grant stock options, including both incentive stock options, ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options, and stock appreciation rights entitling the participant to receive the amount by which the fair market value of a share of our stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation right are determined by our Compensation Committee, but in the case of an ISO must not be less than the fair market value of a share of our stock on the date of grant. For purposes of the 2008 Plan, the term fair market value means the fair market value of our common stock, Awards or other property as determined by our Compensation Committee or under procedures established by our Compensation Committee. Unless otherwise determined by our Compensation Committee, the fair market value of a share of our common stock as of any given date will be the closing sales price per share as reported on the principal stock exchange or market on which our common stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of employment generally are fixed by our Compensation Committee, except that no option or stock appreciation right may have a term exceeding 10 years. Methods of exercise and settlement and other terms of the stock appreciation right are determined by our Compensation Committee. Our Compensation Committee, thus, may permit the exercise price of options awarded under the 2008 Plan to be paid in cash, stock, other Awards or other property (including loans to participants). Options may be exercised by payment of the exercise price in cash, shares of our common stock, outstanding Awards or other property having a fair market value equal to the exercise price, as our Compensation Committee may determine from time to time.

Restricted and Deferred Stock

Our Compensation Committee is authorized to grant restricted stock and deferred stock. Restricted stock is a grant of shares of our common stock which may not be sold or disposed of, and which will be subject to such risks of forfeiture and other restrictions as the our Compensation Committee may impose. A participant granted restricted stock generally has all of the rights of a stockholder of ours, unless otherwise determined by the our compensation committee. An Award of deferred stock confers upon a participant the right to receive shares of our common stock at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as our Compensation Committee may impose. Prior to settlement, an Award of deferred stock carries no voting or dividend rights or other rights associated with stock ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents

Our compensation committee is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of our common stock, other Awards or other property equal in value to dividends paid on a specific number of shares of our common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another Award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of our common stock, Awards or otherwise as specified by our Compensation Committee.

Bonus Stock and Awards in Lieu of Cash Obligations

Our Compensation Committee is authorized to grant shares of our common stock as a bonus free of restrictions, or to grant shares of our common stock or other Awards in lieu of our obligations to pay cash under the 2008 Plan or other plans or compensatory arrangements, subject to such terms as our Compensation Committee may specify.

Other Share-Based Awards

Our Compensation Committee or board of directors is authorized to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock. Our Compensation Committee determines the terms and conditions of such Awards.

Performance Awards

Our Compensation Committee is authorized to grant performance awards to participants on terms and conditions it establishes. The performance criteria to be achieved during any performance period and the length of the performance period is determined by our Compensation Committee upon the grant of the performance award; provided however, that a performance period cannot be shorter than 12 months or longer than five years. Performance awards may be valued by reference to a designated number of shares of our common stock (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, shares or other property, or any combination thereof, as determined by our Compensation Committee. Performance awards granted to persons who our Compensation Committee expects will, for the year in which a deduction arises, be covered employees (as defined below) will, if and to the extent intended by our Compensation Committee, be subject to provisions that should qualify such Awards as performance-based compensation not subject to the limitation on tax deductibility under Section 162(m) of the Internal Revenue Code. For purposes of Section 162(m), the term covered employee means our chief executive officer and each other person whose compensation will be required to be disclosed in our filings with the SEC by reason of that person being among our four most highly compensated officers as of the end of a taxable year. If and to the extent required under Section 162(m) of the Internal Revenue Code, any power or authority relating to a performance award intended to qualify under Section 162(m) of the Internal Revenue Code is to be exercised by our Compensation Committee and not our board of directors.

If and to the extent that our Compensation Committee determines that these provisions of the 2008 Plan are to be applicable to any Award, one or more of the following business criteria for us, on a consolidated basis, and/or for related entities, or for our business or geographical units and/or one of our related entities (except with respect to the total stockholder return and earnings per share criteria), will be used by our Compensation Committee in establishing performance goals for awards under the 2008 Plan:

•	earnings per share;

•	revenues or margins;

•	cash flow;

•	operating margin;

•	return on assets, net assets, investment, capital, operating revenue or equity;

•	economic value added;

•	direct contribution;

•
income; net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; net operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any of our ongoing bonus plans;

•	working capital or working capital management, including inventory turnover and days sales outstanding;

•	management of fixed costs or variable costs;

•	identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures;

•	total stockholder return;

•	debt reduction;

•	market share;

•	entry into new markets, either geographically or by business unit;

•	customer retention and satisfaction;

•	strategic plan development and implementation, including turnaround plans;

•	stock price; and/or

•	the fair market value of a share of stock.

Any of the above goals may be determined on an absolute or relative basis (e.g. growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by our Compensation Committee including, but not limited to, the Standard & Poors 500 Stock Index or a group of companies that are comparable to us. Our Compensation Committee may exclude the impact of an event or occurrence which our Compensation Committee determines should appropriately be excluded, including without limitation:

•	restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges,

•	an event either not directly related to our operations or not within the reasonable control of our management or

•	a change in accounting standards required by generally accepted accounting principles.

Our Compensation Committee may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential Award.

Other Terms of Awards

Awards may be settled in the form of cash, shares of our common stock, other Awards or other property, in the discretion of our Compensation Committee. Our Compensation Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as our Compensation Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. Our Compensation Committee is authorized to place cash, shares of our common stock or other property in trusts or make other arrangements to provide for payment of our obligations under the 2008 Plan. Our Compensation Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2008 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participants death, except that our Compensation Committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3 promulgated under the Exchange Act.

Awards under the 2008 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. Our Compensation Committee may, however, grant Awards in exchange for other Awards under the 2008 Plan, awards under our other plans, if any, or other rights to payment from us, and may grant Awards in addition to and in tandem with such other Awards, rights or other awards.

Acceleration of Vesting; Change in Control

The our Compensation Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and if so provided in the Award agreement or otherwise determined by our Compensation Committee, vesting, will occur automatically in the case of our change in control, as defined in the 2008 Plan (including the cash settlement of stock appreciation rights which may be exercisable in the event of a change in control). In addition, our Compensation Committee may provide in an Award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any change in control. For purposes of the 2008 Plan, unless otherwise specified in an Award agreement, a change in control means the occurrence of any of the following:

•	The acquisition by any person (as that term is used in the Exchange Act) of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either:

-	our then-outstanding shares of capital stock (the Outstanding Shares); or

-
the combined voting power of our then-outstanding voting securities entitled to vote generally in the election of directors (the Outstanding Voting Securities) (the foregoing Beneficial Ownership hereinafter being referred to as a Controlling Interest);

However, the following acquisitions will not constitute or result in a change of control:

-	any acquisition directly from us;

-	any acquisition by us;

-	any acquisition by any person that as of the effective date has beneficial ownership of a controlling interest of us;

-	any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any of our subsidiaries; or

-	any acquisition by any corporation pursuant to a transaction which complies with the acquisitions described in the foregoing bullets; or

•
During any period of two consecutive years, individuals who constitute our board of directors as of the effective date of the 2008 Plan (the Incumbent Board) cease for any reason to constitute at least a majority of the board of directors; provided, however, that any individual becoming a director subsequent to the effective date of the 2008 Plan whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than our board of directors; or

•
Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving us or any of our subsidiaries, a sale or other disposition of all or substantially all of our assets, or the acquisition of assets or stock of another entity by us or any of our subsidiaries (each a business combination), in each case, unless, following such business combination:

-
all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such business combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of our capital stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such business combination (including, without limitation, a corporation which, as a result of such transaction, owns us or all or substantially all of our assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such business combination of the Outstanding Shares and Outstanding Voting Securities, as the case may be;

-
no person (excluding any employee benefit plan (or related trust) of ours or such corporation resulting from such business combination or any person that as of the effective date of the 2008 Plan has beneficial ownership of a controlling interest) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of the corporation resulting from such business combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the business combination; and

-
at least a majority of the members of the board of directors of the corporation resulting from such business combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of our board of directors, providing for such business combination; or Approval by our stockholders of our complete liquidation or dissolution.

Amendment and Termination

Our board of directors may amend, alter, suspend, discontinue or terminate the 2008 Plan or our Compensation Committees authority to grant Awards without further stockholder approval, except that stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any share exchange or quotation system on which shares of our common stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to the 2008 Plan which might increase the cost of the 2008 Plan or alter the eligibility of persons to receive Awards. Stockholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although our board of directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by our board of directors, the 2008 Plan will terminate at the earliest of (a) such time as no shares of our common stock remain available for issuance under the 2008 Plan, (b) termination of the 2008 Plan by our board of directors or (c) the tenth anniversary of the effective date of the 2008 Plan. Awards outstanding upon expiration of the 2008 Plan will remain in effect until they have been exercised or terminated, or have expired.

Limitations on Liability of Directors and Officers and Indemnification

Limitation of Liability

Our restated certificate of incorporation provides that our officers and directors will not be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty, to the maximum extent permitted by Delaware law. Under Delaware law, directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for:

•	any breach of the duty of loyalty to the Company or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to non-monetary remedies that may be available, such as injunctive relief or rescission, nor does it relieve our officers and directors from complying with federal or state securities laws.

Indemnification

Our restated certificate of incorporation provides that we shall indemnify our directors and executive officers, and may indemnify our other corporate agents, to the fullest extent permitted by law.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the transactions described under the heading Executive Compensation (or with respect to which such information is omitted in accordance with SEC regulations) and the transactions described below, since July 1, 2005 there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Unless specifically delegated by our board of directors to the Compensation Committee, our Audit Committee is charged with reviewing and approving all related party transactions and reviewing and making recommendations to the board of directors, or approving, any contracts or other transactions with any of our current or former executive officers.

On June 5, 2008, we sold 500,000 shares of our Series A preferred stock for aggregate consideration of $500,000 to WTP Capital, LLC. Abhishek Jain is the chief executive officer and a member of WTP Capital, LLC and was a director of ours at the time of the sale.

On May 12, 2008, we consummated the transactions contemplated by a membership interest purchase agreement with the owners of all of the outstanding membership interests of SouthPeak Interactive, L.L.C., which included Terry Phillips, our chairman, and Melanie Mroz, our president, chief executive officer and director. Pursuant to the membership interest purchase agreement, we acquired all of the outstanding membership interests of SouthPeak Interactive, L.L.C. for 35,000,000 shares of our common stock. As a result of this transaction, the members of SouthPeak Interactive, L.L.C. became the beneficial owners of approximately 97.4% of our outstanding capital stock. Individually, Terry Phillips, Greg Phillips, Melanie Mroz and Kathleen Morgan became the beneficial owners of 48.7%, 29.3%, 9.7% and 9.7% of our outstanding capital stock.

On January 1, 2008, SouthPeak entered into a three year lease for office space for our headquarters in Midlothian, Virginia. The lease is with Phillips Land, L.C., an organization in which Terry Phillips and Greg Phillips each beneficially own 50%. The rent is $7,542 per month. The terms of the lease are superior to those terms available from non-affiliates sources in that the price per square foot is equal to prevailing rates and the lease is not personally guaranteed by our management.

On January 1, 2008, SouthPeak leased office space in our Grapevine, Texas office to Phillips Sales, Inc., an organization in which Terry Phillips and Greg Phillips collectively own 5%. Terry Phillips is the managing member of Phillips Sales. The lease agreement provides for a term of three years and a rent of $1,302.50 per month. The terms of the lease are equal to those terms available to non-affiliates sources in that the price per square foot is equal to prevailing rates.

For the year ended June 30, 2008, SouthPeak paid a consulting fee for office space and staff services that approximated market prices to Phillips Sales. For the period from July 1, 2005 to December 31, 2006, the consulting fee was equal to 10% of net revenues of SouthPeak. The consulting fee for the period January 1, 2007 through June 30, 2007 was based on the actual costs the organization incurred in providing office space and staff services.. For the years ended June 30, 2008, 2007 and 2006, SouthPeak incurred consulting fees of $920,930, $1,183,195 and $652,582, respectively. At June 30, 2008 and 2007, SouthPeak had consulting fees payable of $0 and $650,889, respectively. SouthPeak terminated its consulting fee arrangement with Phillips Sales, Inc. as of December 31, 2007.

SouthPeak has paid sales commissions, upon the sale of products, to Phillips Sales and West Coast Sales, Inc., an organization in which Terry Phillips indirectly owns 37.5%. Terry Phillips is the managing member of West Coast Sales. Such commissions approximated market rates and equaled $433,370, $116,413 and $20,997 for the years ended June 30, 2008, 2007 and 2006, respectively. The sales commission arrangements, which were negotiated at arms-length, are materially and substantially the same as SouthPeaks sales commission arrangements with unrelated parties.

Kathleen Morgan, a former member of SouthPeak, was paid consulting fees in the amount of $5,000 and $61,400 for the years ended June 30, 2007 and 2006, respectively. Such fees were paid in connection with the development and execution of contracts with third party videogame developers. This consulting fee arrangement was terminated as of June 30, 2007.

SouthPeak received advances from West Coast Sales, Eastern Sales, LLC, an organization 50% owned by Terry Phillips, Capital Distributing, LLC, an organization 22.74% owned by Terry Phillips and 22.74% by Greg Phillips, and Phillips Sales, Inc. The following table sets forth the amount of principal advanced by each entity, the amount of principal repaid to each entity, the amount of principal outstanding for each entity at period end and the largest amount of principal outstanding for each entity during the period for the years ended June 30, 2008, 2007 and 2006:

	Year ended June 30, 2008
	Amount of Principal Outstanding at Beginning of Year	Amount of Principal Advanced During Year	Amount of Principal Repaid During Year (1)	Amount of Principal Outstanding at Year End	Largest Principal Amount Outstanding During Year (1)
Capital Distributing	$20,000	$-	$20,000	$-	$20,000

	Year ended June 30, 2007
	Amount of Principal Outstanding at Beginning of Year	Amount of Principal Advanced During Year	Amount of Principal Repaid During Year (1)	Amount of Principal Outstanding at Year End	Largest Principal Amount Outstanding During Year (1)
Eastern Sales	$155,000	$311,840	$466,840	$-	$270,920
Capital Distributing	$25,000	$55,000	$60,000	$20,000	$35,000
Phillips Sales	$380,000	$60,000	$440,000	$-	$380,000

	Year ended June 30, 2006
	Amount of Principal Outstanding at Beginning of Year	Amount of Principal Advanced During Year	Amount of Principal Repaid During Year (1)	Amount of Principal Outstanding at Year End	Largest Principal Amount Outstanding During Year (1)
West Coast Sales(1)	$-	$104,000	$104,000	$-	$84,000
Eastern Sales(1)	$-	$745,000	$590,000	$155,000	$480,000
Capital Distributing(1)	$-	$61,000	$36,000	$25,000	$98,000
Phillips Sales(1)	$-	$705,000	$325,000	$380,000	$530,000

(1)	In some periods, multiple advances and repayments were made, and therefore the amounts repaid during the period may exceed the largest principal amount outstanding.

The advances were made on a short-term basis to meet certain cash flow needs of SouthPeak, in many cases related to advanced payments to videogame developers. The terms of the advances were superior to those terms available from non-affiliates sources in that no interest was charged or paid on the principal amounts advanced and the outstanding principal amounts were not secured by any assets of SouthPeak.

During the years ended June 30, 2008 and 2007, SouthPeak received certain short-term advances from Terry Phillips, our chairman. These advances were unsecured and bore interest at the rate of 8% per annum. Interest expense under these advances was $19,587, $4,164 and $0 for the years ended June 30, 2008, 2007 and 2006, respectively. The amount of principal advanced by Mr. Phillips was $0 and $1,552,328 for the years ended June 30, 2008 and 2007, respectively. The amount of principal repaid to Mr. Phillips for the years ended June 30, 2008 and 2007 was $277,328 and $1,275,000, respectively. At June 30, 2008 and 2007, the amount due to Mr. Phillips was $0 and $277,328, respectively. The largest amount of principal outstanding for these advances was $277,328 and $1,000,000 for the years ended June 30, 2008 and 2007, respectively. The advances were paid in full on September 7, 2007. The advance was made on a short-term basis to meet certain cash flow needs of SouthPeak. The terms of the advance were superior to those terms available from non-affiliates sources in that the interest rate was equal to prevailing commercial rates and the outstanding principal amount was not secured by any assets of SouthPeak.

In connection with SouthPeak borrowing funds pursuant to a line of credit, Terry Phillips, our chairman and 10% owner of our capital stock, and Greg Phillips, a 10% owner of our capital stock, provided personal guarantees and pledged personal assets to collateralize the line of credit.

In connection with SouthPeak entering into a mortgage payable to purchase a building in Grapevine, Texas, Terry Phillips, our chairman and 10% owner of our capital stock, and Greg Phillips, a 10% owner of our capital stock, personally guaranteed the mortgage note.

In August 2005, we issued 100 shares of common stock for $500 in cash, or a purchase price of $5.00 per share. We also issued 1,537,500 Class W warrants and 1,537,500 Class Z warrants for $153,750 in cash, at a purchase price of $0.05 per warrant. These securities were issued to the individuals and entities set forth below, as follows:

Name	Number of Shares of Common Stock		Number of Class W Warrants		Number of Class Z Warrants		Relationship to the Company (1)
Rahul Prakash	0		583,710		583,710		Former Chairman of the Board and Chief Executive Officer
Abhishek Jain	100	(2)	363,260	(2)	363,260	(2)	Former President, Secretary and Director
Avinash Vashistha	0		363,260	(3)	363,260	(3)	Former Executive Vice President, Chief Financial Officer and Director
Dr. Brian Boyle	0		145,300		145,300		Former Director

(1)	Each of the officers and directors resigned from their applicable position(s) with the Company between May and August, 2008.

(2)	These shares and warrants were acquired by WTP Capital, LLC, of which Mr. Jain is the chief executive officer and a member.

(3)	These warrants were acquired by Tholons Capital LLC, of which Mr. Vashistha is President and a member.

Our initial securityholders agreed, pursuant to a letter agreement between us and HCFP/Brenner Securities LLC, the representative of the underwriters in our initial public offering, not to sell any of the foregoing securities until the completion of a business combination. In addition, WTP Capital, LLC, the sole holder of our common stock outstanding prior to our initial public offering, of which Mr. Jain is chief executive officer and a member, has agreed to waive its right to participate in any liquidation distribution with respect to shares of common stock acquired by it prior to our initial public offering. Each of the letter agreements entered into by our initial securityholders terminated pursuant to their terms in April 2008. HCFP/Brenner Securities LLC, includes affilates, certain related parties and designees ("HCFP/Brenner" or "HCFP").

Everest Telecom LLC, an affiliate of Mr. Prakash, agreed that until the acquisition of a target business, it will make available to us office space and certain office and administrative services, as we may require from time to time. We agreed to pay Everest Telecom $7,500 per month for these services. Mr. Prakash is its President and chief executive officer and member owns approximately 90% of Everest Telecom. Consequently, Mr. Prakash will benefited from this transaction to the extent of his interests in Everest Telecom. We believe, based on rents and fees for similar services in the northern Virginia area, that the fees charged by Everest Telecom were at least as favorable as we could have obtained from an unaffiliated person. This arrangement terminated pursuant to its terms in April 2008.

Our initial securityholders advanced a total of $52,500 to us in August 2005 to cover expenses related to our initial public offering. We issued notes to them which were repaid from the proceeds of our initial public offering that are not held in trust.

Prior to the Acquisition, we reimbursed our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations.

Other than the $7,500 per-month administrative fee paid to Everest Telecom and reimbursed out-of-pocket expenses paid to our officers and directors prior to the Acquisition, prior to the Acquisition no compensation or fees of any kind, including finders and consulting fees, will be paid to any of our initial securityholders, officers or directors or to any of their affiliates. From the consummation of our initial public offering through June 30, 2008, we paid an aggregate of $181,725 to Everest Telecom.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table provides information concerning beneficial ownership of our common stock as of February 24, 2009, by:

•	each stockholder, or group of affiliated stockholders, that we know owns more than 5% of our outstanding common stock;

•	each of our executive officers;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	each of the other selling stockholders.

The following table lists the number of shares and percentage of shares beneficially owned based on 36,043,100 shares of common stock outstanding as of February 24, 2009.

This prospectus relates to the possible resale by the selling stockholders identified below of 14,556,333 shares of our common stock issuable upon the conversion of our Series A preferred stock, 6,151,399 of our Class Y warrants, and 6,151,399 shares of common stock underlying the Class Y warrants. In connection with the registration rights we granted to the selling stockholders, we agreed to file with the SEC a registration statement, of which this prospectus forms a part, with respect to the resale or other disposition of the shares of common stock and Class Y warrants offered by this prospectus or interests therein from time to time on the Over-the-Counter bulletin board, in privately negotiated transactions or otherwise. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock owned by them as a result of the conversion of shares of our Series A preferred stock or any or all of our Class Y warrants owned by them. The selling stockholders, however, make no representations that the shares or warrants covered by this prospectus will be offered for sale. The table below presents information regarding the selling stockholders and the shares that each such selling stockholder may offer and sell from time to time under this prospectus.

When we refer to the selling stockholders in this prospectus, we mean those persons listed in the table below. The number of shares in the column Number of Shares Offered represents all of the shares that a selling stockholder may offer under this prospectus. The number of shares in the column Number of Warrants Offered represents all of the warrants that a selling stockholder may offer under this prospectus. The column After the Offering Number of Shares Beneficially Owned assumes that the selling stockholder will have sold all of the shares and warrants offered under this prospectus. However, because the selling stockholders may offer, from time to time, all, some or none of their shares and warrants under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares and warrants that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of the sales. Please carefully read the footnotes located below the selling stockholders table in conjunction with the information presented in the table.

Each of the selling stockholders purchased their shares of Series A preferred stock from us in a private placement conducted between May and September 2008 pursuant to a purchase agreement, or the Preferred Stock Purchase Agreement, dated May 12, 2008.  The price per share of Series A preferred stock was $1.00.  The Preferred Stock Purchase Agreement granted to each selling stockholder the right to exchange our Class W and Class Z warrants held by such selling stockholder for our Class Y warrants. For a period of 90 days from the date a selling stockholder purchased shares of Series A preferred stock, such selling stockholder had the right to exchange one of our outstanding Class W or Class Z warrants for a Class Y warrant.  Each selling stockholder had the right to exchange that number of Class W or Class Z warrants for Class Y warrants equal to one half of the number of shares of Series A preferred stock purchased by such selling stockholder.  All of the Class Y warrants were exchanged between July and December 2008.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days of February 24, 2009, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Unless otherwise indicated, the principal address of each of the persons below is c/o SouthPeak Interactive Corporation, 2900 Polo Parkway, Midlothian, Virginia 23113.

	Prior to the Offering				After the Offering
	Number of Shares Beneficially Owned	Percentage of Shares Outstanding	Number of Shares Offered Hereby	Number of Warrants Offered Hereby	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
Executive Officers and Directors
Terry Phillips	17,138,660	47.6%	-	-	17,138,660	47.6%
Melanie Mroz	3,438,728	9.5%	-	-	3,438,728	9.5%
Andrea Gail Jones	5,500	*	-	-	5,500	*
Louis M. Jannetty (1)	5,000	*	-	-	5,000	*
David Buckel (2)	5,000	*	-	-	5,000	*
All executive officers and directors as a group (5 persons)	20,592,888	57.1%	-	-	20,592,888	57.1%
Other 5% Stockholders
Greg Phillips	10,500,000	29.1%	-	-	10,500,000	29.1%
Kathleen Morgan (3)	3,500,000	9.7%	-	-	3,500,000	9.7%
Hummingbird Management, L.L.C. (4)	4,078,499	10.2%	2,700,000	1,349,999	28,500	*
Pentagram Partners, L.P. (5)	3,881,500	9.8%	2,250,000	1,125,000	506,500	1.4%
FI Investment Group, LLC (6)	3,808,523	9.6%	3,093,333	500,000	215,190	*
Edward S. Gutman (7)	2,390,516	6.2%	1,200,000	600,000	590,516	1.6%
Selling Stockholders
Silverman Partners, L.P. (8)	1,596,000	4.3%	1,000,000	500,000	96,000	*
Anima S.G.R.p.A Rubrica Anima Fondo Trading (9)	780,000	2.1%	520,000	260,000	-	-
Anima S.G.R.p.A Rubrica - Anima Fondattivo (10)	210,000	*	140,000	70,000	-	-
Anima S.G.R.p.A Rubrica - Anima America (11)	368,000	1.0%	220,000	110,000	38,000	*
Burton I. Koffman (12)	750,000	2.0%	500,000	250,000	-	-
Summit Street Value Fund, LP (13)	712,400	1.9%	500,000	212,400	-	-
Michael M. Ades (14)	75,000	*	50,000	25,000	-	-
B.I. Lipworth & Co. Limited (15)	150,000	*	100,000	50,000	-	-
Milton Koffman (16)	10,000	*	10,000	-	-	-
North Lake TM LLC (17)	75,000	*	50,000	25,000	-	-
Douglas Scibelli (18)	15,000	*	10,000	5,000	-	-
James Scoroposki (19)	225,000	*	150,000	75,000	-	-
Jim and Lynn Scoroposki Foundation (20)	75,000	*	50,000	25,000	-	-
Paresh Shah (21)	324,000	*	216,000	108,000	-	-
Vestal Venture Capital (22)	75,000	*	50,000	25,000	-	-
Stig H. Wennerstrom & Britt-Marie Wennerstrom (23)	75,000	*	50,000	25,000	-	-
RBG Capital Corp. (24)	312,500	*	60,000	30,000	231,500	*
Estate of James Scibelli (25)	75,000	*	50,000	25,000	-	-
Israel Feit (26)	150,000	*	100,000	50,000	-	-
Ralph Sheridan (27)	25,000	*	25,000	-	-	-
HRG Trust (28)	60,000	*	40,000	20,000	-	-
Saeed A. Bajwa (29)	50,000	*	50,000	-	-	-
Vulcan Properties, Inc. (30)	75,000	*	50,000	25,000	-	-
Tholons Capital LLC (31)	1,221,260	3.3%	572,000	286,000	363,260	1.0%
WTP Capital, LLC (32)	1,226,620	3.3%	500,000	250,000	476,620	1.3%
Cape One Financial LP (33)	300,000	*	200,000	100,000	-	-
Joseph Catalano (34)	124,000	*	50,000	25,000	49,000	*

*	Less than 1%

(1)	The address of Mr. Jannetty is 10 Cordage Park Circle, Suite 235, Plymouth, Massachusetts 02360.

(2)	The address of Mr. Buckel is 1065 Admiral Crossing, Alpharetta, Georgia 30005.

(3)	The address of Ms. Morgan is 24743 Senda Pajaro, Calabasas, California 91302.

(4)
Includes 2,700,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 1,350,030 shares of common stock issuable upon exercise of Class Y warrants, held by Hummingbird Value Fund, L.P. (HVF), Hummingbird Microcap Value Fund, L.P. (Microcap Fund), Hummingbird SPAC Partners, L.P. (SPAC), Hummingbird Concentrated Fund, L.P. (Concentrated) and Tarsier Nanocap Value Fund, L.P. (Tarsier together with HVF, Microcap Fund, SPAC and Concentrated, the Hummingbird Funds). As investment manager of the Hummingbird Funds, Hummingbird Management, L.L.C. (Hummingbird) may be deemed to have the sole voting and investment authority over the shares of common stock and Series A Convertible Preferred Stock, and warrants owned by the Hummingbird Funds. The managing member of Hummingbird is Paul Sonkin. Mr. Sonkin, as the managing member and control person of Hummingbird, may be deemed to have the sole voting and investment authority over the shares of common stock and Series A Convertible Preferred Stock, and the warrants beneficially owned by Hummingbird. Hummingbird Capital, LLC (HC), as the general partner of each of the Hummingbird Funds, may be deemed to have the sole voting and investment authority over such shares and warrants owned by the Hummingbird Funds. Each of Hummingbird, Mr. Sonkin and HC disclaim any beneficial ownership of the shares of common stock and Series A Convertible Preferred Stock, and the warrants owned by the Hummingbird Funds. The business address of Hummingbird Management, L.L.C. is 145 East 57th Street, 8th Floor, New York, New York 10022. The foregoing information is derived from a Schedule 13D filed on May 23, 2008.

(5)
Includes 2,250,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 1,131,100 shares of common stock issuable upon exercise of Class Y warrants and Class Z warrants. Richard Jacinto, II is the General Partner of Pentagram Partners, L.P. and consequently may be deemed to be the beneficial owner of its holdings by virtue of controlling the voting and dispositive powers of Pentagram Partners, L.P. The business address of Pentagram Partners, L.P. is 630 Fifth Avenue, 20th Floor, New York, New York 10111. The foregoing information is derived from a Schedule 13G filed on June 17, 2008.

(6)
Includes 3,093,333 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 500,000 shares of common stock issuable upon exercise of Class Y warrants. On June 5, 2008, the selling stockholder acquired 2,093,333 shares of Series A Convertible Preferred Stock upon the conversion of outstanding principal and interest owed by SouthPeak Interactive, L.L.C., a subsidiary of the Company, at a purchase price of $1.00 per share. Frank Islam is the principal of FI Investment Group and as such has indirect voting and dispositive power over the shares of Series A Convertible Preferred Stock and the warrants held by FI Investment Group, LLC. The business address of FI Investment Group, LLC is 1600 Tysons Boulevard, Suite 1150, McLean, Virginia 22102.

(7)
Includes 1,200,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock, 21,500 shares of common stock issuable upon exercise of Class W warrants, 600,000 shares of common stock issuable upon exercise of Class Y warrants and 506,700 shares of common stock issuable upon exercise of Class Z warrants. The address of Mr. Gutman is 888 7th Avenue, Suite 901, New York, New York 10106.

(8)
Includes 1,000,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 500,000 shares of common stock issuable upon exercise of Class Y warrants. Harvey Silverman is President of Silverman Partners, L.P. and has voting and dispositive power over the shares of Series A Convertible Preferred Stock and the warrants held by Silverman Partners, L.P. The business address of Silverman Partners, L.P. is 791 Park Avenue, Apt. 5B, New York, New York 10021.

(9)
Includes 520,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 260,000 shares of common stock issuable upon exercise of Class Y warrants. We have been advised that Giordano Marinelli is Executive Director of ANIMA S.G.R.p.A Rubrica Anima Fondo Trading and has voting and investment control over the shares of common stock and Series A Convertible Preferred Stock and the warrants held by ANIMA S.G.R.p.A Rubrica Anima Fondo Trading. The business address of ANIMA S.G.R.p.A Rubrica Anima Fondo Trading is Via Brera, 18-20121, Milan, Italy.

(10)
Includes 140,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 70,000 shares of common stock issuable upon exercise of Class Y warrants. We have been advised that Giordano Marinelli is Executive Director of ANIMA S.G.R.p.A Rubrica - Anima Fondattivo and has voting and investment control over the shares of common stock and Series A Convertible Preferred Stock and the warrants held by ANIMA S.G.R.p.A Rubrica - Anima Fondattivo. The business address of ANIMA S.G.R.p.A Rubrica - Anima Fondattivo is Via Brera, 18-20121, Milan, Italy.

(11)
Includes 220,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 110,000 shares of common stock issuable upon exercise of Class Y warrants. We have been advised that Giordano Marinelli is Executive Director of ANIMA S.G.R.p.A Rubrica - Anima America and has voting and investment control over the shares of common stock and Series A Convertible Preferred Stock and the warrants held by ANIMA S.G.R.p.A Rubrica - Anima America. The business address of ANIMA S.G.R.p.A Rubrica - Anima America is Via Brera, 18-20121, Milan, Italy.

(12)
Includes 500,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 250,000 shares of common stock issuable upon exercise of Class Y warrants. The address of Mr. Koffman is 300 Plaza Drive, Vestal, New York 13850.

(13)
Includes 500,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 212,400 shares of common stock issuable upon exercise of Class Y warrants. Arthur T. Williams III and Jennifer A. Wallace are co-managing members of Summit Street Management LLC (Summit Management), the investment advisor of Summit Street Value Fund LP (SVF), and Summit Street Capital LLC (Summit Capital), the general partner of SVF. Each of Mr. Williams, Ms. Wallace, Summit Management and Summit Capital may be deemed to be the beneficial owner of the shares of Series A Convertible Stock and the warrants held by SVF, and each disclaims beneficial ownership thereof except to the extent of their respective pecuniary interest therein. The business address of Summit Street Value Fund, LP is 145 East 57th Street, 8th Floor, New York, New York 10022.

(14)
Includes 50,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 25,000 shares of common stock issuable upon exercise of Class Y warrants. The address of Mr. Ades is 810 Seventh Avenue, 28th Floor, New York, New York 10019.

(15)
Includes 100,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 50,000 shares of common stock issuable upon exercise of Class Y warrants. The business address of B. I. Lipworth & Co. Limited is 7 Wetherby Gardens, London, SW5 OJN, United Kingdom.

(16)	Includes 10,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock. The address of Mr. Koffman is 300 Plaza Drive, Vestal, New York 13350.

(17)
Includes 50,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 25,000 shares of common stock issuable upon exercise of Class Y warrants. The business address of North Lake TM LLC is 810 Seventh Avenue, 28th Floor, New York, New York 10019.

(18)
Includes 10,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 5,000 shares of common stock issuable upon exercise of Class Y warrants. The address of Mr. Scibelli is 230 East 48th Street, New York, New York 10017.

(19)
Includes 150,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 75,000 shares of common stock issuable upon exercise of Class Y warrants. The address of Mr. Scoroposki is 189 South Street, Oyster Bay, New York 11771.

(20)
Includes 50,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 25,000 shares of common stock issuable upon exercise of Class Y warrants. Jim Scoroposki and Lynn Scoroposki exercise shared voting and dispositive power with respect to the shares of Series A Convertible Preferred Stock and the warrants held by this selling stockholder. The business address of Jim and Lynn Scoroposky Foundation is 189 South Street, Oyster Bay, New York 11771.

(21)
Includes 216,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 108,000 shares of common stock issuable upon exercise of Class Y warrants. The address of Mr. Shah is 8307 Hope Point Ct., Millersville, Maryland 21108.

(22)
Includes 50,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 25,000 shares of common stock issuable upon exercise of Class Y warrants. Allan R. Lyons is the sole owner and managing member of 21st Century Strategic Investment Planning, LC, the general partner of Vestal Venture Capital, and has sole voting power with respect to the shares of the Series A Convertible Preferred Stock and the warrants held by this selling shareholder. The business address of Vestal Venture Capital is 6471 Enclave Way, Boca Raton, Florida 33496.

(23)
Includes 50,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 25,000 shares of common stock issuable upon exercise of Class Y warrants. The address of Mr. and Mrs. Wennerstrom is 2730 SW 3rd Avenue, #800, Miami, Florida 33129.

(24)
Includes 8,000 shares of common stock issuable upon exercise of Class Z warrants by Cassidy Gutman. The beneficial ownership information includes 60,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock, 231,500 shares of common stock issuable upon exercise of Class Z warrants and 30,000 shares of common stock issuable upon exercise of Class Y warrants. The business address of RBG Capital Corp. is 1438 Third Avenue, Suite 176, New York, New York 10028.

(25)
Includes 50,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 25,000 shares of common stock issuable upon exercise of Class Y warrants. Carol Scibelli is the executrix of the estate of James Scibelli with respect to the shares of Series A Convertible Preferred stock and the warrants. The address of Estate of James Scibelli is 2936 Bay Drive, Merrick, New York 11566.

(26)
Includes 100,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 50,000 shares of common stock issuable upon exercise of Class Y warrants. The address of Mr. Feit is 2870 Sterling Road, Hollywood, Florida 33022.

(27)	Includes 25,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock. The address of Mr. Sheridan is 79 Byron Road, Weston, Massachusetts 02493.

(28)
Includes 40,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 20,000 shares of common stock issuable upon exercise of Class Y warrants. The address of the HRG Trust is 888 7th Avenue, Suite 901, New York, New York 10106.

(29)	Includes 50,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock. The address of Mr. Bajwa is 18 Dorchester Drive, Endicott, New York 13760.

(30)	Includes 50,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 25,000 shares of common stock issuable upon exercise of Class Y warrants. Stanley Garber has sole voting and dispositive power over the shares of Series A Convertible Preferred Stock and the warrants held by this selling stockholder. The business address of Vulcan Properties Inc. is 505 8th Avenue, New York, New York 10018.

(31)
Includes 572,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 286,000 shares of common stock issuable upon exercise of Class Y warrants. Avinash Vashistha is the Chief Executive Officer and a member of Tholons Capital, LLC and has sole voting and dispositive power over the shares of Series A Convertible Preferred Stock and the warrants held by this selling stockholder. Prior to the Acquisition, Mr. Vashistha served as our Chief Financial Officer, Executive Vice President and director. On July 25, 2008, Mr. Vashistha purchased shares of Series A Convertible Preferred Stock pursuant to the purchase agreement for the sale of Series A Convertible Preferred Stock originally entered into by the Company on May 12, 2008. Mr. Vashistha subsequently exchanged outstanding Class W warrants for Class Y warrants pursuant to the terms of the purchase agreement. The business address of Tholons Capital, LLC is 231 Franconia Way, Apex, North Carolina 27502.

(32)
Includes 500,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 250,000 shares of common stock issuable upon exercise of Class Y warrants. Abhishek Jain is the Chief Executive Officer and a member of WTP Capital, LLC and has sole voting and dispositive power over the shares of Series A Convertible Preferred Stock and the warrants held by this selling stockholder. Prior to the Acquisition, Mr. Jain served as our President, Chairman, Chief Executive Officer and director. From May 2008 to August 2008, Mr. Jain served as our director. On June 5, 2008, Mr. Jain purchased shares of Series A Convertible Preferred Stock pursuant to the purchase agreement for the sale of Series A Convertible Preferred Stock originally entered into by the Company on May 12, 2008. Mr. Jain subsequently exchanged outstanding Class W warrants for Class Y warrants pursuant to the terms of the purchase agreement. The business address of WTP Capital, LLC is I-19 Jan Thiel, Curacao, Netherlands Antilles.

(33)
Includes 200,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock and 100,000 shares of common stock issuable upon exercise of Class Y warrants. Reid Drescher is the general partner of Cape One Financial LP and has sole voting and dispositive power over the shares of Series A Convertible Preferred Stock held by this selling stockholder. The business address of Cape One Financial LP is 410 Park Avenue, New York, New York 10012.

(34)
Includes 50,000 shares of common stock issuable upon conversion of Series A Preferred Stock, 25,000 shares of common stock issuable upon exercise of Class Y warrants and 49,000 shares of common stock issuable upon exercise of Class Z warrants. The address of Mr. Catalano is 601 Old Country Road, Plainview, New York 11803.

PLAN OF DISTRIBUTION

The selling stockholders, and any of their donees, pledgees, transferees or other successors-in-interest selling shares of common stock issuable upon the conversion of our Series A preferred stock and our Class Y warrants received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or Class Y warrants on any stock exchange, market or trading facility on which our common stock or Class Y warrants are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares of common stock or Class Y warrants:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the shares of common stock or Class Y warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
broker-dealers may agree with the selling stockholders to sell a specified number of such shares of common stock or Class Y warrants at a stipulated price per share of common stock or Class Y warrant; and

•	a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock or Class Y warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock or Class Y warrants, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock or Class Y warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our common stock issuable upon the conversion of our Series A preferred stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of shares of common stock or Class Y warrants offered by them will be the purchase price of the shares of common stock or Class Y warrants, as applicable, less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of common stock or Class Y warrants to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares of common stock or Class Y warrants in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or Class Y warrants may be underwriters within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares or warrants may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are underwriters within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of common stock or Class Y warrants to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the shares of common stock or Class Y warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of common stock or Class Y warrants in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of shares of common stock or Class Y warrants against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares of common stock and Class Y warrants offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares of common stock and Class Y warrants covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares of common stock and Class Y warrants may be sold pursuant to Rule 144(k) of the Securities Act.

DESCRIPTION OF SECURITIES

Overview

Our restated charter authorizes up to 90,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share, 15,000,000 shares of which has been designated Series A preferred stock. As of February 24, 2009, 36,043,100 shares of our common stock and 14,563,833 of our Series A preferred stock were issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive proportionately any dividends that may be declared by our board of directors, subject to the preferences and rights of any shares of preferred stock. In the event of our liquidation, dissolution or winding-up, holders of our common stock will be entitled to receive proportionately any of our assets remaining after the payment of debts and liabilities and subject to the preferences and rights of any shares of preferred stock. Holders of our have no preemptive, subscription, redemption or conversion rights. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we have issued or may issue in the future, including the Series A preferred stock.

Preferred Stock

Our restated charter provides that the our board of directors has the authority, without further vote or action by the stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including but not limited to, dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The issuance of preferred stock could adversely affect the rights of holders of our common stock.

Series A Preferred Stock. Shares of our Series A preferred stock are initially convertible at a rate of $1.00 per share, or up to 15,000,000 shares in the aggregate. The anti-dilution protection of our Series A preferred stock is based on the weighted average price of shares issued below the conversion price; provided that (a) shares issued in connection with compensatory equity grants, (b) shares issued for consideration other than cash pursuant to a merger, acquisition or other business combination, (c) shares issued upon conversion of certain outstanding debt, and (d) other issuances as set forth in the certificate of designations of our Series A preferred stock are excluded from the anti-dilution protections of our Series A preferred stock.

Our Series A preferred stock votes together as a single class and on an as converted basis with the common stock. Our Series A preferred stock has no dividend right. We can require the conversion of Our Series A preferred stock if the 10 day weighted closing price per share of our common stock is at least $2.00.

Warrants

There are currently outstanding Class W warrants to purchase 2,827,050 shares of our common stock, Class Z warrants to purchase 4,667,301 shares of our common stock, Class Y warrants to purchase 6,651,159 shares of our common stock and warrants to purchase 850,000 shares of our common stock that we issued in connection with the acquisition of Gamecock.

Each Class W warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below. The Class W warrants will expire on April 17, 2011 at 5:00 p.m., New York City time.

We may call the Class W warrants (other than those outstanding prior to our initial public offering held by our initial security holders or their affiliates, but including Class W warrants issued upon exercise of the purchase option described below), with the prior consent of HCFP/Brenner, for redemption,

•	in whole or in part,

•	at a price of $.05 per Class W warrant,

•	upon not less than 30 days prior written notice of redemption to each Class W warrantholder, and

•
if, and only if, the reported last sale price of our common stock equals or exceeds $7.50 per share, for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the Class W warrantholders.

Each Class Z warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below. The Class Z warrants will expire on April 17, 2013 at 5:00 p.m., New York City time.

We may call the Class Z warrants (other than those outstanding prior to out initial public offering held by our initial security holders or their affiliates, but including Class Z warrants issued upon exercise of the purchase option described below), with the prior consent of HCFP/Brenner, for redemption,

•	in whole or in part,

•	at a price of $.05 per Class Z warrant,

•	upon not less than 30 days prior written notice of redemption to each Class Z warrantholder, and

•
if, and only if, the reported last sale price of our common stock equals or exceeds $8.75 per share, for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the Class Z warrantholders.

Each Class Y warrant entitles the registered holder to purchase one share of our common stock at a price of $1.50 per share, subject to adjustment as discussed below. The Class Y warrants will expire on May 31, 2013 at 5:00 p.m., New York City time.

We may call the Class Y warrants, with the prior consent of HCFP/Brenner, for redemption,

•	in whole or in part,

•	at a price of $.05 per Class Y warrant,

•	upon not less than 30 days prior written notice of redemption to each Class Y warrantholder, and

•
if, and only if, the reported last sale price of our common stock equals or exceeds $2.50 per share, for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the Class Y warrantholders.

Since we may redeem the Class W warrants, Class Z warrants and Class Y warrants only with the prior consent of HCFP/Brenner and it may hold warrants subject to redemption, HCFP/Brenner may have a conflict of interest in determining whether or not to consent to such redemption. We cannot assure you that HCFP/Brenner will consent to such redemption if it is not in HCFP/Brenners interest even if it is in our best interest.

The exercise price and number of shares of common stock issuable on exercise of the Class W warrants, Class Z warrants and Class Y warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the Class W warrants, Class Z warrants and Class Y warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The Class W warrants, Class Z warrants and Class Y warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The Class W warrantholders, Class Z warrantholders and Class Y warrantholders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by common stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and to maintain a current prospectus relating to our common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the Class W warrants, Class Z warrants and Class Y warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the holder.

In connection with the acquisition of Gamecock, we issued warrants to purchase an aggregate of 850,000 shares of our common stock at an exercise price of $1.50 per share and exercisable on or prior to May 31, 2013 . The warrants contain a net exercise provision under which holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock after deduction of the aggregate exercise price. The warrants also contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of the warrants in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations. The warrants also contain piggy-back registration rights and other customary provisions.

Purchase Option

HCFP/Brenner, has the option to purchase:

•	40,000 shares of our common stock and 200,000 Class Z warrants, and

•	260,000 shares of our common stock and 260,000 Class W warrants.

The warrants issued to HCFP/Brenner under the purchase option have an exercise price of $5.50 per share and the Class Z warrants expire on April 17, 2011 at 5:00 p.m., New York City time, as opposed to April 17, 2013 for all other Class Z warrants. The purchase option is exercisable for an aggregate of $280,500 for the 40,000 shares of our common stock and 200,000 Class Z warrants and $2,166,450 for the 260,000 shares of our common stock and 260,000 Class W warrants, and it expires on April 17, 2011. Although the purchase option and its underlying securities have been registered, the option grants to the holder demand and piggy back rights for periods of five and seven years, respectively, from April 18, 2006 with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the purchase option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of securities issuable upon exercise of the purchase option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the purchase option will not be adjusted for issuances of common stock at prices below the option exercise price.

Registration Rights

We are obligated to file a registration statement with the SEC covering the resale of the shares of our common stock issued upon conversion of the Series A preferred stock and the exercise of Class Y warrants within 30 days following our filing of our Form 10-K for the fiscal year in 2008 but no later than January 15, 2009, or the Filing Deadline.

If the registration statement is not filed with the SEC by the Filing Deadline, we will make pro rata payments to each holder of Series A preferred stock in an amount equal to .5% of the aggregate amount invested by such holder of Series A preferred stock for each 30 day period (or portion thereof) for which no registration statement is filed. If a shelf registration statement is not filed with the SEC on or prior to the date that is 30 days after the date upon which we become eligible to use a registration statement on Form S-3, we must pay each holder of Series A preferred stock .5% of the aggregate purchase price paid by such holder of Series A preferred stock attributable to the shares that remain unsold for each 30 day period (or portion thereof) during which sales under the registration statement are not permitted. If the registration statement is not declared effective by the earlier of five days following the date the SEC has no further comments on the registration statement, January 15, 2009, or 90 days after we became eligible to use a registration statement on Form S-3, or if the registration statement is declared effective by the SEC and after such effectiveness, subject to certain exceptions, sales cannot be made pursuant to the registration statement, we must pay each holder of Series A preferred stock .5% of the aggregate amount invested by such holder of Series A preferred stock for each 30 day period (or portion thereof) following the date by which such registration statement should have been effective.

The warrants issued in connection with the Gamecock acquisition contain piggy-back registration rights. After the effectiveness of this registration statement, if we register any securities for public sale, the holders of the warrants will have the right to include their shares issued upon the exercise of the warrants in the registration statement, subject to specified limitations.

Delaware Anti-Takeover Law and Provisions in our Restated Charter and Bylaws

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless the transaction in which the person became an interested stockholder is approved in a manner presented in Section 203 of the Delaware General Corporation Law. Generally, a business combination is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an interested stockholder is a person who, together with affiliates and employees, owns, or within three years, did own, 15% or more of a corporations voting stock.

Certificate of Incorporation

Our restated certificate of incorporation provides that:

•
our board of directors may issue, without further action by the stockholders, up to 20,000,000 shares of undesignated preferred stock of which 15,000,000 shares has been designated Series A preferred stock;

•
vacancies on the board of directors, including newly created directorships, can be filled by the board of directors if a quorum is then in office and present, a majority of the directors then in office if less than a quorum is then in office, or the sole remaining director; and

•	our directors may be removed only for cause.

Bylaws

Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice to us in writing. To be timely, a stockholders notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within 30 days before or 60 days after the anniversary date, in order to be timely notice from the stockholder must be received:

•	not earlier than 120 days prior to the annual meeting of stockholders; and

•	not later than 90 days prior to the annual meeting of stockholders or the tenth day following the date on which notice of the annual meeting was mailed or made public.

In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder, in order to be timely, must be received not later than the close of business on the tenth day following the day on which public disclosure of the date of the special meeting was made or mailed.

Our bylaws also specify requirements as to the form and content of a stockholders notice. These provisions may preclude stockholders from bringing matters before an annual or special meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders. In addition, a two-thirds supermajority vote of stockholders will be required to amend our bylaws.

The provisions in our restated charter and bylaws are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an our actual or threatened change of control. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for a our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of us. These provisions, however, could discourage potential acquisition proposals and could delay or prevent our change in control. They may also have the effect of preventing changes in our management.

Listing of Securities

Our securities are traded on the Over-the-Counter Bulletin Board.

Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, New York 10038.

LEGAL MATTERS

Greenberg Traurig, LLP, McLean, Virginia, has passed upon the validity of the common stock and Class Y warrants offered by this prospectus.

EXPERTS

The consolidated financial statements of SouthPeak Interactive Corporation, formerly known as Global Services Partners Acquisition Corporation, as of June 30, 2008, and the related consolidated statements of operations, stockholders equity and cash flows for the year ended June 30, 2008, and the consolidated financial statements of Gone Off Deep, LLC, as of September 30, 2008, and the related consolidated statements of operations, changes in members' deficit, and cash flows of Gone Off Deep, LLC for the year ended September 30, 2008, appearing in this prospectus have been audited by Reznick Group, P.C., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of SouthPeak Interactive Corporation and Subsidiaries as of June 30, 2007 and the related consolidated statements of operations and cash flows for the years ended June 30, 2007 and 2006 appearing in this prospectus have been audited by Marcum & Kliegman LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGES IN ACCOUNTANTS

On July 25, 2008, we dismissed BDO Seidman, LLP as its independent registered public accountants.

In their Report of Independent Registered Public Accounting Firm issued to us on October 25, 2007, BDO Seidman, LLP stated that the possibility of [a] business combination not being consummated [by us] raises substantial doubt about [our] ability to continue as a going concern, and the financial statements do not include any adjustments that might result from the outcome of this uncertainty. Otherwise, BDO Seidmans reports on our financial statements for the year ended July 31, 2007, the period from August 10, 2005 (inception) to July 31, 2006 and the period from August 10, 2005 (inception) to July 31, 2007, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the period from inception (August 10, 2005) to  July 31, 2007, and any interim period preceding termination, there were no disagreements with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of BDO Seidman, LLP would have caused BDO Seidman, LLP to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such years or periods or subsequent interim periods.

There were no reportable events as defined in Regulation S-K Item 304(a)(1)(v) during the period from inception (August 10, 2005) to July 31, 2007.

On July 25, 2008, we engaged Reznick Group, P.C. as our independent registered public accounting firm. During the fiscal years ended July 31, 2007 and 2006, and the interim period preceding Reznick Groups engagement, we have not, and no one on our behalf has, consulted with Reznick Group regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on its financial statements; or with respect to any reportable events as defined in Regulation S-K Item 304(a)(1)(v).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock that are offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SECs website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C., 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

INDEX TO FINANCIAL STATEMENTS

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

December 31, 2008
Assets

Current assets:
Cash and cash equivalents	$212,647
Restricted cash	141,008
Accounts receivable, net	12,154,657
Inventories	5,135,803
Current portion of advances on royalties	11,117,049
Current portion of intellectual property licenses	1,533,874
Related party receivables	23,570
Prepaid expenses and other current assets	1,358,258
Total current assets	31,676,866

Property and equipment, net	2,018,696
Advances on royalties, net of current portion	448,177
Intellectual property licenses, net of current portion	713,053
Goodwill	7,322,977
Intangible assets, net	1,211,936
Other assets	17,708
Total assets	$43,409,413

Liabilities and Shareholders Equity

Current liabilities:
Line of credit	$7,422,558
Current maturities of mortgage payable	25,261
Accounts payable	14,509,619
Accrued royalties	832,665
Accrued expenses and other current liabilities	3,591,630
Deferred revenues	2,849,014
Due to shareholders
Due to related parties	25,769
Accrued expenses - related party
Total current liabilities	29,256,516

Mortgage payable, net of current maturities	1,024,920
Total liabilities	30,281,436

Commitments and contingencies

Shareholders equity:

Preferred stock, $.0001 par value; 5,000,000 shares authorized; no shares issued at December 31, 2008
Series A convertible preferred stock, $.0001 par value; aggregate liquidation preference of $14,563,833 15,000,000 shares authorized; 14,563,833 shares issued and outstanding at December 31, 2008	1,456
Common stock, $.0001 par value, 90,000,000 shares authorized; 35,920,100 shares issued and outstanding at December 31, 2008	3,592
Additional paid-in capital	24,778,269
Accumulated deficit	(11,324,356)
Accumulated other comprehensive loss	(330,984)

Total shareholders equity	13,127,977
Total liabilities and shareholders equity	$43,409,413

See notes to condensed consolidated financial statements.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Six months ended December 31,
	2008	2007

Net revenues	$25,704,392	$22,545,578

Cost of goods sold:
Product costs	12,365,327	7,803,572
Royalties	2,301,180	5,231,043
Intellectual property licenses	111,498

Total cost of goods sold	14,778,005	13,034,615

Gross profit	10,926,387	9,510,963

Operating expenses:
Warehousing and distribution	476,563	310,363
Sales and marketing	5,721,603	3,093,859
Restructuring costs	560,806
Transaction costs	28,675
General and administrative	4,365,015	2,158,553

Total operating expenses	11,152,662	5,562,775

Operating income (loss)	(226,275)	3,948,188

Interest expense	158,934	290,310

Net income (loss)	(385,209)	3,657,878

Deemed dividend related to beneficial conversion feature on Series A convertible preferred stock	1,142,439

Net income (loss) attributable to common shareholders	$(1,527,648)	$3,657,878

Basic earnings (loss) per share:	$(0.04)	$0.10
Diluted earnings (loss) per share:	$(0.04)	$0.10

Weighted-average shares outstanding - basic:	35,920,100	35,000,000
Dilutive effect of common stock equivalents:	17,616,289
Weighted-average shares outstanding - diluted:	53,536,389	35,000,000

See notes to condensed consolidated financial statements.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended December 31,
	2008	2007
Cash flows from operating activities:
Net (loss) income	$(385,209)	$3,657,878
Adjustments to reconcile net cash and cash equivalents (used in) provided by operating activities:
Non-cash expenses related to the issuance of stock and stock options	342,505
Depreciation and amortization	164,909	34,843
Amortization of royalties and intellectual property licenses	1,844,853
Change in operating assets and liabilities:
Accounts receivable	2,001,549	1,472,866
Inventories	1,559,586	370,767
Advances on royalties	(5,604,552)	(120,732)
Intellectual property licenses	(915,000)	(467,500)
Related party receivables	24,673	(592)
Prepaid expenses and other current assets	(40,518)	(313,540)
Other assets	(5,017)	(12,199)
Accounts payable	(5,188,640)	(971,082)
Accrued royalties	(363,324)	3,073,755
Accrued expenses - related party	(4,182)	(586,325)
Deferred revenues	(872,886)
Accrued expenses and other current liabilities	1,040,954	2,917
Total adjustments	(6,015,090)	2,483,178

Net cash and cash equivalents (used in) provided by operating activities	(6,400,299)	6,141,056

Cash flows from investing activities:
Purchase of property and equipment	(219,666)	(329,863)
Cash payments to effect acquisition, net of cash acquired	(247,542)
Contingent consideration for acquisition	(421,956)
Change in restricted cash	(1,904)
Net cash and cash equivalents used in investing activities	(891,068)	(329,863)

Cash flows from financing activities:
Net proceeds from (repayments of) line of credit	2,570,739	(4,190,399)
Repayments of mortgage note payable	(12,211)
Payments of amounts due to shareholder	(228,998)	(277,328)
Repayments of amounts due to related parties		(40,794)
Advances from related parties	10,111	38,807
Proceeds from the issuance of Series A convertible preferred stock, net of cash offering costs	1,250,281
Net cash and cash equivalents provided by (used in) financing activities	3,589,922	(4,469,714)

Effect of exchange rate changes on cash and cash equivalents	(180,944)	8,582

Net (decrease) increase in cash and cash equivalents	(3,882,389)	1,350,061
Cash and cash equivalents at beginning of period	4,095,036	510,265

Cash and cash equivalents at end of period	$212,647	$1,860,326

See notes to condensed consolidated financial statements.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(UNAUDITED)

1. Summary of Significant Accounting Policies

Business

SouthPeak Interactive Corporation, a Delaware corporation, (herein after collectively referred to as the Company) is an independent developer and publisher of interactive entertainment software. The Company develops, markets and publishes videogames for all leading gaming and entertainment hardware platforms, including Sonys PLAYSTATION3, or PS3, and PlayStation2, or PS2, computer entertainment systems; Sonys PSP (PlayStationPortable) system, or PSP; Microsofts Xbox 360 video game and entertainment system, or Xbox 360, Nintendos Wii, or Wii, DS, or DS, and Game Boy Advance, or GBA, and for the PC and Games for Windows. The Companys titles span a wide range of categories and target a variety of consumer demographics ranging from casual players to hardcore game enthusiasts.

The Company maintains its operations in the United States and the United Kingdom. The Company sells its games to retailers and distributors in North America and primarily to distributors in Europe, Australia, Asia and Japan.

Business Combination

On October 10, 2008, the Company acquired Gone Off Deep, LLC, doing business as Gamecock Media Group (Gamecock), pursuant to a definitive purchase agreement (see Note 2). Gamecocks operations were included in the Companys financial statements for all periods subsequent to the consummation of the business combination only.

Basis of Presentation

The accompanying unaudited consolidated financial statements as of December 31, 2008 and for the three and six month periods ended December 31, 2008 and 2007 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) and in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP) for interim financial reporting. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, all adjustments (all of which are of a normal, recurring nature) considered for a fair presentation have been included. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses.  The most significant estimates relate to royalties, licenses, accounts receivable allowances, impairment and stock-based compensation expense.  Actual results may differ from these estimates. Interim results are not necessarily indicative of results for a full fiscal year.

The accounting policies followed by the Company with respect to unaudited interim financial statements are consistent with those stated in the Companys annual report on Form 10-K. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included in the Companys annual report on Form 10-K for the year ended June 30, 2008 filed with the SEC.

Principles of Consolidation

The consolidated financial statements include the accounts of SouthPeak Interactive Corporation, and its wholly-owned subsidiaries, SouthPeak Interactive L.L.C., SouthPeak Interactive, Ltd., Vid Sub, LLC, Gone Off Deep, L.L.C. and Gamecock Media Europe, Ltd.   All intercompany accounts and transactions have been eliminated in consolidation.

Segment Reporting

The Company has one operating segment, a publisher and distributor of interactive entertainment software for home video consoles, handheld platforms and personal computers, pursuant to the provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information. To date ,

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(UNAUDITED)

1. Summary of Significant Accounting Policies, continued

management has not considered discrete geographical or other information to be relevant for purposes of making decisions about allocations of resources.

Allowances for Returns, Price Protection, and Doubtful Accounts

Management closely monitors and analyzes the historical performance of the Companys various games, the performance of games released by other publishers, and the anticipated timing of other releases in order to assess future demands of current and upcoming games. Initial volumes shipped upon title launch and subsequent reorders are evaluated to ensure that quantities are sufficient to meet the demands from the retail markets, but at the same time are controlled to prevent excess inventory in the channel.

The Company may permit product returns from, or grant price protection to, its customers under certain conditions. Price protection refers to the circumstances when the Company elects to decrease the wholesale price of a product by a certain amount and, when granted and applicable, allows customers a credit against amounts owed by such customers to the Company with respect to open and/or future invoices. The conditions the Companys customers must meet to be granted the right to return products or price protection include, among other things, compliance with applicable payment terms, and consistent delivery to the Company of inventory and sell-through reports. The Company may also consider other factors, including the facilitation of slow-moving inventory and other market factors.  Management must make estimates of potential future product returns and price protection related to current period revenues. Management estimates the amount of future returns and price protection for current period revenues utilizing industry and historical experience and information regarding inventory levels and the demand and acceptance of the Companys games by the end consumer. The following factors are used to estimate the amount of future returns and price protection for a particular game: historical performance of games in similar genres; historical performance of the hardware platform; sales force and retail customer feedback; industry pricing; weeks of on-hand retail channel inventory; absolute quantity of on-hand retail channel inventory; the games recent sell-through history (if available); marketing trade programs; and competing games. Significant management judgments and estimates must be made and used in connection with establishing the allowance for returns and price protection in any accounting period. Based upon historical experience management believes the estimates are reasonable. However, actual returns and price protection could vary materially from managements allowance estimates due to a number of reasons including, among others, a lack of consumer acceptance of a game, the release in the same period of a similarly themed game by a competitor, or technological obsolescence due to the emergence of new hardware platforms. Material differences may result in the amount and timing of the Companys revenues for any period if factors or market conditions change or if management makes different judgments or utilizes different estimates in determining the allowances for returns and price protection.

Similarly, management must make estimates of the uncollectibility of the Companys accounts receivable. In estimating the allowance for doubtful accounts, the Company analyzes the age of current outstanding account balances, historical bad debts, customer concentrations, customer creditworthiness, current economic trends, and changes in the Companys customers payment terms and their economic condition. Any significant changes in any of these criteria would affect managements estimates in establishing the allowance for doubtful accounts.

At December 31, 2008, accounts receivable allowances consisted of the following:

December 31, 2008
Sales returns	$47,930
Price protection	4,488,623
Defective items	78,841
Doubtful accounts	841,414
Total allowances	$5,456,808

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(UNAUDITED)

1. Summary of Significant Accounting Policies, continued

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market. Management regularly reviews inventory quantities on hand and in the retail channel and records a provision for excess or obsolete inventory based on the future expected demand for the Companys games. Significant changes in demand for the Companys games would impact managements estimates in establishing the inventory provision.

Advances on Royalties

The Company utilizes independent software developers to develop its games in exchange for payments to the developers based upon certain contract milestones. The Company enters into contracts with the developers once the game design has been approved by the platform proprietors and is technologically feasible.  Accordingly, the Company capitalizes such payments to the developers during development of the games. These payments are considered non-refundable royalty advances and are applied against the royalty obligations owed to the developer from future sales of the game. Any pre-release milestone payments that are not prepayments against future royalties are expensed to cost of goods sold - royalties in the period when the game is released. Capitalized royalty costs for those games that are cancelled or abandoned are charged to cost of goods sold - royalties in the period of cancellation.

Beginning upon the related games release, capitalized royalty costs are amortized to cost of goods sold royalties based on the ratio of current revenues to total projected revenues for the specific game, generally resulting in an amortization period of six months or less.

The Company evaluates the future recoverability of capitalized royalty costs on a quarterly basis. For games that have been released in prior periods, the primary evaluation criterion is actual title performance. For games that are scheduled to be released in future periods, recoverability is evaluated based on the expected performance of the specific game to which the royalties relate. Criteria used to evaluate expected game performance include: historical performance of comparable games developed with comparable technology; orders for the game prior to its release; and, for any game sequel, estimated performance based on the performance of the game on which the sequel is based.

Significant management judgments and estimates are utilized in the assessment of the recoverability of capitalized royalty costs. In evaluating the recoverability of capitalized royalty costs, the assessment of expected game performance utilizes forecasted sales amounts and estimates of additional costs to be incurred. If revised forecasted or actual game sales are less than, and/or revised forecasted or actual costs are greater than, the original forecasted amounts utilized in the initial recoverability analysis, the net realizable value may be lower than originally estimated in any given quarter, which could result in an impairment charge. Material differences may result in the amount and timing of charges for any period if management makes different judgments or utilizes different estimates in evaluating these qualitative factors.

Intellectual Property Licenses

Intellectual property license costs consist of fees paid by the Company to license the use of trademarks, copyrights, and software used in the development of games. Depending on the agreement, the Company may use acquired intellectual property in multiple games over multiple years or for a single game.  When no significant performance remains with the licensor upon execution of the license agreement, the Company records an asset and a liability at the contractual amount. The Company believes that the contractual amount represents the fair value of the liability. When significant performance remains with the licensor, the Company records the payments as an asset when paid and as a liability when incurred, rather than upon execution of the agreement. The Company classifies these obligations as current liabilities to the extent they are contractually due within the next twelve months.  Capitalized intellectual property license costs for those games that are cancelled or abandoned are charged to cost of goods sold - intellectual property licenses in the period of cancellation.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(UNAUDITED)

1. Summary of Significant Accounting Policies, continued

Beginning upon the related games release, capitalized intellectual property license costs are amortized to cost of sales - intellectual property licenses based on the ratio of current revenues for the specific game to total projected revenues for all games in which the licensed property will be utilized. As intellectual property license contracts may extend for multiple years, the amortization of capitalized intellectual property license costs relating to such contracts may extend beyond one year.

The Company evaluates the future recoverability of capitalized intellectual property license costs on a quarterly basis. For games that have been released in prior periods, the primary evaluation criterion is actual title performance. For games that are scheduled to be released in future periods, recoverability is evaluated based on the expected performance of the specific games to which the costs relate or in which the licensed trademark or copyright is to be used. Criteria used to evaluate expected game performance include: historical performance of comparable games developed with comparable technology; orders for the game prior to its release; and, for any game sequel, estimated performance based on the performance of the game on which the sequel is based.   Further, as intellectual property licenses may extend for multiple games over multiple years, the Company also assesses the recoverability of capitalized intellectual property license costs based on certain qualitative factors, such as the success of other products and/or entertainment vehicles utilizing the intellectual property and the continued promotion and exploitation of the intellectual property.

Significant management judgments and estimates are utilized in the assessment of the recoverability of capitalized intellectual property license costs. In evaluating the recoverability of capitalized intellectual property license costs, the assessment of expected game performance utilizes forecasted sales amounts and estimates of additional costs to be incurred. If revised forecasted or actual game sales are less than, and/or revised forecasted or actual costs are greater than, the original forecasted amounts utilized in the initial recoverability analysis, the net realizable value may be lower than originally estimated in any given quarter, which could result in an impairment charge. Material differences may result in the amount and timing of charges for any period if management makes different judgments or utilizes different estimates in evaluating these qualitative factors.

Assessment of Impairment of Assets

Current accounting standards require that the Company assess the recoverability of purchased intangible assets and other long-lived assets whenever events or changes in circumstances indicate the remaining value of the assets recorded on its condensed consolidated balance sheets is potentially impaired. In order to determine if a potential impairment has occurred, management must make various assumptions about the estimated fair value of the asset by evaluating future business prospects and estimated cash flows. For some assets, the Companys estimated fair value is dependent upon predicting which of its products will be successful. This success is dependent upon several factors, which are beyond the Companys control, such as which operating platforms will be successful in the marketplace, market acceptance and competing products. Also, the Companys revenues and earnings are dependent on the Companys ability to meet its product release schedules.

SFAS No. 142 Goodwill and Other Intangible Assets, requires a two-step approach to testing goodwill for impairment for each reporting unit. The Companys reporting units are determined by the components of its operating segments that constitute a business for which both (1) discrete financial information is available and (2) segment information management regularly reviews the operating results of that component. SFAS No. 142 requires that the impairment test be performed at least annually by applying a fair-value-based test. The first step measures for impairment by applying fair-value-based tests at the reporting unit level. The second step (if necessary) measures the amount of impairment by applying fair-value-based tests to the individual assets and liabilities within each reporting unit.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(UNAUDITED)

1. Summary of Significant Accounting Policies, continued

To determine the fair values of the reporting units used in the first step, the Company uses a combination of the market approach, which utilizes comparable companies data and/or the income approach, or discounted cash flows. Each step requires management to make judgments and involves the use of significant estimates and assumptions. These estimates and assumptions include long-term growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates based on the Companys weighted average cost of capital, future economic and market conditions and determination of appropriate market comparables. These estimates and assumptions have to be made for each reporting unit evaluated for impairment. The Companys estimates for market growth, its market share and costs are based on historical data, various internal estimates and certain external sources, and are based on assumptions that are consistent with the plans and estimates the Company is using to manage the underlying business. The Companys business consists of publishing and distributing interactive entertainment software and content using both established and emerging intellectual properties and its forecasts for emerging intellectual properties are based upon internal estimates and external sources rather than historical information and have an inherently higher risk of accuracy. If future forecasts are revised, they may indicate or require future impairment charges. The Company bases its fair value estimates on assumptions it believes to be reasonable but that are unpredictable and inherently uncertain. Actual future results may differ from those estimates.

Revenue Recognition

The Company recognizes revenue from the sale of video games upon the transfer of title and risk of loss to the customer, and once any performance obligations have been completed.  Revenue from the sale of video games is recognized after deducting the estimated allowance for sales returns and price protection.

Some of the Companys video games provide limited online features at no additional cost to the consumer. Generally, the Company considers such features to be incidental to the overall product offering and an inconsequential deliverable. Accordingly, the Company recognizes revenue related to video games containing these limited online features upon the transfer of title and risk of loss to the customer.  In instances where online features or additional functionality are considered a substantive deliverable in addition to the video game, the Company takes this into account when applying its revenue recognition policy.  This evaluation is performed for each video game together with any online transactions, such as electronic downloads or video game add-ons when it is released.  When the Company determines that a video game contains online functionality that constitutes a more-than-inconsequential separate service deliverable in addition to the video game, principally because of its importance to game play, the Company considers that its performance obligations for this game extend beyond the sale of the game. Fair value does not exist for the online functionality, as the Company does not separately charge for this component of the video game. As a result, the Company recognizes all of the revenue from the sale of the game ratably over an estimated service period. In addition, the Company defers the costs of sales for this game to match revenues. Cost of sales includes: manufacturing costs, software royalties and amortization, and intellectual property licenses.
With respect to online transactions, such as electronic downloads of games or add-ons that do not include a more-than-inconsequential separate service deliverable, revenue is recognized when the fee is paid by the online customer to purchase online content and the Company is notified by the online retailer that the product has been downloaded. In addition, persuasive evidence of an arrangement must exist and collection of the related receivable must be probable.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(UNAUDITED)

1. Summary of Significant Accounting Policies, continued

Sales incentives or other consideration given by the Company to its customers are accounted for in accordance with Emerging Issues Task Force (EITF) Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendors Products) (EITF No. 01-09).  In accordance with EITF No. 01-09, sales incentives and other consideration that are considered adjustments of the selling price of the Companys games, such as rebates and product placement fees, are reflected as reductions to revenue.  Sales incentives and other consideration that represent costs incurred by the Company for assets or services received, such as the appearance of games in a customers national circular ad, are reflected as sales and marketing expenses.

Third-party licensees in Europe distribute Gamecocks video games under license agreements with Gamecock. The licensees paid certain minimum, non-refundable, generally recoupable guaranteed royalties when entering into the licensing agreements. Upon receipt of the recoupable advances, the Company defers their recognition and recognizes the revenues in subsequent periods as these advances are recouped by the licensees. As the licensees pay additional royalties above and beyond those initially advanced, the Company recognizes these additional royalties as revenues.

With respect to license agreements that provide customers the right to make multiple copies in exchange for guaranteed amounts, revenue is recognized upon delivery of a master copy. Per copy royalties on sales that exceed the guarantee are recognized as earned.  In addition, persuasive evidence of an arrangement must exist and collection of the related receivable must be probable.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with SFAS No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R).  SFAS No. 123R requires companies to estimate the fair value of share-based payment awards on the measurement date using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the consolidated statement of operations.

Stock-based compensation expense recognized in the condensed consolidated statements of operations is based on awards ultimately expected to vest and has been reduced for estimated forfeitures. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company estimates the value of employee stock options on the date of grant using the Black-Scholes option pricing model. The Companys determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Companys stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to; the expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

Earnings (Loss) Per Common Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding for all periods.  Diluted earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding, increased by common stock equivalents.  Common stock equivalents represent incremental shares issuable upon exercise of outstanding options and warrants, the conversion of preferred stock and the vesting of restricted stock. However, potential common shares are not included in the denominator of the diluted earnings (loss) per share calculation when inclusion of such shares would be anti-dilutive, such as in a period in which a net loss is recorded.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(UNAUDITED)

1. Summary of Significant Accounting Policies, continued

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (SFAS No. 157).  SFAS No. 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities.  In February 2008, the FASB issued FSP FAS 157-2, Effective Date of FASB Statement No. 157 which defers the implementation for certain non-recurring, nonfinancial assets and liabilities from fiscal years beginning after November 15, 2007 to fiscal years beginning after November 15, 2008, which will be the Companys fiscal year 2010.  In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active which clarifies the application of FAS 157 in a market that is not active. FSP FAS 157-3 is effective upon issuance, including prior periods for which financial statements have not been issued.  The statement provisions effective as of July 1, 2008, did not have a material effect on the Companys results of operations, financial position or cash flows.  The Company is evaluating the impact, if any, that the adoption of the remaining provisions will have on its consolidated results of operations, financial position or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115 (SFAS No. 159). SFAS No. 159 permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The Company adopted this statement on July 1, 2008 and did not make this election for any of its existing financial assets and liabilities. As such, the adoption of this statement did not have any impact on its consolidated results of operations, financial position or cash flows.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007) (SFAS No. 141(R)), Business Combinations, which requires the recognition of assets acquired, liabilities assumed, and any noncontrolling interest in an acquiree at the acquisition date fair value with limited exceptions. SFAS No. 141(R) will change the accounting treatment for certain specific items and includes a substantial number of new disclosure requirements. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS No. 141(R) is effective for the Company for acquisitions closing subsequent to June 30, 2009.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51, which establishes new accounting and reporting standards for noncontrolling interests (e.g., minority interests) and for the deconsolidation of a subsidiary. SFAS No. 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS No. 160 to have a material impact on its consolidated financial statements.

In December 2007, the FASB ratified the EITF consensus conclusion on EITF No. 07-01, Accounting for Collaborative Arrangements. EITF No. 07-01 defines collaborative arrangements and establishes reporting requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties. Under this conclusion, a participant to a collaborative arrangement should disclose information about the nature and purpose of its collaborative arrangements, the rights and obligations under the collaborative arrangements, the accounting policy for collaborative arrangements, and the income statement classification and amounts attributable to transactions arising from the collaborative arrangement between participants for each period an income statement is presented. EITF No. 07-01 is effective for interim or annual reporting periods in fiscal years beginning after December 15, 2008 and requires retrospective application to all prior periods presented for all collaborative arrangements existing as of the effective date. While the Company has not yet completed its analysis, the Company does not anticipate the implementation of EITF No. 07-01 to have a material impact on its consolidated financial statements.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(UNAUDITED)

1. Summary of Significant Accounting Policies, continued

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities an amendment of SFAS No. 133. SFAS No. 161 requires enhanced disclosures about an entitys derivative and hedging activities, including how an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and how derivative instruments and related hedged items affect an entitys financial position, financial performance, and cash flows. The provisions of SFAS No. 161 are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company does not expect the adoption of SFAS No. 161 to have a material impact on its consolidated financial statements.

In April 2008, the FASB issued FSP FAS 142-3, Determination of the Useful Life of Intangible Assets (FSP 142-3).  FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). This change is intended to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R and other GAAP. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The requirement for determining useful lives must be applied prospectively to intangible assets acquired after the effective date and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, the effective date. The Company does not expect the adoption of this statement to have a material impact on its consolidated results of operations, financial position or cash flows.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS No. 162).  SFAS No. 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with GAAP for nongovernmental entities.  SFAS No. 162 is effective 60 days following the SECs approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.  The Company does not expect the adoption of this statement to have a material impact on its consolidated results of operations, financial position or cash flows.

In June 2008, the FASB ratified the EITF consensus on EITF No. 07-5, Determining whether an instrument (or Embedded Feature) is Indexed to an Entitys Own Stock (EITF No. 07-5) that discusses the determination of whether an instrument is indexed to an entitys own stock.  The guidance of this issue shall be applied to outstanding instruments as of the beginning of the fiscal year in which this issue is initially applied. EITF No. 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The Company is evaluating the impact, if any; the adoption of this statement will have on its consolidated results of operations, financial position or cash flows.

In December 2008, the FASB issued FSP SFAS 140-4 and FASB Interpretation (FIN) 46 (R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities (FSP SFAS 140-4 and FIN 46 (R)-8).  This disclosure-only FSP is intended to provide greater transparency to financial statement users about a transferors continuing involvement with transferred financial assets and an enterprise s involvement with variable interest entities and qualifying SPEs. FSP SFAS 140-4 and FIN 46 (R)-8 is effective for reporting periods (annual or interim) ending after December 15, 2008. The Company adopted this statement for the quarter ended December 31, 2008, and the adoption did not have a material impact on its consolidated results of operations, financial position or cash flows.

2. Acquisition

On October 10, 2008, the Company acquired Gone Off Deep, LLC, doing business as Gamecock Media Group (Gamecock), pursuant to a definitive purchase agreement (the Agreement) with Vid Agon, LLC (the Seller) and Vid Sub, LLC (the Member). The Member is a wholly-owned subsidiary of the Seller and owner of approximately 96% of Gamecocks outstanding membership interests which consisted of 100% of the Company's outstanding preferred interests.  Pursuant to the terms of the Agreement, the Company acquired all of the outstanding membership interests of the Member in exchange for aggregate consideration of 7% of the future revenue from sales of certain Gamecock games, net of certain distribution fees and advances, and a warrant to purchase 700,000 shares of the Companys common stock.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(UNAUDITED)

2. Acquisition, continued

The acquisition allows the Company to broaden its portfolio of games by purchasing games under development. Goodwill arises from the business combination due to the acquired work force of Gamecock, and the expected synergies from the acquisition.

The amount of the contingent purchase price payment obligations (the Gamecock Earn-Out) will be added to the purchase price (i.e. goodwill) when the contingency is resolved and the payment is made.

The preliminary purchase price of Gamecock consists of the following items:

Fair value of 700,000 warrants to purchase common stock with an exercise price of $1.50 per share based on the closing date of the transaction, October 10, 2008	$1,033,164
Transaction costs	750,000
Total initial purchase consideration	$1,783,164

The fair value of the stock warrants was determined using the Black-Scholes option pricing model and the following assumptions: (a) the fair value of the Companys common stock of $2.35 per share, which is the closing price as of October 10, 2008, (b) volatility of 57.68%, (c) a risk free interest rate of 2.77%, (d) an expected term, also the contractual term, of 5.0 years, and (e) an expected dividend yield of 0.0%.

The preliminary allocation of the purchase price below was based upon a preliminary valuation and the Company's estimates and assumptions are subject to change. The primary areas of those purchase price allocations that are not finalized relate to certain intangible assets and residual goodwill. Any material adjustments to this purchase price allocation in future periods will be disclosed. The preliminary valuation of acquired assets and liabilities performed in part by an unrelated third-party valuation firm is as follows:

		Amount
Working capital, excluding inventories		$827,287
Inventories		156,745
Other current assets		36,369
Property and equipment		209,441
	Estimated useful life
Intangible assets:
Royalty agreements (Advances on royalties)	Less than 1 year	3,317,000
Game sequels	5 12 years	1,037,000
Non-compete agreements	Less than 1 year	200,000
Distribution agreements	3 years	50,000
Goodwill	Indefinite	6,882,133
Liabilities		(10,932,811)
Total initial purchase consideration		$1,783,164

The following table presents the gross and net balances, and accumulated amortization of the components of the Companys purchased amortizable intangible assets included in the acquisition as of December 31, 2008:

		Accumulated
	Gross	Amortization	Net

Royalty agreements (Advances on royalties)	$3,317,000	$(758,236)	$2,558,764
Intangible assets, net
Game sequels	$1,037,000	$	$1,037,000
Non-compete agreements	200,000	(71,345)	128,655
Distribution agreements	50,000	(3,719)	46,281

Total intangible assets, net	$1,287,000	$(75,064)	$1,211,936

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(UNAUDITED)

2. Acquisition, continued

Intangibles and goodwill are expected to be tax deductible. The estimated future decreases to net income (loss) from the amortization of the finite-lived intangible assets are the following amounts:

Year ending June 30,	Amount
2009 (remaining six months)	$1,420,985
2010	1,296,049
2011	16,666
2012
2013
Thereafter	1,037,000

The following table summarizes the unaudited pro forma information assuming the business combination had occurred at the beginning of the periods presented.  This pro forma financial information is for informational purposes only and does not reflect any operating efficiencies or inefficiencies which may result from the business combination and therefore is not necessarily indicative of results that would have been achieved had the businesses been combined during the periods presented.

	For the three months ended December 31,		For the six months ended December 31,
	2008	2007	2008	2007
Pro forma net revenues	$17,472,058	$5,214,371	$26,505,788	$25,510,833
Pro forma net income (loss)	940,575	(1,246,614)	(34,722,961)	(704,031)
Pro forma net income (loss) per sharebasic	0.03	(0.04)	(0.97)	(0.02)
Pro forma net income (loss) per sharediluted	0.02	(0.04)	(0.97)	(0.02)

As of December 31, 2008 a total of $421,956 of the Gamecock Earn-Out has been achieved and was added to goodwill in the consolidated balance sheets at the time the contingency was resolved.

On December 4, 2008, the Company acquired the remaining 4% minority interest in Gamecock in exchange for aggregate consideration of 50,000 warrants to purchase shares of the Companys common stock, with an exercise price of $1.50 per share, exercisable subject to the achievement of certain revenue targets. The transaction has been accounted for as a purchase and resulted in an increase to goodwill of $18,888. The fair value of the stock warrants was determined using the Black-Scholes option pricing model and the following assumptions: (a) the fair value of the Companys common stock of $1.10 per share, which is the closing price as of December 4, 2008, (b) volatility of 63.76%, (c) a risk free interest rate of 1.51%, (d) an expected term, also the contractual term, of 3.0 years, and (e) an expected dividend yield of 0.0%.

3. Fair Value Measurements

On July 1, 2008, the Company adopted SFAS No 157, Fair Value Measurements." In February 2008, the FASB issued FSP FAS 157-2, Effective Date of FASB Statement No. 157 which defers the implementation for certain non-recurring, nonfinancial assets and liabilities from fiscal years beginning after November 15, 2007 to fiscal years beginning after November 15, 2008, which will be the Companys fiscal year 2010.  Therefore, the Company has adopted the provisions of SFAS No. 157 with respect to its financial assets and liabilities only. The adoption of SFAS No. 157 did not have a material impact on the Companys consolidated results of operations, financial position or cash flows.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(UNAUDITED)

3. Fair Value Measurements, continued

SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements.  Fair value is defined under SFAS No. 157 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date.  Valuation techniques used to measure fair value under SFAS No. 157 must maximize the use of observable inputs and minimize the use of unobservable inputs. SFAS No. 157 establishes a three-tier hierarchy that draws a distinction between market participant assumptions based on (1) observable quoted prices in active markets for identical assets or liabilities (Level 1), (2) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2), and (3) unobservable inputs that require the Company to use other valuation techniques to determine fair value (Level 3).

The following table summarizes the Companys financial assets measured at fair value on a recurring basis in accordance with SFAS No. 157 as of December 31, 2008:

Fair Value Measurements at Reporting Date Using
Quoted Prices in
		Active Markets	Significant
		for Identical	Other	Significant
		Financial	Observable	Unobservable
		Instruments	Inputs	Inputs

	As of December 31, 2008	(Level 1)	(Level 2)	(Level 3)	Balance Sheet Classification
Assets
Money market funds	$35,583	$35,583	$	$	Cash and cash equivalents

Total assets at fair value	$35,583	$35,583	$	$

4. Inventories

At December 31, 2008 inventories consist of the following:

December 31, 2008
Finished goods	$5,060,787
Purchased parts and components	75,016
Total	$5,135,803

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(UNAUDITED)

5. Line of Credit

The Company has a $7.5 million revolving line of credit with a financial institution set to expire on November 30, 2009. The line of credit bears interest at prime plus 0.5%, which was 3.75% at December 31, 2008. The financial institution processes payments received on such accounts receivable as payments on the revolving line of credit. The line is collateralized by gross accounts receivable of approximately $10,543,000 at December 31, 2008. The line of credit is further collateralized by the personal guarantees, and pledge of personal securities and assets by two shareholders. The agreement contains certain financial and non-financial covenants. At December 31, 2008, the Company was in compliance with these covenants.

At December 31, 2008, the outstanding line of credit balance was $7,422,558. As of December 31, 2008, the Company had $77,442 available under its credit facility. For the six months ended December 31, 2008, interest expense relating to the line of credit was $86,703. For the six months ended December 31, 2007, interest expense relating to the line of credit was $228,755.

6. Related Party Transactions

Related Party Receivables

Related party receivables consist of short-term advances to employees. No allowance has been provided due to the short-term nature and recoverability of such advances.

Due to Shareholders

During the year ended June 30, 2007, the Company received advances payable on demand from a shareholder of the Company. Such advances were unsecured and bore interest at the annual rate of 8%. At December 31, 2008, the amount due to the shareholder was $-0-. Interest expense under the advances for the six months ended December 31, 2008 was $-0-. Interest expense under the advances for the six months ended December 31, 2007 was $15,545.

Due to Related Parties

The Company receives advances, which are payable on demand, from certain affiliated entities of a shareholder of the Company. Such advances are non-interest bearing and are not collateralized. At December 31, 2008, the amount due to these entities was $25,769.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(UNAUDITED)

6. Related Party Transactions, continued

Accrued Expenses - Related Party

Accrued expenses due to related parties as of December 31, 2008 consisted of:

	As of December 31, 2008
Balance at beginning of period		$4,182
Expenses incurred:
Consulting fees
Commissions		264,138
Less: amounts paid		(268,320)
Balance at end of period	$

The Company incurred fees for office space and staff services under an informal arrangement to an entity partially owned by two shareholders of the Company.  Fees for the six months ended December 31, 2008 were $-0-. Fees for the six months ended December 31, 2007 were $920,930. These amounts are included in the general and administrative expenses in the accompanying consolidated statements of operations.  The consulting fee for the period July 1, 2007 through December 31, 2007 was based on the actual costs the entity incurred in providing the office space and staff services.

The Company incurred sales commissions for the marketing and sale of video games with two affiliates of a shareholder of the Company.  Sales commissions for the six months ended December 31, 2008 were $264,138. Sales commissions for the six months ended December 31, 2007 were $385,721. These amounts are included in sales and marketing expenses in the accompanying consolidated statements of operations.

The Company incurred fees for broadband usage to an entity partially owned by shareholders of the Company.  Broadband usage fees for the six months ended December 31, 2008 were $41,700. Broadband usage fees for the six months ended December 31, 2007 were $32,000. These amounts are included in general and administrative expenses in the accompanying consolidated statements of operations.

7. Commitments

A summary of annual minimum contractual obligations and commercial commitments as of December 31, 2008 is as follows:
	Software
	Developers	Marketing	Leases	Total
Fiscal years ending June 30,
Remainder of 2009	$6,959,066	$167,167	$63,852	$7,190,085
2010	3,782,784		127,704	3,910,488
2011			82,454	82,454
2012			37,204	37,204
2013			18,604	18,604
Thereafter
Total	$10,741,850	$167,167	$329,818	$11,238,835

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(UNAUDITED)

8. Stock-based Compensation

In May 2008, the Companys Board of Directors and its shareholders approved the 2008 Equity Incentive Compensation Plan (the 2008 Plan) for the grant of stock awards to officers, directors, employees and consultants. The 2008 Plan expires in May 2018. Shares available for future grant as of December 31, 2008 were 3,876,000 under the 2008 Plan.

Stock awards and shares are generally granted at prices which the Companys Board of Directors believes approximates the fair market value of the awards or shares at the date of grant. Individual grants generally become exercisable ratably over a period of three years from the date of grant. The contractual terms of the options range from three to ten years from the date of grant.

The Company is required to recognize compensation costs for the stock-based payments to employees, based on the fair value at their grant-date. The fair value is determined using the Black-Scholes option pricing model. The determination of fair value is affected by the Companys stock price and volatility, employee exercise behavior, and the time for the shares to vest.

The assumptions used in the Black-Scholes option pricing model to value the Companys option grants were as follow:

For the six months ended December 31, 2008
Risk-free interest rate	2.87-4.01%
Weighted-average volatility	57.56%
Expected term	5.5-6 years
Expected dividends	0.0%
Estimated forfeiture rate	5.0%

The following table summarizes the stock-based compensation expense resulting from stock options and restricted stock in the Companys consolidated statements of operations:

For the six months ended December 31, 2008
Marketing and sales	$75,468
General and administrative	267,037
Stock-based compensation expense	$342,505

As of December 31, 2008, the Companys unrecognized stock-based compensation was approximately $1.3 million and will be recognized over a weighted average of 2.2 years.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(UNAUDITED)

8.  Stock-based Compensation, continued

The following table summarizes the Companys stock option activity for the six months ended December 31, 2008:

	Options		Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)		Aggregate Intrinsic Value
Outstanding as of June 30, 2008		$			$
Activity for the six months ended December 31, 2008
Granted	1,103,000		2.28
Exercised
Forfeited, cancelled or expired	(30,000)		2.30
Outstanding as of December 31, 2008	1,073,000		$2.22	9.52	$
Exercisable as of December 31, 2008

The aggregate intrinsic value represents the total pre-tax intrinsic value based on the Companys closing stock price as of December 31, 2008, which would have been received by the option holders had all option holders exercised their options as of that date.

The following table summarizes the Companys restricted stock activity for the six months ended December 31, 2008:

	Options	Weighted-Average Exercise Price
Outstanding as of June 30, 2008		$
Activity for the six months ended December 31, 2008
Granted	109,000		2.27
Exercised
Forfeited, cancelled or expired	(5,500)
Outstanding as of December 31, 2008	103,500		$2.27
Exercisable as of December 31, 2008

9. Contingencies

The Company was obligated to file a registration statement with the SEC covering the resale of the shares of its common stock issued upon conversion of the Series A preferred stock and the exercise of Class Y warrants within 30 days following the Companys filing of its Form 10-K for the fiscal year in 2008 but no later than January 15, 2009. The Company filed a registration statement on Form S-1 with the SEC, however, the registration statement was not declared effective by the SEC within the prescribed time period.

Since the registration statement was not declared effective by the SEC within the prescribed time period, the Company is obligated to make pro rata payments to each holder of Series A preferred stock in an amount equal to .5% of the aggregate amount invested by such holder of Series A preferred stock for each 30 day period (or portion thereof) for which no registration statement is effective. In accordance with FSP EITF No. 00-19-2, Accounting for Registration Payment Arrangements, the Company has recognized an estimated liability for liquidating damages and interest totaling $110,000 for the period ended December 31, 2008.

 SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(UNAUDITED)

10. Income Taxes

The Company is required to estimate its income taxes in each of the tax jurisdictions in which it operates prior to the completion and filing of tax returns for such periods.  This process involves estimating actual current tax expense together with assessing temporary differences in the treatment of items for tax purposes versus financial accounting purposes that may create net deferred tax assets and liabilities.  The Company accounts for income taxes under the asset and liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax bases of the Companys assets and liabilities and their financial statement reported amounts. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating losses, and temporary differences.

The Company records a valuation allowance to reduce its deferred tax assets to the amount the Company believes is more likely than not to be realized.  Because of the uncertainty of the realization of the deferred tax assets, the Company has recorded a full valuation allowance against its domestic and foreign net deferred tax assets.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprises financial statement with SFAS No. 109, Accounting for Income Taxes (SFAS No. 109), and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The Company adopted the provisions of FIN 48 effective July 1, 2007.

At the adoption date of July 1, 2007 and at December 31, 2008 and 2007, the Company had no unrecognized tax benefits which would affect its effective tax rate if recognized.

In accordance with FIN 48, the Company classifies interest and penalties as a component of tax expense.  As of December 31, 2008 and June 30, 2008, the Company had no accrued interest or penalties related to uncertain tax positions. The tax years 2005-2008 remain open to examination by both the Federal government and by other major income taxing jurisdictions to which the Company is subject.

11. Restructuring

The Company has implemented an organizational restructuring as a result of the acquisition described in Note 2. This organizational restructuring is to integrate different operations to create the streamlined organization of the Company.

The primary goals of the organizational restructuring were to rationalize the title portfolio and consolidate certain corporate functions so as to realize the synergies of the acquisition.

Since the consummation of the acquisition, the Company has commenced the organizational restructuring activities, focusing first on North American and European staff as well as redundant premises.  The Company has communicated to the North America and United Kingdom redundant employees and ceased use of certain offices under operating lease agreements. The following table details the amount of restructuring reserves included in accrued expenses and other liabilities in the consolidated balance sheet at December 31, 2008:

		Facilities
	Severance(1)	costs(1)	Total
Restructuring charges (charges to expenses)	$540,827	$19,979	$560,806
Utilization (cash paid or otherwise settled) (2)	(349,150)	(19,979)	(369,129)

Balance at December 31, 2008	$191,677	$	$191,677

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(UNAUDITED)

11. Restructuring, continued

(1) Accounted for in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS No. 146).

(2) Utilization represents the amount of cash paid to settle restructuring liabilities incurred ($349,150 of severance and $19,979 of facility costs).

12. Subsequent Events

On January 30, 2009, the Company purchased a 3,746 square foot office building in Grapevine, Texas for $625,000.  Acquisition costs for the property were funded with new mortgage debt totaling $500,000.  Principal and interest are payable in monthly installments of $3,439 beginning February 28, 2009 and continuing until January 28, 2014 when the entire balance of principal and accrued interest is due and payable.  The interest rate on the mortgage adjusts daily to prime plus 1.0%.  The mortgage is secured by the land and building. One of the Companys stockholders has personally guaranteed the mortgage note.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
SouthPeak Interactive Corporation:

We have audited the accompanying consolidated balance sheet of SouthPeak Interactive Corporation and its subsidiaries as of June 30, 2008, and the related consolidated statements of operations, shareholders equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Companys management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companys internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SouthPeak Interactive Corporation and its subsidiaries as of June 30, 2008, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Reznick Group, P.C.

Vienna, Virginia
October 3, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
SouthPeak Interactive Corporation

We have audited the accompanying consolidated balance sheet of SouthPeak Interactive Corporation and Subsidiaries (the Company) as of June 30, 2007, and the related consolidated statements of operations, changes in shareholders equity (deficiency) and cash flows for the years ended June 30, 2007 and 2006. These consolidated financial statements are the responsibility of the Companys management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companys internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SouthPeak Interactive Corporation and Subsidiaries as of June 30, 2007, and the results of their operations, and their cash flows for the years ended June 30, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company has retroactively adjusted its June 30, 2007 and 2006 consolidated financial statements for the effects of the reverse acquisition disclosed therein.

/s/ Marcum & Kliegman LLP

New York, New York
January 10, 2008, except for Note 1, regarding Inventories as to which the date is
February 29, 2008 and October 6, 2008, as to the effect of the reverse acquisition discussed in Note 1 Operations

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2008	June 30, 2007

Assets

Current assets:
Cash and cash equivalents	$4,095,036	$510,265
Restricted cash	139,104	-
Accounts receivable, net of allowances of $1,108,465 and $1,943,626 at June 30, 2008 and 2007, respectively	13,665,332	4,864,485
Inventories	6,538,644	839,436
Current portion of advances on royalties	3,321,954	1,461,443
Current portion of intellectual property licenses	133,458	-
Related party receivables	48,243	-
Prepaid expenses and other current assets	1,281,371	72,822

Total current assets	29,223,142	7,748,451

Property and equipment, net	1,679,434	143,197
Advances on royalties, net of current portion	1,053,500	-
Intellectual property licenses, net of current portion	1,311,542	-
Other assets	12,690	3,959

Total assets	$33,280,308	$7,895,607

Liabilities and Shareholders Equity (Deficit)

Current liabilities:
Line of credit	$4,851,819	$4,822,872
Current maturities of mortgage payable	24,252	-
Accounts payable	14,254,085	1,964,019
Accrued royalties	523,013	1,046,505
Accrued expenses and other current liabilities	1,456,915	633,859
Due to shareholders	228,998	277,328
Due to related parties	15,658	40,793
Accrued expenses - related party	4,182	650,889
Total current liabilities	21,358,922	9,436,265

Mortgage payable, net of current maturities	1,038,140	-
Total liabilities	22,397,062	9,436,265

Commitments and contingencies	-	-

Shareholders equity (deficit):

Preferred stock, $.0001 per value; 5,000,000 shares authorized; no shares issued at June 30, 2008	-	-
Series A convertible preferred stock, $.0001 par value per share; aggregate liquidation preference of $12,984,833; 15,000,000 shares authorized; 12,984,833 shares issued and outstanding at June 30, 2008	1,298	-
Common stock, $.0001 par value, 90,000,000 shares authorized; 35,920,100 shares issued and outstanding at June 30, 2008	3,592	3,500
Additional paid-in capital	20,825,105	(3,500)
Accumulated deficit	(9,796,709)	(1,716,324)
Accumulated other comprehensive income (loss)	(150,040)	175,666

Total shareholders equity (deficit)	10,883,246	(1,540,658)
Total liabilities and shareholders equity (deficit)	$33,280,308	$7,895,607

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended June 30,
	2008	2007	2006

Net revenues	$40,153,094	$12,544,046	$6,235,148

Cost of goods sold:
Product costs	22,280,392	6,451,566	3,502,832
Royalties	4,924,967	1,864,277	1,843,977

Total cost of goods sold	27,205,359	8,315,843	5,346,809

Gross profit	12,947,735	4,228,203	888,339

Operating expenses:
Warehousing and distribution	468,008	502,132	62,197
Sales and marketing	4,257,290	2,128,025	587,667
Transaction costs	1,579,946	-	-
General and administrative	3,827,621	2,276,818	1,007,248

Total operating expenses	10,132,865	4,906,975	1,657,112

Income (loss) from operations	2,814,870	(678,772)	(768,773)

Interest expense	1,191,014	187,440	138,672

Income (loss) before income taxes	1,623,856	(866,212)	(907,445)
Income tax expense	70,298	-	-

Net income (loss)	1,553,558	(866,212)	(907,445)

Deemed dividend related to beneficial conversion feature on Series A convertible preferred stock	8,405,383	-	-

Net loss attributable to common shareholders	$(6,851,825)	$(866,212)	$(907,445)

Basic earnings (loss) per share:	$(.20)	$(.02)	$(.03)
Diluted earnings (loss) per share:	$(.20)	$(.02)	$(.03)

Basic earnings per share, weighted-average shares outstanding:	35,125,697	35,000,000	35,000,000
Dilutive effect of warrants and convertible preferred stock	1,716,809	-	-

Diluted earnings per share, weighted-average shares outstanding	36,842,506	35,000,000	35,000,000

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ending June 30,
	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$1,553,558	$(866,212)	$(907,445)
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	92,668	27,057	23,432
Allowances for price protection, returns, doubtful accounts and defective merchandise	(835,161)	1,158,504	785,122
Loss on disposal of property and equipment	-	19,167	-
Non-cash expenses related to the issuance of stock and warrants	800,656	-	-

Change in operating assets and liabilities:
Accounts receivable	(8,236,494)	(3,931,200)	(2,876,911)
Inventories	(5,699,208)	(450,889)	(388,547)
Advances on royalties	(2,914,011)	(552,393)	(909,050)
Intellectual property licenses	(1,360,000)	-	-
Related party receivables	(48,243)	-	-
Prepaid expenses and other current assets	(1,206,099)	6,869	(79,691)
Accounts payable	12,290,066	616,610	1,347,409
Accrued royalties	(523,492)	196,505	850,000
Accrued expenses - related party	(646,707)	115,333	535,556
Accrued expenses and other current liabilities	568,517	540,965	87,680

Total adjustments	(7,717,508)	(2,253,472)	(625,000)

Net cash and cash equivalents used in operating activities	(6,163,950)	(3,119,684)	(1,532,445)

Cash flows from investing activities:
Purchase of property and equipment	(560,455)	(111,759)	(59,678)
Security deposits	(8,731)	(271)	(3,688)
Increase in restricted cash	(139,104)	-	-
Net cash and cash equivalents used in investing activities	(708,290)	(112,030)	(63,366)

Cash flows from financing activities:
Net proceeds from (repayments of) line of credit	28,947	4,002,311	820,561
Repayments of mortgage note payable	(6,058)	-	-
Proceeds from issuance of secured term note payable	2,000,000	-	-
Net increase (decrease) in cash overdraft	-	(81,707)	81,707
Proceeds from member	-	1,002,328	-
Repayments of amounts due to shareholder	(277,328)	(725,000)	-
Proceeds from amounts due to related parties	-	1,275,133	1,772,813
Repayment of amounts due to related parties	(25,135)	(1,877,153)	(1,130,000)
Proceeds from the issuance of Series A convertible preferred stock, net of cash offering costs	9,952,936	-	-
Cash acquired in reverse merger	43,551	-	-
Distributions to shareholders	(1,205,004)	-	-

Net cash and cash equivalents provided by financing activities	10,511,909	3,595,912	1,545,081

Effect of exchange rate changes on cash and cash equivalents	(54,898)	102,471	73,195

Net increase in cash and cash equivalents	3,584,771	466,669	22,465
Cash and cash equivalents at beginning of year	510,265	43,596	21,131

Cash and cash equivalents at end of year	$4,095,036	$510,265	$43,596

Supplemental cash flow information:
Cash paid during the year for interest	$460,556	$154,797	$138,770
Cash paid during the year for taxes	$11,850	$-	$-

Supplemental disclosure of non-cash activities:
Intellectual property licenses included in accrued expenses and other current liabilities	$85,000	$-	$-
Purchase of land and building through the assumption of a mortgage note payable	$1,068,450	$-	$-
Conversion of secured term note payable to Series A convertible preferred stock	$2,000,000	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY (DEFICIT)

	Series A Convertible Preferred Stock		Common Stock		Paid-in	Retained Earnings (Accumulated	Accumulated Other Comprehensive	Treasury	Total Shareholders Equity
	Shares	Amount	Shares	Amount	Capital	Deficit)	Income (loss)	Stock	(Deficit)
Balance, July 1, 2005	-	$-	35,000,000	$3,500	(3,500)	$57,333	$-	$-	$57,333
Net loss	-	-	-	-	-	(907,445)	-	-	(907,445)
Foreign currency translation adjustment	-	-	-	-	-	-	73,195	-	73,195
Comprehensive loss	-	-	-	-	-	-	-	-	(834,250)
Balance, June 30, 2006	-	-	35,000,000	3,500	(3,500)	(850,112)	73,195	-	(776,917)
Net loss	-	-	-	-	-	(866,212)	-	-	(866,212)
Foreign currency translation adjustment	-	-	-	-	-	-	102,471	-	102,471
Comprehensive loss	-	-	-	-	-	-	-	-	(763,741)
Balance, June 30, 2007	-	-	35,000,000	3,500	(3,500)	(1,716,324)	175,666	-	(1,540,658)
Net income	-	-	-	-	-	1,553,558	-	-	1,553,558
Foreign currency translation adjustment	-	-	-	-	-		(325,706)	-	(325,706)
Comprehensive income	-	-	-	-	-	-	-	-	1,227,852

Stock issuance in connection with reverse merger	-	-	920,100	92	(123,630)	-	-	-	(123,538)
Distributions	-	-	-	-	-	(1,434,002)	-	-	(1,434,002)
Capitalization of accumulated losses of limited liability company	-	-	-	-	(205,442)	205,442	-	-	-
Shareholder contribution of shares	-	-	-	-	643,418	-	-	(643,418)	-
Issuance of Series A convertible preferred stock, net of offering costs	12,984,833	1,298	-	-	11,951,638	-	-	-	11,952,936

Deemed dividend related to beneficial conversion feature on Series A convertible preferred stock	-	-	-	-	8,405,383	(8,405,383)	-	-	-
Compensatory stock and warrants	-	-	-	-	157,238	-	-	643,418	800,656

	12,984,833	$1,298	35,920,100	$3,592	$20,825,105	$(9,796,709)	$(150,040)	$-	$10,883,246

The accompanying notes are an integral part of these consolidated financial statements.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies

Operations

Global Services Partners Acquisition Corporation (Global Services), was organized on August 10, 2005 as a blank check company whose objective was to acquire an operating business.

On April 25, 2008, Global Services entered into an agreement (the Acquisition) with SouthPeak Interactive, L.L.C. The agreement provided for Global Services to issue 35,000,000 shares of common stock to the members of SouthPeak Interactive, L.L.C. in exchange for all of the membership interests in SouthPeak Interactive, L.L.C.

On May 12, 2008, the shareholders of Global Services voted in favor of the Acquisition. Subsequent to the Acquisition, SouthPeak Interactive, L.L.C.s business activities were the activities of Global Services which changed its name to SouthPeak Interactive Corporation (SouthPeak). The prior members of SouthPeak Interactive, L.L.C. own a majority of the equity of SouthPeak and are responsible for carrying out its current business plan. As a result, the transaction has been treated as a reverse merger, and a capital transaction, equivalent to the issuance of stock by SouthPeak Interactive, L.L.C. for SouthPeaks net assets and, accordingly, the historical financial statements prior to May 12, 2008 are those of SouthPeak Interactive, L.L.C. The Company has retroactively presented the reverse acquisition as if it is occurred on July 1, 2005. All shares and per share data prior to the Acquisition have been restated to reflect the stock issuances and the effect of closing of the Acquisition. Accordingly, the June 30, 2007 consolidated balance sheet (shareholders equity (deficit)) and the June 30, 2007 and 2006 consolidated statements of stockholders equity (deficit) and basic loss per share have been adjusted to reflect the effect of the aforementioned reverse acquisition.

The common stock issued or issuable to the prior members of SouthPeak Interactive, L.L.C. pursuant to the Acquisition is subject to certain transfer restrictions until the first anniversary of the closing of the Acquisition pursuant to a lock-up agreement with each of the prior members of SouthPeak Interactive, L.L.C., subject to certain limited exceptions. At the closing of the Acquisition, the President of SouthPeak Interactive, L.L.C., entered into an employment agreement to serve as SouthPeak Interactive Corporations Executive Chairman and the Chief Executive Officer of SouthPeak Interactive, L.L.C., entered into an employment agreement to serve as SouthPeak Interactive Corporations Chief Executive Officer.

Business

SouthPeak Interactive Corporation and its wholly-owned subsidiaries, SouthPeak Interactive, L.L.C. and SouthPeak Interactive, Ltd., (herein after collectively referred to as the Company) is an independent developer and publisher of interactive entertainment software. The Company develops, markets and publishes videogames for all leading gaming and entertainment hardware platforms, including Sonys PLAYSTATION3, or PS3, and PlayStation2, or PS2, computer entertainment systems; Sonys PSP (PlayStationPortable) system, or PSP; Microsofts Xbox 360 video game and entertainment system, or Xbox 360, Nintendos Wii, or Wii, DS, or DS, and Game Boy Advance, or GBA, and for the PC and Games for Windows. The Companys titles span a wide range of categories and target a variety of consumer demographics ranging from casual players to hardcore game enthusiasts.

The Company maintains its operations in the United States and the United Kingdom. The Company sells its games to retailers and distributors in North America and primarily to distributors in Europe and Australia.

Principles of Consolidation

The consolidated financial statements include the accounts of SouthPeak Interactive Corporation, and its wholly-owned subsidiaries, SouthPeak Interactive L.L.C. and SouthPeak Interactive, Ltd. All intercompany accounts and transactions have been eliminated in consolidation.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies, continued

Segment Reporting

The Company has one operating segment, a publisher and distributor of interactive entertainment software for home video consoles, handheld platforms and personal computers, per the definitions of the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information. To date, management has not considered discrete geographical or other information to be relevant for purposes of making decisions about allocations of resources.

Concentrations of Credit Risk, Major Customers and Vendors

The financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash balances with financial institutions and accounts receivable. At various times during the years ended June 30, 2008 and 2007, the Company had deposits in excess of the Federal Deposit Insurance Corporation (FDIC) limit at a financial institution in the United States; and in excess of the Financial Services Compensation Scheme (FSCS) limit at a financial institution in the UK.

The Company does not generally require collateral or other security to support accounts receivable. Management must make estimates of the uncollectibility of the accounts receivable. The Company considers accounts receivable past due based on how recently payments have been received. The Company has established an allowance for doubtful accounts based upon the facts surrounding the credit risk of specific customers, past collections history and other factors.

The Company has two customers, Wal-Mart and SVG Distribution, that accounted for 12% and 11%, respectively, of consolidated gross revenues for the year ended June 30, 2008.  SVG Distribution, Solutions 2 Go, and Wal-Mart accounted for 22%, 21% and 13%, respectively, of consolidated gross accounts receivable at June 30, 2008. For year ended June 30, 2007, Wal-Mart and GameStop accounted for 36% and 13%, respectively, of consolidated gross revenues. The Company had two customers, Wal-Mart and GameStop that accounted for 24% and 20%, respectively, of consolidated gross accounts receivable at June 30, 2007. Two of the Companys customers, Pinnacle and GameStop, accounted for 18% and 12% of consolidated gross revenues for the year ended June 30, 2006.

The Company publishes video games for the proprietary console and hand-held platforms created by Microsoft, Sony and Nintendo, pursuant to the licenses they have granted to the Company. Should the Companys license with any of such three platform developers not be renewed by the developer, it would cause a disruption in the Companys operations. The Company expects that such contracts will be renewed in the normal course of business. In addition, the Company has purchased a significant amount of video games for resale for such platforms from a single supplier. Such purchases amounted to $14,887,910 and $2,587,518 and $114,048 in cost of goods sold - product cost for the years ended June 30, 2008, 2007 and 2006, respectively. Amounts included in accounts payable for this vendor at June 30, 2008 and June 30, 2007 totaled $14,390,008 and $870,812, respectively. The Company pays fees to Microsoft for licensing the manufacture of games for Microsoft platforms. Such fees charged to cost of goods sold - product costs totaled $3,459,833, $1,083,964 and $184,865 for the years ended June 30, 2008, 2007 and 2006, respectively. Amounts payable to Microsoft for licensing included in accounts payable at June 30, 2008 and June 30, 2007 totaled $-0- and $30,000, respectively.

Financial Instruments

The carrying amounts of cash, accounts receivable, accounts payable, and accrued expenses and other current liabilities approximate fair value due to their short-term nature.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with maturities of three months or less when purchased.

Restricted Cash

Restricted cash relates to deposits held as cash collateral for the line of credit at June 30, 2008.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies, continued

Accounts Receivable, Allowance for Sales Returns and Price Protection

Receivables are stated net of allowances for price protection, sales returns, defective items, and doubtful accounts. The Company analyzes sales returns in accordance with SFAS No. 48 Revenue Recognition When Right Of Return Exists. The Company estimates the amount of future sales returns, price protection and defective items for current period revenue after analyzing historical returns, inventory remaining in the retail channel, the rate of inventory sell-through in the retail channel and other factors. Generally, the Company maintains a policy of giving credits for price protection, defective items and returns, but not cash refunds. Management uses significant judgment and makes estimates in connection with establishing allowances for price protection, defective items, sales returns and doubtful accounts. The Company will add to the allowance for doubtful accounts when it becomes apparent that a customer will not be able to pay. Actual sales returns, defective items and price protection could differ materially from allowance estimates due to a number of reasons such as the lack of consumer acceptance of a title, the release in the same period of a similarly themed title by a competitor, or technological obsolescence due to the emergence of new hardware platforms.

As with any set of assumptions and estimates, there is a range of reasonably likely amounts that may be calculated for each allowance above. However, the Company believes there would be no significant difference in the amounts using other reasonable assumptions than what was used to arrive at each allowance. The Company regularly reviews the factors that influences its estimates and, if necessary, makes adjustments when it believes that actual product returns, credits and other allowances may differ from established reserves. Actual experiences associated with any of these items may be significantly different than the Companys estimates.

At June 30, 2008 and 2007, accounts receivable allowances consisted of the following:

	2008	2007
Sales returns	$155,652	$109,501
Price protection	823,085	1,768,773
Defective items	107,559	65,352
Doubtful accounts	22,169	-

Total reserves	$1,108,465	$1,943,626

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market. The Company estimates the net realizable value of slow-moving inventory on a title by title basis and charges the excess of cost over net realizable value to cost of goods sold - product costs. Significant changes in demand for the Companys products would impact managements estimates in establishing the inventory provision. Inventory costs include licensing fee paid to platform proprietors. These licensing fees include the cost to manufacture the game cartridges. These licensing fees included in costs of goods sold - product costs amounted to $4,453,831, $1,410,971, and $518,061 for the years ended June 30, 2008, 2007, and 2006, respectively. Licensing fees included in inventory at June 30, 2008 and 2007 totaled $200,789 and $250,787, respectively.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies, continued

Advances on Royalties

The Company utilizes third parties to develop its games and makes payments to third-party developers as they reach certain contract milestones. The Company enters into contracts with third-party developers once the game design has been approved by the platform proprietors and is technologically feasible.  The Company capitalizes such payments to third-party developers during their development of games. These payments are considered non-refundable royalty advances and are applied against the royalty obligations owed to the third-party developer from the sales of the game. To the extent these prepaid royalties are sales performance related, the royalties are expensed against projected sales revenue at the time a game is released and charged to costs of goods sold. This normally results in expensing all prepaid royalties based upon the first and, on occasion, the second batch of shipments of the game. Any pre-release milestone payments that are not prepayments against future royalties are expensed when a game is released and charged to costs of goods sold. Any additional cost incurred beyond the milestone payments is expensed to cost of goods sold - royalties. Capitalized costs for games that are cancelled or abandoned prior to product release are charged to cost of goods sold - royalties in the period of cancellation. The costs were $3,000, $-0-, and $200,000 for the years ended June 30, 2008, 2007, and 2006, respectively.

Beginning upon product release, advances on royalties are amortized to cost of goods sold royalties based on the ratio of current revenue to total projected revenues. These projected revenues are based on managements estimates and usually result in an amortization period of six months or less. Periodically, the Company evaluates the future recoverability of games released in prior periods, based upon an individual games performance.

Evaluating the recoverability of advance royalties often involves management assumptions and judgments that can have a significant impact on the timing and amounts which the Company reports. For example, in determining the future recoverability and timing of such advance royalties, the Company must make assumptions in the assessment of expected game performance which utilizes forecasted sales amounts and estimates of additional costs to be incurred. If actual sales or revised forecasted sales fall below the initial forecasted sales for a specific game, the charge to cost of goods sold - royalties may be larger than expected for any particular period.

Intellectual Property Licenses

Intellectual property license costs consist of fees paid by the Company to license the use of trademarks, copyrights, and software used in the development of games by third party developers. The licenses may be used in several games or a single game. The Company analyzes intellectual property licenses in accordance with FASB Staff Position (FSP) FASB Interpretation (FIN) No. 45-3, Application of FASB Interpretation No. 45 to Minimum Revenue Guarantees Granted to a Business or Its Owners. As a result, the Company has recorded a minimum guaranteed liability of approximately $85,000 as of June 30, 2008. When no significant performance remains with the licensor, the Company initially records each of these guarantees as an asset and as a liability at the contractual amount. The Company believes that the contractual amount represents the fair value of the liability. When significant performance remains with the licensor, the Company records royalty payments as an asset when actually paid and as a liability when incurred, rather than upon execution of the contract. The Company classifies minimum royalty payment obligations as current liabilities to the extent they are contractually due within the next twelve months.

Periodically the Company evaluates the future recoverability of capitalized intellectual property licenses, based on the expected performance of the specific games. Prior to the related games release, the Company expenses, as part of cost of goods sold - intellectual property licenses, any intellectual property license costs that are not recoverable. If the Company abandons a game, any capitalized intellectual property costs are charged to cost of goods sold - intellectual property licenses, at the time of cancellation. The Company uses various factors to evaluate expected game performance, including preorders for the game prior to release.

Beginning with a games release, intellectual property license costs are amortized to cost of goods sold - intellectual property licenses based on the ratio of current revenues for the specific game to the total of projected revenues for all the games which will use the license. Periodically, the Company evaluates the future recoverability of capitalized intellectual property licenses utilizing the main evaluative factor of actual title performance.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies, continued

Evaluating the recoverability of intellectual property licenses often involves management assumptions and judgments that can have a significant impact on the timing and amounts which the Company reports. For example, in determining the future recoverability and timing of such intellectual property license, the Company must make assumptions in the assessment of expected game performance which utilizes forecasted sales amounts and estimates of additional costs to be incurred. If actual sales or revised forecasted sales fall below the initial forecasted sales for a specific game, the charge to cost of goods sold - intellectual property licenses may be larger than expected for any particular period.

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful lives: Buildings, 40 years; computer equipment and software, 3 to 5 years; office furniture and other equipment, 5 to 10 years; and leasehold improvements, 5 years. When assets are retired or disposed of, the cost and accumulated depreciation and amortization thereon are removed and any resulting gains or losses are recognized in current operations. Expenditures for maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized.

Impairment of Long-lived Assets

In accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, management reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of an asset may not be recoverable, a write-down to fair value is recorded. Fair values are determined based on the discounted cash flows, quoted market values, or external appraisals, as applicable. Long-lived assets, which are assets that provide the Company with a benefit beyond one year, are reviewed for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified. The Company has not recorded any write-downs to fair value during the years ended June 30, 2008, 2007, and 2006, respectively.

Revenue Recognition

The Company recognizes revenue from the sale of video games when the title and risk of loss transfers to the customer, which in the normal business cycle occurs at the time of shipment. In consignment sales to a distributor, the Company does not record any revenue on these shipments until the distributor ships the games to its customers.  Revenue is recorded at the net amount the distributor is obligated to pay to the Company.

In Europe, the Company has agreements that provide customers, on a title by title basis, the right to multiple copies in exchange for guaranteed minimum license fees, and revenue pursuant to such agreements is recognized at delivery of the product master.

With respect to license agreements that provide mass retailers the right to rent the software, revenue is recognized when the rental occurs. Regarding on-line transactions including electronic downloads of titles and additional downloadable content, the Company recognizes revenue when the fee is paid by the on-line customer for the online product and the Company is notified by the online retailer that the product has been downloaded. In accordance with Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as revised by SAB No. 104, Revenue Recognition and the American Institute of Certified Public Accountants Statement of Position (SOP) 97-2 Software Revenue Recognition, amended by SOP 98-9 Modification of SOP 97-2, Software Revenue Recognition, with respect to certain transaction and SOP 81-1 Accounting for performance of construction type and certain production type contracts , the Company evaluates revenue recognition using the following basic criteria and recognize revenue for both product sales and licensing transactions when all four criteria are met: (i) evidence of an arrangement transaction exists; (ii) the arrangement fee is fixed or determinable; (iii) collection of the related receivable is deemed probable; and, (iv) delivery has occurred in which title has passed. Revenue recognition also determines the timing of certain expenses including cost of goods sold - product costs, cost of goods sold - royalties, and cost of goods sold - intellectual property licenses.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies, continued

Transaction Costs

In connection with the Companys acquisition of SouthPeak Interactive L.L.C., the Company has incurred certain professional fees which have been expensed during 2008.

Shipping and Handling

The Company incurs shipping and handling costs in its operations. These costs consist of freight expenses incurred for third-party shippers to transport the product to the customers. These costs are included in the warehousing and distribution expenses in the accompanying consolidated statements of operations. Amounts billed to customers are included in net revenues.

Advertising

The Company expenses advertising sales promotion expenses as incurred, except for production costs associated with media advertising which are deferred and charged to expense the first time the related advertisement is run. The Company engages in cooperative marketing with certain retail channel partners. The Company accrues marketing and sales incentive costs when the revenue is recognized and such amounts are included in sales and marketing expense when there is an identifiable benefit for which the Company can reasonably estimate the fair value of the benefit; otherwise, they are recognized as a reduction of net revenues. In addition, the Company engaged in an advertising barter transaction for which no revenue or expenses has been booked in accordance with Emerging Issues Task Force Issue No. 99-17 Accounting for Advertising Barter Transactions. Advertising expense for the years ended June 30, 2008, 2007, and 2006 were $3,359,622, $1,606,247, and $446,588, respectively, and are included in sales and marketing expense in the accompanying consolidated statements of operations.

Income Taxes

Prior to May 12, 2008, SouthPeak Interactive, L.L.C. and its subsidiaries had elected to be taxed as partnership under Subchapter K of the Internal Revenue Code. Therefore, the results of the Companys operations were included in the taxable income of the individual members. As a result, no provision for federal income taxes was included in the consolidated financial statements for the fiscal years ended June 30, 2007 and 2006. Subsequent to the Acquisition, the Company was reorganized as a C corporation under which income taxes are accounted for under the asset and liability method in accordance with SFAS No. 109, Accounting for Income Taxes (SFAS 109). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets to the amounts expected to be realized.

Foreign Currency Translation

The functional currency for the Companys foreign operations is the applicable local currency. Accounts of foreign operations are translated into U.S. dollars using exchange rates for assets and liabilities at the balance sheet date and average prevailing exchange rates for the period for revenue and expense accounts. Adjustments resulting from translation are included in other comprehensive income (loss). Realized transaction gains and losses are included in income in the period in which they occur, except on intercompany balances considered to be long-term. Transaction gains and losses on intercompany balances considered to be long-term are recorded in other comprehensive income (loss). Foreign exchange transaction gains (losses) included in general and administrative expenses in the accompanying consolidated statements of operations for the years ended June 30, 2008, 2007, and 2006 amounted to $(237,699), $(147,747), and $95,856 respectively.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies, continued

Comprehensive Income(Loss)

SFAS No. 130, Reporting Comprehensive Income, requires the Company to report foreign currency translation adjustments as a component of other comprehensive income or loss. Comprehensive income (loss) is disclosed in the consolidated statements of shareholders equity (deficit). Foreign currency translation adjustments have been the only component of comprehensive loss to date. Accordingly, accumulated other comprehensive income (loss) is equal to the accumulated translation adjustment of $(150,040) and $175,666 at June 30, 2008 and 2007, respectively. The Company's items of other comprehensive income (loss) are foreign currency translation adjustments, which relate to investments that are considered permanent in nature and therefore do not require tax adjustments.

Stock-Based Compensation Plans

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which requires companies to expense the estimated fair value of employee stock options and similar awards. This statement is a revision to SFAS No. 123, Accounting for Stock-Based Compensation, supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows.

Prior to July 1, 2006, the Company accounted for its stock-based compensation plans under the recognition and measurement provisions of APB 25, and related interpretations, as permitted by SFAS 123. Effective July 1, 2006, the Company adopted SFAS 123R, including the fair value recognition provisions, using the prospective method. Under SFAS 123R, a non-public company that previously used the minimum value method for pro forma disclosure purposes is required to adopt the standard using the prospective method. Under the prospective method, all awards granted, modified or settled after the date of adoption are accounted for using the measurement, recognition and attribution provisions of SFAS 123R. As a result, stock-based awards granted prior to the date of adoption of SFAS 123R will continue to be accounted for under APB 25 with no recognition of stock-based compensation in future periods, unless such awards are modified or settled. Subsequent to the adoption of SFAS 123R, the Company estimates the value of stock-based awards on the date of grant using the Black-Scholes option-pricing model. For stock-based awards subject to graded vesting, the Company has utilized the straight-line ratable method for allocating compensation cost by period. As of June 30, 2008, the Company has not issued any stock options.

Net Income (loss) Per Share

Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the effect of outstanding warrants to purchase common stock are antidilutive, they have been excluded from the Companys computation of net loss per share.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies, continued

The Company reviews the terms of convertible debt and equity instruments issued to determine whether there are embedded derivative instruments, including the embedded conversion option, that are required to be bifurcated and accounted for separately as a derivative financial instrument. When the risks and rewards of any embedded derivative instrument are not clearly and closely related to the risks and rewards of the host instrument, the embedded derivative instrument is generally required to be bifurcated and accounted for separately. If the convertible instrument is debt, or has debt-like characteristics, the risks and rewards associated with the embedded conversion option are not clearly and closely related to that debt host instrument. The conversion option has the risks and rewards associated with an equity instrument, not a debt instrument, because its value is related to the value of our common stock. Nonetheless, if the host instrument is considered to be conventional convertible debt (or conventional convertible preferred stock), bifurcation of the embedded conversion option is generally not required. However, if the instrument is not considered to be conventional convertible debt (or conventional convertible preferred stock), bifurcation of the embedded conversion option may be required in certain circumstances. Generally, where the ability to physical or net-share settle the conversion option is deemed to be not within the control of the Company, the embedded conversion option is required to be bifurcated and accounted for as a derivative financial instrument liability.

In connection with the sale of convertible debt and equity instruments, the Company may also issue freestanding options or warrants. Additionally, the Company may issue options or warrants to non-employees in connection with consulting or other services they provide. Although the terms of the options and warrants may not provide for net-cash settlement, in certain circumstances, physical or net-share settlement may be deemed to not be within the control of the Company and, accordingly, the Company may be required to account for these freestanding options and warrants as derivative financial instrument liabilities, rather than as equity.

Derivative financial instruments are required to be initially measured at their fair value. For derivative financial instruments that shall be accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

In circumstances where the embedded conversion option in a convertible instrument may be required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

If the embedded derivative instrument is to be bifurcated and accounted for as a liability, the total proceeds received will be first allocated to the fair value of the bifurcated derivative instrument. If freestanding options or warrants were also issued and are to be accounted for as derivative instrument liabilities (rather than as equity), the proceeds are next allocated to the fair value of those instruments. The remaining proceeds, if any, are then allocated to the convertible instrument itself, usually resulting in that instrument being recorded at a discount from its face amount. In circumstances where a freestanding derivative instrument is to be accounted for as an equity instrument, the proceeds are allocated between the convertible instrument and the derivative equity instrument, based on their relative fair values.

To the extent that the fair values of the bifurcated and/or freestanding derivative instrument liabilities exceed the total proceeds received, an immediate charge to income is required to be recognized, in order to initially record the derivative instrument liabilities at their fair value. The discount from the face value of the convertible debt instrument is required to be amortized over the life of the instrument through periodic charges to income, using the effective interest method. When the instrument is convertible preferred stock, the periodic amortization of the discount is charged directly to retained earnings.

The Company reviews the classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, at the end of each reporting period. Derivative instrument liabilities are required to be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date. The Company currently does not have any derivative instruments that are required to be bifurcated and recorded as liabilities.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies, continued

Convertible Preferred Stock with Detachable Warrants and Beneficial Conversion Feature

The Company has accounted for the issuance of detachable stock purchase warrants in accordance with APB No. 14 Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, whereby the Company separately measured the fair value of the convertible preferred stock and the detachable warrants and allocated the total proceeds on a relative fair value basis to each.

In accordance with the provisions of Emerging Issues Task Force (EITF) Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, the Company allocated a portion of the proceeds received to the embedded beneficial conversion feature, based on the difference between the effective conversion price of the proceeds allocated to the convertible preferred stock and the fair value of the underlying common stock on the date the convertible preferred stock was issued. Since the convertible preferred stock also had detachable stock purchase warrants, the Company first allocated the proceeds to the stock purchase warrants and the convertible preferred stock and then allocates the resulting convertible preferred stock proceeds between the beneficial conversion feature, which was accounted for as paid-in capital, and the initial carrying amount of the convertible preferred stock. The discount resulting from the beneficial conversion feature is recorded as a deemed dividend.

Registration Rights

Pursuant to the Acquisition, the Company is obligated to file a registration statement with the Securities Exchange Commission (SEC) covering the resale of the shares of its common stock within 30 days following the Companys filing of its Form 10-K for the year ended June 30, 2008 but no later than October 15, 2008 (the Filing Deadline).

If the registration statement is not filed with the SEC by the Filing Deadline, the Company will make pro rata payments to each holder of Series A preferred stock in an amount equal to .5% of the aggregate amount invested by such holder of Series A preferred stock for each 30 day period (or portion thereof) for which no registration statement is filed. In accordance with FSP EITF 00-19-2, Accounting for Registration Payment Arrangements, the Company has not recognized a liability associated with the registration rights agreement as it is not probable that a liability has been incurred.

Use of Estimates

Accounting principles generally accepted in the United States of America require management to make estimates and assumptions in the preparation of financial statements. Such estimates and assumptions impact the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the financial statement date, and revenue and expenses for the reporting period. The actual results could differ from those estimates. The most significant estimates are related to the amortization of advances for royalties and accounts receivable allowances. Such estimates include sales returns and allowances, price protection estimates, provisions for doubtful accounts, accrued liabilities, estimates regarding the recoverability of prepaid royalties, inventories, long lived assets, and deferred tax assets. These estimates generally involve complex issues and require the Company to make judgments, involve analysis of historical and future trends, can require extended periods of time to resolve, and are subject to change from period to period. Actual results could differ materially from estimated.

Recently Issued Accounting Standards

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring it, and expands disclosures about fair value measurements. SFAS 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. SFAS 157 is effective for years beginning after November 15, 2007. The Company is evaluating the impact, if any, the adoption of this statement will have on its consolidated results of operations, financial position or cash flows.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies, continued

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities  Including an amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 allows entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The provisions of SFAS 159 are effective for financial statements issued for years beginning after November 15, 2007. The Company is evaluating if it will adopt SFAS 159 and what impact the adoption will have on consolidated results of operations, financial position or cash flows.

In December 2007, the FASB issued Statement No. 141(R), Business Combinations, or SFAS 141(R), which will change the accounting for and reporting of business combination transactions. The most significant changes in the accounting for business combinations under SFAS 141(R) include: (1) valuation of any acquirer shares issued as purchase consideration will be measured at fair value as of the acquisition date; (2) contingent purchase consideration, if any, will generally be measured and recorded at the acquisition date, at fair value, with any subsequent change in fair value reflected in earnings rather than through an adjustment to the purchase price allocation; (3) acquired in-process research and development costs, which have historically been expensed immediately upon acquisition, will now be capitalized at their acquisition date fair values, measured for impairment over the remaining development period and, upon completion of a successful development project, amortized to expense over the assets estimated useful life; (4) acquisition related costs will be expensed as incurred rather than capitalized as part of the purchase price allocation; and (5) acquisition related restructuring cost accruals will be reflected within the acquisition accounting only if certain specific criteria are met as of the acquisition date; the prior accounting convention, which permitted an acquirer to record restructuring accruals within the purchase price allocation as long as certain, broad criteria had been met, generally around formulating, finalizing and communicating certain exit activities, will no longer be permitted.

SFAS 141(R) is effective for reporting periods beginning on or after December 15, 2008. Earlier adoption is not permitted. The Company anticipates that adoption of this pronouncement will significantly impact how the Company will account for business combination transactions consummated after the effective date, in the various areas outlined above.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51, or SFAS 160, effective for fiscal years beginning after December 15, 2008. SFAS 160 clarifies the accounting for noncontrolling interests and establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, including the requirement that the noncontrolling interest be classified as a component of equity. SFAS 160 is required to be adopted simultaneously with SFAS 141(R). The Company does not expect that this pronouncement will have a significant impact on Companys consolidated financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161 Disclosures about Derivative Instruments and Hedging Activities -an amendment of FASB Statement No. 133, which enhances the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) the location and amounts of derivative instruments in an entitys financial statements, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entitys financial position, financial performance, and cash flows. The guidance in SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company is currently evaluating the impact of SFAS No. 161.

In May 2008, the FASB issued SFAS No. 162 The Hierarchy of Generally Accepted Accounting Principles. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This Statement is effective 60 days following the SECs approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company is currently evaluating the impact of SFAS No. 162.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2. Inventories

At June 30, 2008 and June 30, 2007, inventories consist of the following:

	2008	2007
Finished goods	$6,239,060	$742,401
Purchased parts and components	299,584	97,035
Total	$6,538,644	$839,436

For the years ended June 30, 2008, 2007 and 2006, inventories were written down in the amount of $33,643, 62,643 and $-0-, respectively.

3. Property and Equipment, net

At June 30, 2008 and June 30, 2007, property and equipment, net was comprised of the following:

	2008	2007
Land	$355,999	$-
Building and leasehold improvements	994,951	-
Computer equipment and software	421,229	204,898
Office furniture and other equipment	94,177	43,468
	1,866,356	248,366

Less: accumulated depreciation and amortization	186,922	105,169

Property and equipment, net	$1,679,434	$143,197

Depreciation and amortization expense for the years ended June 30, 2008, 2007, and 2006 was $92,668, $27,057, and $23,432, respectively.

On October 4, 2007 the Company purchased a building and land in Grapevine, Texas for $1,175,000. In connection with the purchase, the Company entered into a mortgage with a financial institution in the amount of $1,068,450 (see note 6).

4. Intellectual Property Licenses

On August 28, 2007 the Company contracted to use copyrighted images in a game that a third party developer is developing for the Company for a total cost of $100,000. As of June 30, 2008, the Company has recorded royalty payments totaling $85,000 as an asset under the terms of the agreement. In addition, on October 29, 2007, the Company contracted to license software that would be used in the development of games by third parties for a total cost of $2,540,000 to be paid within 18 months. Pursuant to the contract, the Company has an option to convert the right and license to use the intellectual property for a specific number of games or for an unlimited number of games. As of June 30, 2008, the Company has opted to use the intellectual property for three games, at a total cost of $1,360,000. The first two games are expected to be released in August 2008 and 2009 and no release date has been set for the other game. At June 30, 2008, the Company has $85,000 payable against these contracts, which is included in accrued expenses and other current liabilities.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

5. Line of Credit

In December 2005, the Company obtained a revolving line of credit from a financial institution in the maximum amount of $5.0 million, set to expire on April 30, 2008. The agreement was extended in 2008 to November 1, 2008. On August 6, 2007, the borrowing limit of the line of credit was increased to $9.0 million and effective September 1, 2007, the availability of the maximum line of credit was limited to the lesser of 65% of eligible accounts receivable from North America operations or $9.0 million. At June 30, 2007, such terms were 75% and $5.0 million, respectively. On November 1, 2007, the borrowing limit on the line of credit decreased to $6.5 million and further decreased on December 1, 2007 to $5.0 million. The line of credit bears interest at prime plus 0.5%, which was 5.50% and 8.75% at June 30, 2008 and June 30, 2007, respectively. The financial institution processes payments received on such accounts receivable as payments on the revolving loan of credit. The line is collateralized by gross accounts receivable of approximately $13,629,000 and $6,036,000 at June 30, 2008 and June 30, 2007, respectively. The line of credit is further collateralized by the personal guarantees, and pledge of personal securities and assets by two shareholders. The agreement contains certain financial and non-financial covenants. At June 30, 2008, the Company was in compliance with these covenants.

At June 30, 2008 and 2007, the outstanding line of credit balance was $4,851,819 and $4,822,872, respectively and the remaining availability under the line of credit amounted to $148,181 and $ -0-, respectively. For the years ended June 30, 2008, 2007, and 2006, interest expense relating to the line of credit was $247,357 and $183,402, and $138,672, respectively.

6. Mortgage Payable

On October 4, 2007 the Company purchased a building and land in Grapevine, Texas for $1,175,000. This building is being used by the Company as office space. In connection with the purchase, the Company entered into a 20 year mortgage with a financial institution in the amount of $1,068,450. The interest rate on the mortgage adjusts every five years to prime minus 0.25% (4.75% at June 30, 2008), and had an initial annual rate of 7.5%. The monthly principal and interest payment is $8,611 with interest only payments for the first six months. The mortgage is secured by the purchased land and building. Two shareholders of the Company have personally guaranteed the mortgage note.

The scheduled maturities of the mortgage payable as of June 30, 2008 are as follows:

Year ending June 30,
2009	$24,252
2010	26,305
2011	28,347
2012	30,547
2013	32,918
Thereafter	920,023

Total	1,062,392

Less: current maturities	24,252

Mortgage payable, net of current portion	$1,038,140

7. Note Payable

On February 27, 2008, the Company entered into a $2,000,000 secured term note payable. The note bore interest at 14%, payable monthly. On April 30, 2008, the note was modified granting a security interest in substantially all of the assets of the Company, except for certain property and equipment. On June 4, 2008, the Company issued the holder 215,190 shares of common stock as an inducement to convert the entire note into Series A convertible preferred stock. The note was fully converted by the holder on June 5, 2008 into 2,093,333 shares of Series A Convertible Preferred Stock. The Company recognized $643,418 in interest expense related to the fair value of the common stock issued to the holder to induce conversion.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

8. Related Party Transactions

Related party receivables

Related party receivables consist of short-term advances to employees. No allowance has been provided due to the historic short-term nature and recoverability of such advances.

Accrued Expenses - Related Party

Accrued expenses due to the related party as of and for the years ended June 30, 2008 and 2007 are as follows:

	2008	2007
Balance at July 1	$650,889	535,566
Expenses incurred:
Consulting fees	920,930	1,188,195
Commissions	433,370	116,413
Less: amounts paid	(2,001,007)	(1,189,275)
Balance at June 30	$4,182	650,889

The Company incurred fees for office space and staff services under an informal arrangement to an entity partially owned by two shareholders of the Company. For the years ended June 30, 2008, 2007, and 2006, the Company incurred fees totaling $920,930, $1,183,195 and $652,582 respectively, which is included in the general and administrative expenses in the accompanying consolidated statements of operations. For the period from July 1, 2005 to December 31, 2006, the consulting fee was equal to 10% of net revenues of the Company. The consulting fee for the period January 1, 2007 through June 30, 2007 was based on the actual costs the organization incurred in providing office space and staff services. At June 30, 2008 and June 30, 2007, the Company had fees payable of $4,182 and $650,889, respectively. For the years ended June 30, 2008, 2007, and 2006, the Company incurred sales commissions for the marketing and sale of video games of $433,370 and $116,413, and $20,997, respectively, to two affiliates of a shareholder, which is included in sales and marketing expenses in the accompanying consolidated statements of operations. For the year ended June 30, 2008, the Company incurred fees for broadband usage of $69,620 to entity partially owned by shareholders of the Company, which is included in general and administrative expenses in the accompanying consolidated statements of operations.

Due to Shareholder

During the year ended June 30, 2007, the Company received advances payable on demand from a shareholder of the Company. Such advances were unsecured and bore interest at the annual rate of 8%. Interest expense under the advances was $19,039 and $4,164 for the years ended June 30, 2008 and 2007, respectively. At June 30, 2008 and June 30, 2007, the amounts due to the shareholder were $-0- and $277,328, respectively.

Due to Related Parties

The Company received advances, which were payable on demand, from certain affiliated entities of a shareholder of the Company. Such advances were non-interest bearing and were not collateralized. At June 30, 2008 and June 30, 2007, the amounts due to these entities were $15,658 and $40,793, respectively.

Distributions to Shareholders

On January 14, 2008, the Company entered into an agreement with the members prior to the Acquisition to distribute an amount, in cash, for the purpose of enabling existing shareholders of the Company to make tax payments on the income the Company earned while it was taxed as partnership under Subchapter K of the Internal Revenue Code. At June 30, 2008, the amounts due to these shareholders were $228,998.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

9. Product Sales and Geographic Information

The Company operates in one reportable segment in which it is a publisher and distributor of interactive entertainment software for home video consoles, handheld platforms and personal computers. The Companys published games have accounted for a significant portion of the net revenues of the Company. Net revenues by product groups are as follows:

	Console	Hand-held	PC	Strategy Guide	Total
For the year ended
June 30, 2008	$34,847,458	$810,606	$3,972,433	$522,597	$40,153,094
June 30, 2007	$9,088,118	$1,947,591	$1,508,337	$-	$12,544,046
June 30, 2006	$5,209,924	$998,360	$26,864	$-	$6,235,148

Geographic information is based on the location of the selling entity. Geographic information regarding net revenues for the year ended June 30, 2008, 2007, and 2006 is as follows:

	North America	Europe	Other	Consolidated
As of and for the year ended June 30, 2008
Net Revenues	$34,453,098	$4,837,274	$862,722	$40,153,094
Long-lived assets	$3,673,522	$383,644	$-	$4,057,166

As of and for the year ended June 30, 2007
Net revenues	$10,248,046	$2,103,820	$192,180	$12,544,046
Long-lived assets	$117,004	$30,152	$-	$147,156

As of and for the year ended June 30, 2006
Net revenues	$3,303,723	$2,700,088	$231,337	$6,235,148
Long-lived assets	$182,558	$30,152	$-	$212,710

10. Commitments

Developer of Intellectual Property Contracts

The Company regularly enters into contractual arrangements with third parties for the development of games as well as the rights to license intellectual property. Under these agreements, the Company commits to provide specified payments to a developer or intellectual property holders, based upon contractual arrangements, and conditioned upon the achievement of specified development milestones. These payments to third-party developers and intellectual property holders typically are deemed to be advances and are recouped against future royalties earned by the developers based on the sale of the related game. On October 26, 2007, the Company entered into an agreement with a third party game developer in connection with certain development agreements. Pursuant to the agreement, the Company has committed to spend specified amounts for marketing support for the related game which is to be developed. Cost of goods sold - royalties amounted to $4,924,967, $1,864,277, and $1,843,977 for the years ending June 30, 2008, 2007, and 2006, respectively.

Lease Commitments

In October 2007, the Company entered into a new one year lease for its United Kingdom office, beginning in December 2007, with a monthly rent of $5,188. Office rent expense for the years ended June 30, 2008, 2007, and 2006 was $50,502, $25,026, and $9,842, respectively. Prior to this lease, the United Kingdom office had a lease for office space for the period January 2006 through November 2007, with monthly rent of $ 2,151.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

10. Commitments, continued

The Company entered into a non-cancelable operating lease with an affiliate, on January 1, 2008, for offices located in Midlothian, Virginia. The lease includes monthly payments of $7,542 for 36 months. Office rent expense for the year ended June 30, 2008 was $45,250.

The total future minimum commitments under these agreements as of June 30, 2008 are as follows:

	Software		Office
	Developers	Marketing	Lease	Total
For the year ending June 30,

2009	$11,027,707	$-	$118,310	$11,146,017
2010	310,000	342,175	90,500	742,675
2011	-	-	45,250	45,250

Total	$11,337,707	$342,175	$254,060	$11,933,942

Solicitation Services

Prior to Global Services initial public offering, the Company engaged HCFP/Brenner, on a non-exclusive basis, to act as its agent for the solicitation of the exercise of the Class W and Class Z Warrants. In consideration for solicitation services, the Company agreed to pay HCFP/Brenner a commission equal to 5% of the exercise price for each Class W Warrant and Class Z Warrant exercised after April 18, 2007 if the exercise is solicited by HCFP/Brenner. No services have been provided as of June 30, 2008.

In exchange for investment banking services related to the sale of the Series A preferred stock, the Company agreed to pay HCFP/Brenner a fee consisting of, (a) cash in an amount equal to 6.5% of the gross proceeds received by the Company, including the conversion of indebtedness, (b) warrants with an exercise price of $1.00 to purchase a number of shares of common stock equal to 10% of the total number of shares of Series A preferred stock issued by the Company, and (c) one Class Y warrant for every ten Class Y warrants issued in connection with the sale of Series A preferred stock (see Note 11).

Employment Agreements

The Company has employment agreements with several members of senior management. The agreements, with terms ranging from approximately two to three years, provide for minimum salary levels, performance bonuses, and severance payments.

11. Capital Stock

Preferred Stock

On May 12, 2008 the Company amended its certificate of incorporation by increasing the number of preferred stock authorized, par value $0.0001 per share, from 5,000,000 to 20,000,000 shares of preferred stock. Of the 20,000,000 authorized, 15,000,000 of the preferred stock were designated Series A preferred stock. The Series A preferred stock votes together as a single class and on an as converted basis with the common stock. The Series A preferred stock has no dividend right. The Company can require the conversion of the Series A preferred stock if the 10 day weighted closing price per share of the Companys common stock is at least $2.00. The remaining preferred stock may be issued in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including but not limited to, dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

11. Capital Stock, continued

Series A Convertible Preferred Stock

During the fiscal year ended June 30, 2008, the Company raised $10,891,500 in gross cash proceeds through the private placement of 10,891,500 shares of a newly designated class of Series A Convertible Preferred Stock at a purchase price of $1 per share to a group of accredited investors. The Company issued an additional 2,093,333 shares of Series A Convertible Preferred Stock at $1 per share in exchange for cancellation of existing short-term indebtedness. See the disclosure in note 7, Note Payable on page F-40 for further details.

The shares of Series A Convertible Preferred Stock are initially convertible into common stock at a conversion price of $1 per share. In conjunction with the private placement, for every two shares of preferred stock purchased, each purchaser was entitled to exchange one Class W or Class Z warrant in exchange for one Class Y warrant. Each Class Y warrant entitles the holder to purchase a share of common stock for $1.50 per share. The expiration date for the Y warrants is May 31, 2013. As of June 30, 2008, the Company was obligated to issue 5,445,750 Class Y warrants.

The Company has accounted for the warrant exchange right similar to the issuance of detachable stock purchase warrants in accordance with APB No. 14, whereby the Company separately measured the fair value of the convertible preferred stock and the warrant exchange right and allocated the total proceeds on a relative fair value basis to each.

In accordance with the provisions of EITF No. 98-5 and EITF No. 00-27, the Company allocated a portion of the proceeds received to the embedded beneficial conversion feature, based on the difference between the effective conversion price of the proceeds allocated to the convertible preferred stock and the fair value of the underlying common stock on the date the convertible preferred stock was issued. Since the convertible preferred stock also had detachable stock purchase warrants, the Company first allocated the proceeds to the stock purchase warrants and the convertible preferred stock and then allocated the resulting convertible preferred stock proceeds between the beneficial conversion feature, which was accounted for as paid-in capital, and the initial carrying amount of the convertible preferred stock. The discount resulting from the beneficial conversion feature was recorded as a deemed dividend in the amount of $8,405,383, representing the beneficial conversion feature of the Series A Preferred Stock.

The Company incurred a fee for the financing equal to: (a) 6.5% of the gross proceeds received for the sale of Series A preferred stock, including the conversion of indebtedness, payable in cash, (b) warrants with an exercise price of $1.00 to purchase a number of shares of common stock equal to 10% of the total number of shares of Series A preferred stock issued, and (c) one Class Y warrant for every ten Class Y warrants issued pursuant to the sale of Series A preferred stock. The fee was accounted for as a cost of capital.

The Company agreed to register the resale of shares of its common stock issuable to the investors and finders upon conversion of the preferred stock and exercise of the warrants issued in the private placement. If the Company is unable to maintain the effectiveness of the registration statement related to the Series A convertible Preferred stock for more than 30 days in any given year, the Company is obligated to pay investors liquidated damages in cash equal to .5% of the stated value of the Series A convertible Preferred Stock per month. Liquidated damages will not accrue nor be payable for times during which the shares covered by the related prospectus are transferable by the holder pursuant to Rule 144(k) under the Securities Act of 1933, as amended.

Common Stock

On May 12, 2008 the Company amended its certificate of incorporation by increasing the number of common stock authorized, par value $0.0001 per share, from 24,000,000 to 90,000,000 shares of common stock. Holders of the Companys common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive proportionately any dividends that may be declared by the Companys board of directors, subject to the preferences and rights of any shares of preferred stock. In the event of the Companys liquidation, dissolution or winding-up, holders of common stock will be entitled to receive proportionately any of the Companys assets remaining after the payment of debts and liabilities and subject to the preferences and rights of any shares of preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights and privileges of holders of the Companys common stock are subject to any series of preferred stock that the Company has issued or may issue in the future, including the Series A preferred stock.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

11. Capital Stock, continued

Registration Rights

Pursuant to the acquisition, the Company is obligated to file a registration statement with the SEC covering the resale of the shares of its common stock within 30 days following the Companys filing of its Form 10-K for the year ended June 30, 2008 but no later than the Filing Deadline.

If the registration statement is not filed with the SEC by the Filing Deadline, the Company will make pro rata payments to each holder of Series A preferred stock in an amount equal to .5% of the aggregate amount invested by such holder of Series A preferred stock for each 30 day period (or portion thereof) for which no registration statement is filed. The Company expects such registration to be filed and approved by the deadline. In accordance with FSP EITF 00-19-2, Accounting for Registration Payment Arrangements, the Company has not recognized a liability associated with the registration rights agreement as it is not probable that a liability has been incurred.

Treasury Stock

In conjunction with the conversion of the $2,000,000 note payable into preferred stock (see Note 7), a shareholder of the Company transferred 215,190 shares of common stock to the note holder. Since the shares were transferred by a principal shareholder to settle an obligation of the Company, the economic substance of the transaction is a capital contribution by the shareholder for the payment of the registrant's expenses. Accordingly, the Company has recorded the treasury stock equal to the fair value of the shares transferred. As of June 30, 2008, the Company holds no treasury stock.

Equity Incentive Compensation Plan

In May 2008, the Companys Board of Directors and its shareholders approved the 2008 Equity Incentive Compensation Plan (the 2008 Plan) for the grant of stock awards to officers, directors, employees and consultants. The 2008 Plan expires in May 2018. Shares available for future grant as of June 30, 2008 were 5,000,000 under the 2008 Plan.

Stock awards and shares are generally granted at prices which the Companys Board of Directors believes approximates the fair market value of the awards or shares at the date of grant. Individual grants generally become exercisable ratably over a period of three years from the date of grant. The contractual terms of the options range from three to ten years from the date of grant.

12. Warrants to Purchase Common Stock

In August, 2005, the Global Services sold and issued Class W Warrants to purchase 1,537,500 shares of its common stock, and Class Z Warrants to purchase 1,537,500 shares of its common stock to its initial securityholders, for an aggregate purchase price of $153,750, or $0.05 per warrant. The Class W and Class Z Warrants held by the initial securityholders are also subject to a registration rights agreement. The Class W Warrants and Class Z Warrants outstanding may be exercised with cash on or prior to their respective expiration dates, which are April 17, 2011 for Class W warrants and April 17, 2013 for Class Z warrants. Although the initial securityholders may make a written demand that the filing of a registration statement, Global Services was only required to use its best efforts to cause the registration statement to be declared effective and, once effective, only to use its best efforts to maintain its effectiveness. Accordingly, because Global Services obligation is merely to use its best efforts in connection with the registration rights agreement and upon exercise of the warrants, the Global Services can satisfy its obligation by delivering unregistered shares of common stock.

Each Class W Warrant issued is exercisable for one share of common stock. Except as set forth below, the Class W Warrants entitle the holder to purchase shares at $5.00, subject to adjustment in the event of stock dividends and splits, reclassifications, combinations and similar events, for a period commencing on April 18, 2007 and ending April 17, 2011. As of June 30, 2008, there were 7,517,500 Class W Warrants outstanding prior to giving effect to the exchange of Class Y warrants.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

12. Warrants to Purchase Common Stock, continued

Each Class Z Warrant issued is exercisable for one share of common stock. Except as set forth below, the Class Z Warrants entitle the holder to purchase shares at $5.00, subject to adjustment in the event of stock dividends and splits, reclassifications, combinations and similar events, for a period commencing on April 18, 2007 and ending April 17, 2013. As of June 30, 2008, there were 6,137,500 Class Z Warrants outstanding prior to giving effect to the exchange of Class Y warrants.

The Company may redeem the Class W Warrants and/or Class Z Warrants with the prior consent of HCFP/Brenner, the representative of the underwriters in the Companys initial public offering, in whole or in part, at a price of $.05 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days prior written notice of redemption, and if, and only if, the last sale price of the Companys common stock equals or exceeds $7.50 per share and $8.75 per share, for a Class W Warrant and Class Z Warrant, respectively, for any 20 trading days within a 30 trading day period ending three business days before the Company sent the notice of redemption (the Measurement Period). In addition, the Company may not redeem the Class W Warrants and/or the Class Z Warrants unless the shares of common stock underlying such warrants are covered by an effective registration statement.

The Company has no obligation to net cash settle the exercise of the warrants. The holders of Class W Warrants and Class Z Warrants do not have the rights or privileges of holders of the Companys common stock or any voting rights until such holders exercise their respective warrants and receive shares of the Companys common stock.

In conjunction with the preferred stock sold during the year ended June 30, 2008, for every 2 shares of preferred stock purchased, each purchaser was entitled to exchange one Class W or Class Z warrant in exchange for one Class Y warrant. Each Class Y warrant entitles the holder to purchase a share of common stock for $1.50 per share. The expiration date for the Y warrants is May 31, 2013. As of June 30, 2008, the Company was obligated to issue 4,945,750 Class Y warrants.

Purchase Option

In April 2008, in connection with the Acquisition, the Company issued five-year fully vested warrants to purchase 500,000 shares of common stock at $1 per share valued at $63,905 in satisfaction of the underwriter purchase option. In addition, the company issued 1,843,058 fully vested warrants to purchase common stock at an average exercise price of  approximately $1.15 per share valued at $2,873,735 in satisfaction of the purchase option on the sale of the preferred stock expiring on May 31, 2013. If the holder is unable to exercise the warrants, the warrants will expire as worthless.

13. Income Taxes

Prior to May 12, 2008, the Company and its subsidiaries had elected to be taxed as partnerships under Subchapter K of the Internal Revenue Code. Therefore, the results of the Companys operations are included in the taxable income of the individual members. As a result, no provision for federal income taxes was included in the consolidated financial statements for the years ended June 30, 2007 and 2006. Subsequent to the Acquisition, the Company was reorganized as a C corporation under which income taxes are accounted for under the asset and liability method in accordance with SFAS No. 109, Accounting for Income Taxes .

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

13. Income Taxes, continued

Income Tax provision consists of the following for the fiscal year ended June 30, 2008:

Current:
Federal	$57,045
State	13,253
Foreign	-
70,298
Deferred:
Federal	16,686
State	3,877
Foreign	-
20,563
Other:
Valuation Allowance	(20,563)
Total Income Tax Expense	$70,298

A reconciliation of the statutory rate and the effective tax rate follows:

Effective rate
Statutory Rate	35.0%
Permanent Differences	(30.09)%
State income taxesnet of federal benefit	0.69%
Change in Valuation Allowance	1.27%
4.33%

Income taxes payable consist of the following:

Current:
Federal	$48,064
State	8,156

Income taxes payable	$56,220

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

13. Income Taxes, continued

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Components of the Company's deferred tax assets and liabilities at June 30, 2008 were as follows:

	June 30, 2008
Deferred tax assets:
Bad debt reserves		$8,843
Allowance for sales returns and price protection		330,381
Foreign subsidiary net operating loss		322,393
Currency fluctuations		31,217
Domestic net operating less carry forwards		246,664
		939,498
Lessvaluation allowance		(874,621)

Net deferred tax assets		$64,877

Deferred tax liabilities:
Depreciation and amortization		$28,065
Prepaid expenses		36,812

Net deferred tax liabilities		$64,877

Net deferred tax asset	$

As of June 30, 2008, the Company has recorded valuation allowances for certain tax attributes and other deferred tax assets. At this time, sufficient uncertainty exists regarding the future realization of these deferred tax assets though future taxable income. If in the future the Company believes that it is more likely than not that these deferred tax benefits will be realized, the valuation allowances will be reversed.

The operations of the Company in the United Kingdom (UK) are subject to income tax by the UK. However because of the history of losses in the UK operations, the Company has not paid any tax to the UK, and at June 30, 2008 and 2007, the company had foreign net operating loss carry forwards of approximately $1,075,00 and $1,582,000, respectively. At June 30, 2008 and 2007, at the UK current tax rate of 30%, the estimated net tax benefit of the foreign net operating loss carry forwards were approximately $322,000 and $474,000, respectively, and have not been recorded as a deferred tax asset in the consolidated financial statements as a full valuation allowance has been recorded due to the uncertainty of the future realization of the tax benefit. Therefore, there is no provision for (benefit from) income taxes in the consolidated financial statements.

The Company adopted the provisions of FIN 48 Accounting for Uncertainty in Income Taxes an interpretation of SFAS No. 109 on July 1, 2007. Implementation of FIN 48 did not result in a material adjustment to the liability for unrecognized income tax benefits.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of June 30, 2008, the Company has recognized no accrued interest related to uncertain tax positions. For the year ended June 30, 2008, the Company has recorded no interest expense related to uncertain tax positions.

The tax years 2005 through 2007 remain open to examination by the major taxing jurisdictions to which we are subject, including US and non-US locations.

SOUTHPEAK INTERACTIVE CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

14. Composition of Certain Financial Statement Captions

Accrued expenses and other current liabilities consist of the following:

	June 30,
	2008	2007
Customer cash in advance deposits	$792,291	$
Commissions	342,050		172,465
Guaranteed royalty payments	85,000
Accrued payroll and payroll taxes	17,181
Accrued interest	1,506		32,769
Other	218,887		428,660
	$1,456,915		$633,859

15. Employee Savings Plan

The Company maintains an Employee Savings Plan (the Plan) which qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. The Plan is available to all United States employees who meet the eligibility requirements. Under the Plan, participating employees may elect to defer a portion of their pre tax earnings, up to the maximum amount allowed by the Internal Revenue Service. The Company currently does not match employee contributions.

16. Subsequent Events

In the normal course of business the Company executes contracts with third parties for the development of the games. During the period from July 2008 through September 2008, the Company executed four agreements with such developers for an aggregate commitment to pay royalties of $2,132,189.

On July 1, 2008, the Company issued 665,000 stock options to employees and 360,000 options to sales representatives for a total of 1,025,000 stock options issued. These options will vest over a three year period and have a strike price of $2.30. In addition, on the same date, 99,000 shares of restricted common stock were issued to employees. These shares will vest on July 1, 2009. On October 1, 2008, the Company also issued 10,000 stock options to its non-employee directors. These options will vest on September 30, 2009 and have a strike price of $2.00. In addition, on the same date, 10,000 shares of restricted common stock were issued to the Companys non-employee directors. These shares will vest on October 1, 2009.

Between July and September 2008, the Company issued 1,579,000 additional shares of its Series A preferred stock to certain investors for aggregate consideration of $1,579,000. Between July and September 2008, the Company issued 5,674,149 Class Y warrants in exchange for an equal number of Class W and Z warrants to the holders of its Series A preferred stock.

INDEPENDENT AUDITORS REPORT

Board of Directors and Members
Gone Off Deep, LLC

We have audited the accompanying consolidated balance sheet of Gone Off Deep, LLC and subsidiary (the Company) as of September 30, 2008, and the related consolidated statements of operations, changes in members deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Companys management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gone Off Deep, LLC and subsidiary as of September 30, 2008, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

On October 10, 2008, SouthPeak Interactive Corporation acquired substantially all of the outstanding membership interests of the Company, as further described in note 8 to the consolidated financial statements.

/s/ Reznick Group, P.C.

Vienna, Virginia
December 23, 2008

Gone Off Deep, LLC and Subsidiary

CONSOLIDATED BALANCE SHEET

September 30, 2008

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$394,853
Accounts receivable, net of allowance for doubtful accounts of $267,449	505,297
Inventories	158,599
Current portion of advances on royalties	2,820,000
Prepaid expenses and other current assets	86,696

Total current assets	3,965,445

Advances of royalties, net of current portion	590,000
Property and equipment, net	210,750
Other assets	22,681

$4,788,876

LIABILITIES AND MEMBERS DEFICIT

CURRENT LIABILITIES
Accounts payable	$7,302,740
Accrued expenses and other current liabilities	1,243,319
Current portion of customer advances	12,575,004
Due to customer	634,402
Accrued royalty	672,977
Accrued expenses - related party	206,661

Total current liabilities	22,635,103

Customer advances, net of current portion	250,005

TOTAL LIABILITIES	22,885,108

COMMITMENTS AND CONTINGENCIES	-

REDEEMABLE PREFERRED MEMBERSHIP INTEREST (Note 7)	32,350,046

MEMBERS DEFICIT
Common members deficit	(50,563,342)
Accumulated other comprehensive income	117,064

Total members deficit	(50,446,278)

$4,788,876

See notes to consolidated financial statements

Gone Off Deep, LLC and Subsidiary

CONSOLIDATED STATEMENT OF OPERATIONS

Year ended September 30, 2008

NET REVENUES	$3,681,849

COSTS AND EXPENSES
Product costs	4,705,194
Royalties	4,341,595
Impairment of prepaid royalties and guarantees	28,945,221
Sales and marketing	7,450,732
General and administrative	3,309,790

Total costs and expenses	48,752,532

NET LOSS	$(45,070,683)

See notes to consolidated financial statements

Gone Off Deep, LLC and Subsidiary

CONSOLIDATED STATEMENT OF CHANGES IN
MEMBERS DEFICIT

Year ended September 30, 2008

	Common Members Deficit	Accumulated Other Comprehensive Income	Total

Balance, September 30, 2007	$(3,390,476)	$-	$(3,390,476)

Net loss	(45,070,683)	-	(45,070,683)
Foreign currency translation adjustment	-	117,064	117,064
Total comprehensive loss	-	-	(44,953,619)
Dividend accretion on preferred membership interest	(2,102,183)	-	(2,102,183)

Balance, September 30, 2008	$(50,563,342)	$117,064	$(50,446,278)

See notes to consolidated financial statements

Gone Off Deep, LLC and Subsidiary

CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended September 30, 2008

OPERATING ACTIVITIES
Net loss	$(45,070,683)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts	267,449
Allowances for price protection, returns and defective merchandise	873,981
Inventory impairment charge	161,778
Amortization of royalties	3,741,430
Royalties impairment charge	28,945,221
Depreciation and amortization	47,678
Loss on disposal of fixed assets	2,284
Changes in operating assets and liabilities:
Accounts receivable	(772,746)
Inventories	290,663
Advances on royalties	(19,296,397)
Prepaid expenses and other current assets	(79,409)
Accounts payable	4,442,855
Accrued expenses and other current liabilities	171,547
Customer advances	12,942,073
Due to customers	634,402
Accrued royalty	672,977
Accrued expenses - related party	192,855

Total adjustments	33,238,641

Net cash used in operating activities	(11,832,042)

INVESTING ACTIVITIES
Purchases of property and equipment	(71,398)

Net cash used in investing activities	(71,398)

FINANCING ACTIVITIES
Proceeds from the sale of preferred membership interests	12,246,500

Net cash provided by financing activities	12,246,500

NET INCREASE IN CASH AND CASH EQUIVALENTS	343,060

CASH AND CASH EQUIVALENTS, September 30, 2007	51,793

CASH AND CASH EQUIVALENTS, September 30, 2008	$394,853

See notes to consolidated financial statements

Gone Off Deep, LLC and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2008

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

Gone Off Deep, LLC. and its wholly-owned subsidiary, Gamecock Media Europe, Ltd., (hereinafter collectively referred to as Gamecock, or the Company) is a publisher and distributor of interactive entertainment software. The Company offers products for all popular game systems, including Sony PlayStation 3 (PS3), Microsoft Xbox 360 (Xbox360) console systems, and Nintendo Dual Screen (NDS) hand-held devices, and for the personal computer (PC).

The Company maintains its operations in the United States and the United Kingdom (UK). The Company sells its games to retailers and distributors in North America and primarily to distributors in Europe.

Sale of Membership Interest

On October 10, 2008, SouthPeak Interactive Corporation acquired substantially all of the of the outstanding membership interests of the Company (see Note 8).

Significant Risks and Uncertainties

The Company operates in a highly competitive industry that is subject to intense competition, potential government regulation and rapid technological change.  The Company's operations are subject to significant risks and uncertainties including financial, operational, technological, regulatory and other business risks associated with such a company.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Gone Off Deep, LLC, and its wholly-owned subsidiary, Gamecock Media Europe, Ltd (a company incorporated in the United Kingdom, which commenced operations in December 2007). All intercompany accounts and transactions have been eliminated in consolidation.

Concentrations of Credit Risk, Major Customers and Vendors

The financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash balances with financial institutions and accounts receivable. At various times during the year ended September 30, 2008, the Company had deposits in excess of the Federal Deposit Insurance Corporation (FDIC) limit at a financial institution in the United States; and at various times during the year ended September 30, 2008 the Company had deposits in excess of the Financial Services Compensation Scheme (FSCS) limit at a financial institution in the UK.  The Company has not experienced any losses on these accounts.

The Company does not generally require collateral or other security to support accounts receivable. Management must make estimates of the uncollectibility of the accounts receivable. The Company considers accounts receivable past due based on how recently payments have been received. The Company has established an allowance for doubtful accounts based upon the facts surrounding the credit risk of specific customers, past collections history and other factors.

Gone Off Deep, LLC and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2008

The Company has three customers, Navarre Distribution Services, GameStop, and Ditan Synergex that accounted for 24%, 11% and 10%, respectively, of consolidated gross revenues for the year ended September 30, 2008.  Navarre Distribution Services and Ditan Synergex accounted for 41% and 46%, respectively, of consolidated gross accounts receivable at September 30, 2008.

The Company publishes video games for the proprietary console and hand-held platforms created by Microsoft, Sony and Nintendo, pursuant to the licenses they have granted to the Company. Should the Companys license with any of such three platform developers not be renewed by the developer, it would cause a disruption in the Companys operations. The Company expects that such contracts will be renewed in the normal course of business.

Cash and Cash Equivalents

The Company considers all highly liquid investments with insignificant interest rate risks and original maturities of three months or less from the date of purchase to be cash equivalents.  The carry amounts of cash and cash equivalents approximate their fair values.

Allowance for Doubtful Accounts

Management establishes an allowance for doubtful accounts based on qualitative and quantitative review of credit profiles of the Company's customers, contractual terms and conditions, current economic trends and historical payment, return and discount experience. Management reassesses the allowance for doubtful accounts each period. As with any set of assumptions, there is a range of reasonably likely amounts that may be calculated. However, the Company believes there would be no significant difference in the amount using other reasonable assumptions than those used to arrive at the allowance for doubtful accounts. The Company regularly reviews the factors that influence its estimates and, if necessary, makes adjustments when it believes that the actual allowance for doubtful accounts may differ from the established reserve.

Inventories

Inventories, which consist principally of finished goods, are stated at the lower of cost (first-in, first-out) or market. The Company estimates the net realizable value of slow-moving inventory on a title by title basis and charges the excess of cost over net realizable value to cost of goods sold product costs. Significant changes in demand for the Companys products would impact managements estimates in establishing the inventory provision. Inventory costs include licensing fees paid to platform proprietors. These licensing fees include the cost to manufacture the game cartridges. Such licensing fees included in costs of goods sold product costs amounted to $1,175,516 for the year ended September 30, 2008. Licensing fees included in inventory at September 30, 2008 totaled $136,648.

Gone Off Deep, LLC and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2008

Advances on Royalties

The Company utilizes third parties to develop its games and makes payments to third-party developers as they reach certain contract milestones. The Company enters into contracts with third-party developers once the game design has been approved by the platform proprietors and is technologically feasible.  The Company capitalizes such payments to third-party developers during their development of games. These payments are considered non-refundable royalty advances and are applied against the royalty obligations owed to the third-party developer from the sales of the game. To the extent these prepaid royalties are sales performance related, the royalties are expensed against projected sales revenue at the time a game is released and charged to costs of goods sold. This normally results in expensing all prepaid royalties based upon the first and, on occasion, the second batch of shipments of the game. Any pre-release milestone payments that are not prepayments against future royalties are expensed when a game is released and charged to royalties. Any additional cost incurred beyond the milestone payments is expensed to royalties. Capitalized costs for games that are cancelled or abandoned prior to product release are charged to royalties in the period of cancellation.

Commencing upon product release, advances on royalties are amortized to royalties based upon the higher of (i) the contractual rate based on actual net product sales or (ii) the ratio of current revenue to total projected revenue, based on managements estimates, usually resulting in an amortization period of six months or less. At the end of each reporting period, the Company evaluates the future recoverability of games released in prior periods, based upon an individual games performance.  The following criteria are used to evaluate expected product performance: historical performance of comparable products using comparable technology; and orders for the product prior to its release. During the year ended September 30, 2008, as the result of the Company's assessment of the recoverability of capitalized royalty advances, the Company recognized an impairment charge of $28,945,221 measured by the amount by which the carrying amount of the asset exceeded its fair value.

Evaluating the recoverability of advance royalties often involves assumptions and judgments that can have a significant impact on the timing and amounts the Company reports. For example, in determining the future recoverability and timing of such advance royalties, the Company must make assumptions in the assessment of expected game performance which utilizes forecasted sales amounts and estimates of additional costs to be incurred. If actual sales or revised forecasted sales fall below the initial forecasted sales for a specific game, the charge to royalties may be larger than expected for any particular period.

Property and Equipment

Property and equipment is stated at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful lives: computer equipment and software, 3 to 5 years; and office furniture and other equipment, 5 to 10 years. Amortization of leasehold improvements is provided for over the term of the lease. When assets are retired or disposed of, the cost and accumulated depreciation and amortization thereon are removed and any resulting gains or losses are recognized in current operations. Expenditures for maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized.

Gone Off Deep, LLC and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2008

Impairment of Long-lived Assets

In accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, management reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of an asset may not be recoverable, a write-down to fair value is recorded. Fair values are determined based on the discounted cash flows, quoted market values, or external appraisals, as applicable. Long-lived assets, which are assets that provide the Company with a benefit beyond one year, are reviewed for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified. During the year ended September 30, 2008, as the result of the Company's assessment of the recoverability of capitalized royalty advances, the Company recognized an impairment charge of $28,945,221 measured by the amount by which the carrying amount of the asset exceeded its fair value.

Revenue Recognition

The Companys revenue recognition policies are in compliance with American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions," which provide guidance on generally accepted accounting principles ("GAAP") for recognizing revenue on software transactions, and Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition in Financial Statements," which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the Securities and Exchange Commission ("SEC").  The Company evaluates revenue recognition using the following basic criteria: (i) persuasive evidence of an arrangement exists; (ii) the arrangement fee is fixed or determinable; (iii) collection of the related receivable is deemed probable; and, (iv) delivery has occurred in which title has passed.

The Company recognizes revenue from the sale of video games when the title and risk of loss transfers to the customer, which in the normal business cycle occurs at the time of shipment to the customer, provided that no significant vendor support obligations remain outstanding and that collection of the resulting receivable is deemed probable by management.

Some of the Companys video games are developed with the ability to be connected to, and played via, the internet. In order for consumers to participate in online communities and play against one another via the internet, the Company (either directly or through outsourced arrangements with third parties) maintains servers which support an online service that the Company provides to consumers. Generally, the Company considers the online service to be incidental to the overall product offering and an inconsequential deliverable. Accordingly, the Company does not defer any revenue related to products containing the limited online service

In instances where the online service is considered a substantive deliverable in addition to the software product, the Company accounts for the sale as a "bundled" sale, or multiple element arrangement, in which the Company sells both the packaged software product and the online service for one combined price. Vendor specific objective evidence for the fair value of the online service does not exist as the Company does not separately offer or charge for the online service. Therefore, when the online service is determined to be a substantive deliverable, the Company recognizes the revenue from sales of such software products ratably over the estimated online service period of six months, beginning the month after shipment of the software product. Costs of sales related to such products are also deferred and recognized with the related revenues and include product costs and royalties.

Gone Off Deep, LLC and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2008

The Company recognizes revenue from consignment sales to distributors after receipt of notification from the distributor of product sales to the distributors customers provided that a purchase order has been received or a contract has been executed with the distributor, the sales price is fixed or determinable, the period of time the distributor has to return the product as provided in its distributor agreement has lapsed and collectability is reasonably assured.  Revenue is recorded at the net amount the distributor is obligated to pay to the Company.

In Europe, the Company has agreements that provide customers, on a title by title basis, the right to multiple copies in exchange for guaranteed minimum royalty amounts, and revenue pursuant to such agreements is recognized at delivery of the product master or the first copy. Royalties on sales that exceed the guaranteed minimum are recognized as earned.  The Company has determined that it does not have fair value of vendor specific objective evidence on its software licenses and accordingly has deferred revenue of $200,000 from these licensing agreements for the fiscal year ended September 30, 2008.

The Company generally sells its products on a no-return basis, although in certain instances, the Company may provide price protection or other allowances on certain unsold products. Price protection, when granted and applicable, allows customers a credit against amounts they owe the Company with respect to merchandise unsold by them. Revenue is recognized net of estimates of these allowances.

The Company estimates potential future product price protection and other allowances related to current period product revenue. The Company analyzes historical experience, current sell through of retailer inventory of the Company's products, current trends in the videogame market, the overall economy, changes in customer demand and acceptance of the Company's products and other related factors when evaluating the adequacy of price protection and other allowances.

Sales incentives or other consideration given by the Company to customers that are considered adjustments of the selling price of its products, such as rebates and product placement fees, are reflected as reductions of revenue. Sales incentives and other consideration that represent costs incurred by the Company for assets or services received, such as the appearance of the Company's products in a customer's national circular ad, are reflected as selling and marketing expenses.

Shipping and Handling

The Company incurs shipping and handling costs in its operations. These costs consist of freight expenses incurred for third-party shippers to transport the product to the customers. These costs are included in the cost of goods sold - product costs in the accompanying consolidated statements of operations. Amounts billed to customers are included in net revenues.

Advertising

The Company expenses advertising sales promotion expenses as incurred, except for production costs associated with media advertising which are deferred and charged to expense the first time the related advertisement is run. The Company engages in cooperative marketing with some of its retail channel partners. The Company accrues marketing and sales incentive costs when the revenue is recognized and such amounts are included in sales and marketing expense when there is an identifiable benefit for which the Company can reasonably estimate the fair value of the benefit; otherwise, they are recognized as a reduction of net revenues. Advertising expense for the year ended September 30, 2008 was $6,785,160 and is included in sales and marketing expense in the accompanying consolidated statements of operations.

Gone Off Deep, LLC and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2008

Income Taxes

Gone Off Deep, LLC, is taxed as a partnership under Subchapter K of the Internal Revenue Code. Therefore, the results of the Companys operations are included in the taxable income of the individual members.  As a result, no provision for federal income taxes has been included in the consolidated financial statements.

Gamecock Media Europe, Ltd (a company incorporated in the United Kingdom, which commenced operations in December 2007) is subject to income tax in the United Kingdom. The Companys United Kingdom subsidiary has recorded losses since inception.  At September 30, 2008, the Company had a foreign net operating loss carry forward of approximately $1,300,000.  At September 30, 2008, at the United Kingdom current tax rate of 30%, the estimated net tax benefit of the foreign net operating loss carry forward was approximately $390,000.  These losses and the loss incurred for the fiscal year ended September 30, 2008 represented evidence for management to estimate that a full valuation allowance for the net deferred tax assets was necessary.  As a result, no provision for foreign income taxes has been included in the consolidated financial statements.

Foreign Currency Translation

The functional currency for the Companys foreign operations is the applicable local currency. Accounts of foreign operations are translated into U.S. dollars using exchange rates for assets and liabilities at the balance sheet date and average prevailing exchange rates for the period for revenue and expense accounts. Adjustments resulting from translation are included in other comprehensive income (loss). Realized transaction gains and losses are included in income in the period in which they occur, except on intercompany balances considered to be long term. Transaction gains and losses on intercompany balances considered to be long term are recorded in accumulated other comprehensive income. Foreign exchange transaction losses included in general and administrative expenses in the accompanying consolidated statements of operations for the year ended September 30, 2008 amounted to $98,922. Comprehensive income includes all changes in equity except those resulting from investments by owners and distributions to owners. The Company's items of accumulated other comprehensive income are foreign currency translation adjustments, which relate to investments that are considered permanent in nature and therefore do not require tax adjustments.

Use of Estimates

Accounting principles generally accepted in the United States of America require management to make estimates and assumptions in the preparation of financial statements. Such estimates and assumptions impact the reported amount of assets and liabilities at the financial statement date, and revenue and expenses for the reporting period. Among the more significant estimates included in these financial statements are the estimated customer allowances, the valuation of inventory and the recoverability of advance payments for development costs. These estimates generally involve complex issues and  require the Company to make judgments, involve analysis of historical and future trends, can require extended periods of time to resolve, and are subject to change from period to period.  Actual results could differ from those estimates.

Gone Off Deep, LLC and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2008

NOTE 2 - PROPERTY AND EQUIPMENT, NET

At September 30, 2008, property and equipment, net was comprised of the following:

Leasehold improvements	$15,497
Furniture and fixtures	21,449
Computer equipment	234,907
271,853
Less: accumulated depreciation and amortization	61,103

Property and equipment, net	$210,750

Depreciation and amortization expense for the year ended September 30, 2008 was $47,678.

NOTE 3 - ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

At September 30, 2008, accrued expenses and other current liabilities were comprised of the following:

Accrued price protection credits	$873,981
Marketing development fund credits	260,254
Accrued commissions	67,805
Customer deposits	41,279

Accrued expenses and other current liabilities	$1,243,319

NOTE 4 - ADVANCES FROM CUSTOMERS

In certain instances, licensee customers and distributors have agreed to provide the Company with cash advances on their orders. In consideration of these advances, the Company assumes certain obligations such as additional product development and costs of manufacturing games. Advances collected but not yet earned by the Company are classified as deferred revenue in the accompanying consolidated balance sheet as "Customer advances." Revenues from the advances are recognized when the underlying royalties from the sales of the related products are earned or when the Company has no significant direct continuing involvement with the underlying product or obligation to the licensee. Where the Company has significant continuing direct involvement with the underlying product or obligation to the licensee, guaranteed minimum advances are recognized at delivery of the product master to the licensee or based on sales of the related products, if greater.

The Company has entered into a publishing and distribution agreement, as amended with an interactive game publisher to distribute the Company's videogames in Europe that expires five years from the launch of the latest product. During the year ended September 30, 2008, the Company recorded in net revenues approximately $275,000 for royalties earned under the agreement that exceeded the guaranteed minimum. At September 30, 2008, under the amended agreement, the Company is guaranteed a minimum royalty of approximately $9,850,000 over the term of the agreement against which the Company has already received an advance of $7,030,000.

The Company has sales agreements with three customers, which require the Company to sell certain products to the customers. The sales agreements provide, among other matters, for the customers to advance to the Company, as of September 30, 2008, approximately $2,985,000 in the aggregate, to be applied against future sales.

Gone Off Deep, LLC and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2008

As of September 30, 2008, the outstanding advance from the customers was approximately $5,795,000.

NOTE 5 - RELATED PARTY TRANSACTIONS

The consolidated statements of operations reflect an allocation from an affiliate of the Company's holder of preferred interests for direct billed expenses incurred on the Companys behalf.  Direct billed expenses were based upon actual utilization of the services, (tax, insurance, accounting, and legal expenses).  Accrued expenses due to the related party as of and for the year ended September 30, 2008 are as follows

Balance, September 30, 2007	$13,806
Expenses incurred	247,256
Less: Amounts paid	54,401

Balance, September 30, 2008	$206,661

NOTE 6 COMMITMENTS AND CONTINGENCIES

Developer of Intellectual Property Contracts

The Company regularly enters into contractual arrangements with third parties for the development of games. Under these agreements, the Company commits to provide specified payments to a developer, based upon contractual arrangements, and conditioned upon the achievement of specified development milestones. These payments to third-party developers typically are deemed to be advances and are recoupable against future royalties earned by the developer based on the sale of the related game.

Lease Commitments

In December 2006, the Company entered into a five year lease for its Austin, Texas office space, beginning in January 2007, with a monthly rent of approximately $7,500. The Company has the right to cancel the lease at no cost by providing one hundred eighty (180) days written notice to the Landlord, providing that Company shall not be able to cancel the lease prior to the completion of the thirty-sixth (36th) month of the lease. Office rent expense for the year ended September 30, 2008 was approximately $90,000.

In January 2008, the Company entered into a month-to-month arrangement for its United Kingdom office space, beginning in February 2008, with a monthly rent of approximately $3,500. Office rent expense for the year ended September 30, 2008 was approximately $24,000.

Gone Off Deep, LLC and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2008

The total future minimum commitments under these contractual arrangements in place as of September 30, 2008 are scheduled to be paid as follows:

	Software	Office
	Developers	Lease	Total

For the year ending September 30,

2009	$9,763,023	$91,850	$9,854,873
2010	991,950	95,000	1,086,950
2011	-	97,500	97,500

Total	$10,754,973	$284,350	$11,039,323

Employment Agreements

The Company has employment agreements with several members of senior management. The agreements, with terms of up to five years, provide for minimum salary levels, performance bonuses, and severance payments.

NOTE 7 - REDEEMABLE PREFERRED MEMBERSHIP INTEREST

As of September 30, 2008 there were 29,725,000 Series A Preferred Units outstanding.  The Series A Preferred Units were issued for $29,725,000. The Series A Preferred Units are redeemable at the option of the holder at any time after September 2011.  The Series A Preferred Units accrue a cumulative preferred return at a rate of 8% per annum, compounding annually and a liquidation preference equal to 1.5 times the capital contributions made for the Series A Preferred Units.  The Series A Preferred Units have a preference on distributions of available cash and upon liquidation of the Company equal to 100% of accumulated and unpaid preferred returns and 100% of the liquidation preference.  The Series A Preferred Units have a preemptive right on future issuances additional units of the Companys membership interests, class voting with respect to board of directors nominations and other company approvals, and co-sale, information, right of first refusal and drag-along rights.  At September 30, 2008, accrued and unpaid dividends totaled $2,625,046.

F-63

Gone Off Deep, LLC and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

September 30, 2008

NOTE 8 - SUBSEQUENT EVENTS

Sale of Membership Interest

On October 10, 2008, the Company was acquired by SouthPeak Interactive Corporation (SouthPeak), pursuant to a definitive purchase agreement (the Agreement) with VID Agon, LLC (the Seller) and VID Sub, LLC (the Member).  The Member is a wholly-owned subsidiary of the Seller and the owner of approximately 96% of the Companys outstanding membership interests which consist of 100% of the Company's outstanding preferred interests.  Pursuant to the terms of the Agreement, SouthPeak acquired all of the outstanding membership interests of the Member in exchange for aggregate consideration of seven percent of the revenue from sales of certain videogames of the Company, net of certain distribution fees and advances, and a warrant to purchase 700,000 shares of SouthPeaks common stock.

The Company has had executives resign for good reason as covered in their employment agreement. Since this was covered under the contract, the Company may be obligated to pay up to eight months of then-existing base salary effective the date of termination, and a non-compete provision shall not be enforceable for longer than the eight months from termination.

Legal

Following the acquisition, the Company has been notified of potential claims against it by two third party developers and a video game distributor. On October 22, 2008, a videogame distributer alleged various breaches of contract by the Company and threatened a claim for indemnification and termination of its contract with the Company.  On October 27, 2008, a third party developer demanded arbitration claiming breach of contract resulting from the Companys lack of payment upon the developers achievement of certain milestones. On November 24, 2008, a third party developer alleged that the Company was in breach of contract resulting from lack of payment of certain royalty payments owed and that the Company had 30 days to cure such alleged breach.  The Companys management currently believes that resolution of these matters will not have a material adverse effect on the Companys financial position or results of operations. However, legal issues are subject to inherent uncertainties and there exists the possibility that the ultimate resolution of these issues could have a material adverse effect on the Companys financial position and the results of operations in the period in which any such effect is recorded.

14,556,333 Shares of Common Stock
6,151,399 Class Y Warrants

SOUTHPEAK INTERACTIVE CORPORATION

________________

PROSPECTUS
________________

___________________, 2009

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of common stock being registered. All amounts are estimated, except the SEC registration fee

Securities and Exchange Commission registration fee	$1,816
Printing fees and expense	$5,766
Legal fees and expenses	$123,041
Accounting fees and expenses	$64,495
Miscellaneous	$59,978
Total	$255,096

___________________

* To be filed by amendment

ITEM 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of ours may and, in certain cases, must be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, (ii) in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful.

Article VI of our restated certificate of incorporation provides that no director of ours shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Article VII of our restated certificate of incorporation also provides that we shall indemnify to the fullest extent permitted by Delaware law any and all of our directors and officers, or former directors and officers, or any person who may have served at our request as a director or officer of another corporation, partnership, limited liability company joint venture, trust or other enterprise.

ITEM 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act of 1933, as amended, or the Securities Act:

On May 12, 2008, we issued 35,000,000 shares of our common stock to the former members of SouthPeak Interactive, L.L.C. pursuant to a membership interest purchase agreement. We relied upon Rule 506 of Regulation D under the Securities Act, in connection with the issuance of these shares. The 34,000,000 shares of the Companys common stock issued on May 12, 2008, and the 1,000,000 shares of the Companys common stock previously issued to Mr. Terry Phillips on April 25, 2008, are payment by us of the purchase price of $35,000,000 under the membership interest purchase agreement. The shares of our common stock were valued at $1.00 per share. No commission or other compensation was paid.

Between May 2008 and September 2008, we issued 14,563,833 shares of Series A preferred stock to certain investors pursuant to a preferred stock purchase agreement entered into by us on May 12, 2008. We relied upon Rule 506 of Regulation D under the Securities Act, in connection with the issuance of these shares. The shares of Series A preferred stock were issued for gross proceeds of $14,563,833, including the conversion of $2,093,333 in principal and interest.

Between July 2008 and December 2008, we issued 6,160,149 of our Class Y warrants to certain investors pursuant to the purchase agreement for the sale of Series A preferred stock entered into by us on May 12, 2008. The Class Y warrants were issued in exchange for 4,689,950 of our Class W warrants and 1,470,199 of our Class Z warrants. The 4,689,950 Class W warrants and 1,470,199 Class Z warrants were tendered our transfer agent and cancelled between July and December 2008. We relied upon Rule 506 of Regulation D under the Securities Act, in connection with the issuance of the Class Y warrants.

In exchange for investment banking services related to the sale of the Series A preferred stock and the issuance of the Class Y warrants, we shall pay HCFP/Brenner Securities, LLC a fee consisting of (a) cash in an amount equal to 6.5% of the gross proceeds received by us for the shares of Series A preferred stock, (b) warrants with an exercise price of $1.00 to purchase a number of shares of common stock equal to 10% of the total number of shares of Series A preferred stock issued by us, and (c) one Class Y warrant for each Class Y warrant issued pursuant to the preferred stock purchase agreement. HCFP/Brenner Securities LLC includes affiliates, certain related parties and designees.

On October 10, 2008, pursuant to the terms of a definitive purchase agreement among Vid Agon, LLC, Vid Sub, LLC and us, related to the acquisition of Gone Off Deep, LLC, doing business as Gamecock Media Group, we issued to Vid Agon, LLC a warrant to purchase an aggregate of 700,000 shares of our common stock at an exercise price of $1.50 per share and exercisable on or prior to May 31, 2013. The warrant contains a cashless exercise provision, certain anti-dilution provisions, piggy-back registration rights, and other customary provisions. The warrant was issued and sold in reliance upon the exemption set forth in Section 4(2) of the Securities Act of 1933, as amended.

In November 2008, in exchange for services related to the acquisition of Gamecock Media Group, we issued warrants to purchase an aggregate of 100,000 shares of our common stock at an exercise price of $1.50 per share and exercisable on or prior to May 31, 2013. The warrants contain a net exercise provision under which each holder may in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock after deduction of the aggregate exercise price. The warrants also contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of the warrants in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations. The warrants also contain piggy-back registration rights and other customary provisions. The warrants were issued and sold in reliance upon the exemption set forth in Section 4(2) of the Securities Act of 1933, as amended.

On December 4, 2008, we issued three warrants to purchase an aggregate of 50,000 shares of our common stock, to former officers of Gamecock Media Group in connection with their separation from Gamecock Media Group.  The warrants have an exercise price of $1.50 per share and are exercisable on or prior to December 3, 2011, subject to the achievement of certain revenue targets. The warrants contain a cashless exercise provision, certain anti-dilution provisions, and other customary provisions. The warrants were issued in reliance upon the exemption set forth in Section 4(2) of the Securities Act of 1933, as amended.

On December 31, 2008, we issued 100,000 of our Class Y warrants to an investor pursuant to the purchase agreement for the sale of Series A preferred stock entered into by us on May 12, 2008, or the Purchase Agreement. The warrants were issued in exchange for 100,000 of our Class W warrants. The 100,000 Class W warrants were tendered to our transfer agent and cancelled as of December 31, 2008. The warrants were issued in reliance upon the exemption set forth in Section 4(2) of the Securities Act of 1933, as amended.  In exchange for investment banking services related to the Purchase Agreement, we shall pay HCFP/Brenner Securities LLC a fee consisting of, (a) cash in an amount equal to 6.5% of the gross proceeds received by us, including the conversion of indebtedness, (b) warrants with an exercise price of $1.00 to purchase a number of shares of common stock equal to 10% of the total number of shares of Series A preferred stock issued by us, and (c) one Class Y warrant for every ten Class Y warrants issued pursuant to the Purchase Agreement.

ITEM 16. Exhibits and Financial Statement Schedules.

(a) Exhibit Index

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16(a) by reference.

(b) Financial Statement Schedule.

None.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ( 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midlothian and Commonwealth of Virginia on the 25th day of February, 2009.

SOUTHPEAK INTERACTIVE CORPORATION

By:	/s/ Melanie Mroz
Melanie Mroz
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 25th day of February, 2009.

Signature	Title	Date

/s/ TERRY PHILLIPS	Chairman of the Board	February 25, 2009
Terry Phillips

/s/ MELANIE MROZ	President, Chief Executive Officer and Director	February 25, 2009
Melanie Mroz	(Principal Executive Officer)

*	Chief Financial Officer and Treasurer	February 25, 2009
Andrea Gail Jones	(Principal Financial and Accounting Officer)

*	Director	February 25, 2009
David Buckel

*	Director	February 25, 2009
Louis M. Jannetty

By:  /s/ MELANIE MROZ

Melanie Mroz
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
2.1(1)	Membership Interest Purchase Agreement, dated as of May 12, 2008, among the Registrant, SouthPeak Interactive, L.L.C., and the members of SouthPeak Interactive, L.L.C.
3.1(1)	Amended and Restated Certificate of Incorporation of the Registrant, filed with the Secretary of State of the State of Delaware on May 12, 2008.
3.2(1)	Amended and Restated Bylaws, dated as of May 12, 2008.
3.3(1)
Certificate of the Designations, Powers, Preferences and Rights of the Series A Convertible Preferred Stock (par value $.0001 per share), filed with the Secretary of State of the State of Delaware on May 12, 2008.

4.1(2)	Specimen Common Stock Certificate.
4.2**	Specimen Class Y Warrant Certificate.
4.3(2)	Specimen Class W Warrant Certificate.
4.4(2)	Specimen Class Z Warrant Certificate.
4.5(3)	Specimen Series A Unit Certificate.
4.6(3)	Form of Unit Purchase Option to be granted to Representative.
4.7(3)	Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant.
4.8(6)	Warrant issued to Vid Agon, LLC, dated October 10, 2008.
4.9**	Form of Warrant issued in connection with the acquisition of Gamecock Media Group.
4.10(7)	Form of Current issued to Gamecock Media Group Founders.
5.1*	Legal Opinion of Greenberg Traurig, LLP
5.2†	Legal Opinion of Greenberg Traurig, LLP
10.1(1)	Registrants 2008 Equity Incentive Compensation Plan.
10.2(1)	Employment Agreement, dated as of May 12, 2008 between the Registrant and Terry M. Phillips.
10.3(1)	Employment Agreement, dated as of May 12, 2008 between the Registrant and Melanie Mroz.
10.4(1)	Purchase Agreement, dated as of May 12, 2008 among the Registrant, SouthPeak Interactive, L.L.C., and the investors set forth therein.
10.5(1)	Registration Rights Agreement, dated as of May 12, 2008 among the Registrant and the investors set forth therein.
10.6(1)	Form of Lock-Up Agreement, dated as of May 12, 2008.
10.7(1)	Loan Agreement between SouthPeak Interactive, L.L.C., SouthPeak Interactive Limited and SunTrust Bank, as amended, dated December 16, 2005.
10.8(1)	Sales Representative Agreement between SouthPeak Interactive, L.L.C. and Phillips Sales, Inc. dated July 21, 2006.
10.9(1)	Sales Representative Agreement between SouthPeak Interactive, L.L.C. and West Coast Sales, Inc. dated July 21, 2006.
10.10(1)	Secured Term Note made by SouthPeak Interactive, L.L.C. to FI Investment Group, LLC, dated February 27, 2008.
10.11(1)	Description of material terms of Consulting Agreement between Phillips Sales, Inc. and SouthPeak Interactive, L.L.C.
10.12(1)	Description of material terms of Consulting Agreement between Kathleen Morgan and SouthPeak Interactive, L.L.C.
10.13(1)	Description of material terms of advances made by West Coast Sales to SouthPeak Interactive, L.L.C.
10.14(1)	Description of material terms of advances made by Eastern Sales, LLC to SouthPeak Interactive, L.L.C.
10.15(1)	Description of material terms of advances made by Capital Distributing, LLC to SouthPeak Interactive, L.L.C.
10.16(1)	Description of material terms of advances made by Phillip Sales, Inc. to SouthPeak Interactive, L.L.C.
10.17(1)	Description of material terms of advances made by Terry Phillips to SouthPeak Interactive, L.L.C.
10.18(5)	Lease Agreement, dated January 1, 2008, between Phillips Land, L.C. and SouthPeak Interactive, L.L.C.
10.19(5)	Lease Agreement, dated January 1, 2008, between SouthPeak Interactive, L.L.C. and Phillips Sales, Inc.
10.20(6)	Membership Interest Purchase Agreement, dated as of October 10, 2008, among the Registrant, Vid Agon, LLC and Vid Sub, LLC.
14.1(2)	Code of Conduct.
21.1**	List of subsidiaries.
23.1*	Consent of Reznick Group, P.C.
23.2*	Consent of Marcum & Kliegman LLP
23.3*	Consent of Greenberg Traurig, LLP (included in the opinion filed as Exhibit 5.1).
24.1**	Power of Attorney.

*	Filed herewith.
**	Previously filed.
To be filed by amendment.
(1)	Incorporated by reference to an exhibit to the Current Report on Form 8-K of the Registrant filed with the Commission on May 15, 2008.
(2)	Incorporated by reference to an exhibit to the Quarterly Report on Form 10-Q of the Registrant filed with the Commission on June 16, 2008.

(3)	Incorporated by reference to an exhibit to the Registration Statement on Form S-1 of the Registrant filed with the Commission on September 15, 2005.
(4)	Incorporated by reference to an exhibit to the Current Report on Form 8-K of the Registrant filed with the Commission on August 14, 2008.
(5)	Incorporated by reference to an exhibit to the Annual Report on Form 10-K of the Registrant filed with the Commission on October 6, 2008.
(6)	Incorporated by reference to an exhibit to the Current Report on Form 8-K of the Registrant filed with the Commission on October 15, 2008.
(7)	Incorporated by reference to an exhibit to the Quarterly Report on Form 10-Q of the Registrant filed with the Commission on February 17, 2009.